                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Washington Construction Group, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                      WASHINGTON CONSTRUCTION GROUP, INC.
                            27400 East Fifth Street
                           Highland, California 92346

                                August 22, 1996

Dear Stockholder:

          You are cordially invited to attend a Special Meeting of Stockholders of Washington Construction Group, Inc., a Delaware corporation ("WCGI"), to be held in the Lake Arrowhead Room of the Red Lion Hotel, 222 North Vineyard Avenue, Ontario, California, on Wednesday, September 11, 1996, at 9:00 a.m. (the "Special Meeting").

          At the Special Meeting, you will be asked to consider and vote upon two related proposals (the "Merger Proposals") which provide for (i) the merger (the "Merger") of Morrison Knudsen Corporation, a Delaware corporation ("MK"), with and into WCGI, with WCGI continuing as the surviving corporation, and
(ii) certain amendments to WCGI's Restated and Amended Certificate of Incorporation. In the Merger, among other things, WCGI will (i) provide $13,300,000 in cash and issue a number of newly-issued shares of common stock, par value $0.01 per share, of WCGI ("WCGI Common Stock") (approximately 24,121,000 shares) equal to 45% of the issued and outstanding shares of WCGI Common Stock after giving effect to the shares issued in connection with the Merger, which cash and shares of WCGI Common Stock will be distributed to certain creditors of MK; (ii) issue WCGI's Series A Preferred Stock for the benefit of certain creditors of MK; (iii) repay and/or refinance borrowings under MK's debtor-in-possession credit facility; and (iv) distribute to holders of record of MK's common stock, par value $1.67 per share, immediately prior to the effective time of the Merger warrants to purchase 2,765,000 shares of WCGI Common Stock at $12.00 per share for a term of six and one-half years.

          The Merger will be effected pursuant to a prepackaged plan of reorganization of MK under Chapter 11 of the United States Code (the "Bankruptcy Code").

          THE APPROVAL OF EACH OF THE MERGER PROPOSALS IS CONDITIONED UPON APPROVAL OF BOTH OF THE MERGER PROPOSALS. ACCORDINGLY, A VOTE AGAINST EITHER OF THE MERGER PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST BOTH OF THE MERGER PROPOSALS.

          Pursuant to a letter dated as of May 16, 1996, Dennis R. Washington, who beneficially owns 68.8% of the outstanding WCGI Common Stock, agreed to cause all shares of WCGI Common Stock beneficially owned by him to be voted in favor of the approval of the Merger Proposals at the Special Meeting. As a result, there are a sufficient number of shares of WCGI Common Stock to be voted in favor of the Merger Proposals for approval and adoption at the Special Meeting without the affirmative vote of any other holder of WCGI Common
Stock.

          The Merger Proposals are more fully described in the accompanying Proxy Statement, including discussions therein concerning WCGI's reasons for the Merger and the factors which should be considered in connection with your vote on the Merger. Please review this information carefully.

          After careful consideration, WCGI's Board of Directors believes that the Merger is in the best interests of WCGI and its stockholders. Therefore, the Board of Directors has unanimously approved the Merger Proposals, and recommends that the stockholders VOTE IN FAVOR of the Merger Proposals.

                                      Sincerely,

                                      /s/ John H. Wimberly

                                      John H. Wimberly
                                      President and Chief Executive Officer

                      WASHINGTON CONSTRUCTION GROUP, INC.
                            27400 East Fifth Street
                           Highland, California 92346

                       ----------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      To Be Held on September 11, 1996

                       ----------------------------------


To the Stockholders of
Washington Construction Group, Inc.:

     Notice is Hereby Given that the Special Meeting of Stockholders (the "Special Meeting") of Washington Construction Group, Inc., a Delaware corporation ("WCGI"), will be held in the Lake Arrowhead Room of the Red Lion Hotel, 222 North Vineyard Avenue, Ontario, California, on Wednesday, September 11, 1996, at 9:00 a.m., to consider and act upon:

          1. Two related proposals (the "Merger Proposals"), more fully described in the accompanying Proxy Statement and Appendix and Exhibits thereto, which provide for the following:

               Proposal One: Approval and adoption of the Restructuring and Merger Agreement dated as of May 28, 1996, between WCGI and Morrison Knudsen Corporation, a Delaware corporation ("MK"), providing for the merger (the "Merger") of MK with and into WCGI, with WCGI continuing as the surviving corporation. In the Merger, among other things, WCGI will (i) provide $13,300,000 in cash and issue a number of newly-issued shares of common stock, par value $0.01 per share, of WCGI ("WCGI Common Stock") (approximately 24,121,000 shares) equal to 45% of the issued and outstanding shares of WCGI Common Stock after giving effect to the shares issued in connection with the Merger, which cash and shares of WCGI Common Stock will be distributed to certain creditors of MK; (ii) issue WCGI's Series A Preferred Stock for the benefit of certain creditors of MK; (iii) repay and/or refinance borrowings under MK's debtor-in-possession credit facility; and
          (iv) distribute to holders of record of MK's common stock, par value $1.67 per share, immediately prior to the effective time of the Merger warrants to purchase 2,765,000 shares of WCGI Common Stock at $12.00 per share for a term of six and one-half years. Approval and adoption of the Merger Agreement will also constitute approval of the foregoing transactions contemplated thereby.

               Proposal Two: Approval of amendments to WCGI's Restated and Amended Certificate of Incorporation (the "Certificate of Incorporation") to become effective upon the effective time of the Merger, among other things, (i) changing of the corporate name of WCGI to "Morrison Knudsen Corporation"; (ii) increasing the number of total authorized shares of WCGI Common Stock from 39,000,000 to 100,000,000 and the number of total authorized shares of WCGI's preferred stock, par value $0.01 per share from 1,000,000 to 10,000,000; (iii)
          eliminating stockholders' ability to remove a director of WCGI without cause, (iv) eliminating stockholders' ability to call a special meeting of the stockholders, (v) eliminating the ability of stockholders of WCGI to act by written consent, (vi) changing the required vote of the stockholders to amend or repeal WCGI's Bylaws,
          (vii) changing the required vote of the stockholders to amend certain provisions of the Certificate of Incorporation; and (viii) prohibiting WCGI from issuing any nonvoting equity securities as required by Chapter 11 of the United States Code.

          THE APPROVAL OF EACH OF THE MERGER PROPOSALS IS CONDITIONED UPON THE APPROVAL OF BOTH OF THE MERGER PROPOSALS. ACCORDINGLY, A VOTE AGAINST EITHER OF THE MERGER PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST BOTH OF THE MERGER PROPOSALS.

           2. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

          Pursuant to a letter dated as of May 16, 1996, Dennis R. Washington, who beneficially owns 68.8% of the outstanding WCGI Common Stock, agreed to cause all shares of WCGI Common Stock beneficially owned by a him to be voted in favor of the approval of the Merger Proposals at the Special Meeting. As a result, there are a sufficient number of shares of WCGI Common Stock to be voted in favor of the Merger Proposals for approval and adoption at the Special Meeting without the affirmative vote of any other holder of WCGI Common
Stock.

     The Board of Directors of WCGI has fixed the close of business on July 19, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the offices of WCGI located at 27400 East Fifth Street, Highland, California 92346, at least ten days prior to the Special Meeting.

     Whether or not you plan to attend the Special Meeting, please execute, date and return promptly the enclosed form of proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                              By Order of the Board of Directors
                              WASHINGTON CONSTRUCTION GROUP, INC.

                              /s/ Walter J. Orze

                              Walter J. Orze
                              Secretary

August 22, 1996


TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                      WASHINGTON CONSTRUCTION GROUP, INC.

                        Special Meeting of Stockholders

                        To Be Held on September 11, 1996
                                PROXY STATEMENT

                       ----------------------------------

     This Proxy Statement is being furnished to the stockholders of Washington Construction Group, Inc., a Delaware corporation ("WCGI or Washington"), in connection with the solicitation of proxies by the Board of Directors to be used at the Special Meeting of the stockholders of WCGI (the "Special Meeting") to be held in the Lake Arrowhead Room of the Red Lion Hotel, 222 North Vineyard Avenue, Ontario, California, on Wednesday, September 11, 1996, at 9:00 a.m.

     At the Special Meeting, the stockholders of WCGI will be asked to consider and vote upon the following two related proposals (the "Merger Proposals"):
(a) approval and adoption of the Restructuring and Merger Agreement dated as of May 28, 1996 (the "Merger Agreement"), between WCGI and Morrison Knudsen Corporation, a Delaware corporation ("MK"), providing for the merger (the "Merger") of MK with and into WCGI, with WCGI continuing as the surviving corporation, and (b) approval of certain amendments to WCGI's Restated and Amended Certificate of Incorporation (the "Certificate of Incorporation") to become effective upon the effective time of the Merger (the "Effective Time").

     Under the Merger Agreement, WCGI will (i) provide $13,300,000 in cash and issue a number of newly-issued shares of common stock, par value $0.01 per share of WCGI ("WCGI Common Stock") (approximately 24,121,000 shares) (the "Merger Shares") equal to 45% of the issued and outstanding shares of WCGI Common Stock after giving effect to the shares issued in connection with the Merger, which cash and shares of WCGI Common Stock will be distributed to certain creditors of MK; (ii) issue WCGI's Series A Preferred Stock for the benefit of certain creditors of MK; (iii) repay and/or refinance borrowings under MK's debtor-in-possession credit facility; and (iv) distribute to holders of record of MK's common stock, par value $1.67 per share ("MK Common Stock"), immediately prior to the Effective Time warrants to purchase 2,765,000 shares of WCGI Common Stock at $12.00 per share for a term of six and one-half years (the "Warrants"). The Merger will be effected pursuant to a prepackaged plan of reorganization (the "Plan") of MK under Chapter 11 of the U.S. Bankruptcy Code. Approval and adoption of the Merger Agreement will also constitute approval of the foregoing transactions contemplated thereby.

     The Board of Directors of WCGI has approved certain amendments to WCGI's Certificate of Incorporation to become effective upon the Effective Time, including: (i) changing of the corporate name of WCGI to "Morrison Knudsen Corporation"; (ii) increasing the number of total authorized shares of WCGI Common Stock from 39,000,000 to 100,000,000 and the number of total authorized shares of WCGI's preferred stock, par value $0.01 per share ("WCGI Preferred Stock") from 1,000,000 to 10,000,000; (iii) eliminating stockholders' ability to remove a director of WCGI without cause; (iv) eliminating stockholders' ability to call a special meeting of the stockholders; (v) eliminating the ability of stockholders of WCGI to act by written consent; (vi) changing the required vote of the stockholders to amend or repeal WCGI's Bylaws; (vii) changing the required vote of the stockholders to amend certain provisions of WCGI's Certificate of Incorporation; and (viii) prohibiting WCGI from issuing any nonvoting equity securities as required by the Bankruptcy Code.

     Copies of the Merger Agreement and the Certificate of Incorporation are attached as Exhibits 1 and 4, respectively, to this Proxy Statement.

     Upon consummation of the Merger, the existing stockholders of WCGI may experience dilution in net tangible book value per share of WCGI Common Stock. Furthermore, upon consummation of the Merger, existing WCGI stockholders will own an aggregate of approximately 55% of the outstanding WCGI Common Stock and, assuming the issuance of shares of WCGI Common Stock upon exercise of all Warrants, existing WCGI stockholders would own an aggregate of approximately 52.3% of WCGI Common Stock after the Merger. See "Risk Factors" on pages 12 through 18 for a discussion of certain additional considerations which should be carefully considered in evaluating and voting on the Merger Proposals.

     This Proxy Statement and the accompanying form of proxy are first being mailed or delivered to the stockholders of WCGI on or about August 22, 1996. WCGI Common Stock is quoted on the New York Stock Exchange, Inc. ("NYSE") under the symbol "WAS." On August 15, 1996, the last reported sale price for a share of WCGI Common Stock on NYSE was $9.00.

                             AVAILABLE INFORMATION

     Statements contained in this Proxy Statement relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or such other document, each such statement being qualified in all respects by such reference.

     WCGI and MK are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by WCGI and MK can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, WCGI Common Stock and MK Common Stock are listed on the NYSE. Reports, proxy statements and other information with respect to WCGI and MK should be available at the library of the NYSE, 20 Broad Street, New York, New York 10005. Such materials can also be inspected on the Internet at http://www.sec.gov.

     All information concerning MK contained in this Proxy Statement has been furnished by MK. No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by WCGI, MK or any other person.





     THIS PROXY STATEMENT, INCLUDING THE COMBINED COMPANY PROJECTIONS AND THE EXHIBITS HERETO, CONTAIN PROJECTED FINANCIAL INFORMATION AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS, INCLUDING, AMONG OTHERS, THOSE DESCRIBED HEREIN. SEE "RISK FACTORS." CONSEQUENTLY, ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY SUCH PROJECTED FINANCIAL INFORMATION AND SUCH OTHER FORWARD-LOOKING STATEMENTS. THE PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN IS THEREFORE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF WCGI, MK AND THE COMBINED ENTITY OF WCGI AND MK, WHICH MAY VARY SIGNIFICANTLY FROM THOSE SET FORTH IN SUCH PROJECTED FINANCIAL INFORMATION. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY WCGI, MK OR ANY OTHER PERSON THAT THE PROJECTED CONDITION OR RESULTS CAN OR WILL BE ACHIEVED. ALL SUBSEQUENT WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO WCGI OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED BY THE FACTORS DESCRIBED IN THIS PROXY STATEMENT THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM WCGI'S EXPECTATIONS.

                               TABLE OF CONTENTS
                               -----------------

                                                                          Page
                                                                          ----
AVAILABLE INFORMATION....................................................  ii

SUMMARY..................................................................    1
The Companies............................................................    1
The Special Meeting......................................................    2
Vote Required; Agreement of Principal Stockholder........................    2
The Merger...............................................................    2
Principal Terms of the Merger............................................    2
Board of Directors.......................................................    3
MK Plan of Reorganization................................................    3
Certain Conditions to the Merger; Termination Provisions.................    3
Amendments to WCGI's Certificate of Incorporation........................    4
Recommendation of the Board of Directors of WCGI.........................    4
Risk Factors.............................................................    4
Dividends on WCGI Common Stock...........................................    4
Accounting Treatment.....................................................    4
Listing on the New York Stock Exchange...................................    5
Interests of WCGI Management in the Merger...............................    5
Certain Federal Income Tax Considerations; Possible Loss of Corporation
Tax Benefits.............................................................    5
Appraisal Rights.........................................................    5
Selected Financial Information...........................................    6
Selected Unaudited Pro Forma Financial Information.......................    7
Per Share Data...........................................................    8
Market Prices And Dividends..............................................    9

VOTING AND PROXIES.......................................................   10
Record Date..............................................................   10
Proxies..................................................................   10
Quorum...................................................................   10
Vote Required............................................................   11

RISK FACTORS.............................................................   12
Risks Related to the Business of MK, Washington and the Combined Company.   12
Potential Inability to Integrate MK......................................   16
Risks Relating to the Projections........................................   16
Assumptions Regarding Value of MK Assets.................................   16
Noncomparability of Historical Financial Information.....................   17
Certain Risks Associated with the Chapter 11 Case and the Merger.........   17
Dividend Restrictions....................................................   17
Certain Effects of the Merger on the Rights of the Stockholders of WCGI..   17

THE MERGER...............................................................   19
Background of the Merger.................................................   19
Recommendation of the Board of Directors of WCGI.........................   23
Chapter 11 Proceeding....................................................   26
MK Plan of Reorganization................................................   26
Operations of the Combined Company........................................  29
Certain Federal Income Tax Consequences...................................  29
Other Indebtedness of the Combined Company................................  31
Interests of WCGI Management in the Merger................................  31

                          --------------------------

                                                                          Page
                                                                          ----

Dividends on WCGI Common Stock............................................  31
Accounting Treatment......................................................  31
Appraisal Rights..........................................................  32
Regulatory Approvals......................................................  32
Certain MK Legal Proceedings..............................................  32
Boise Landlord Negotiations...............................................  34

THE MERGER AGREEMENT......................................................  35
Conversion of Securities; Plan Consideration..............................  35
Effective Time............................................................  35
Board of Directors........................................................  35
Representations and Warranties............................................  36
Certain Covenants.........................................................  36
Conditions to the Merger..................................................  38
Indemnification and Insurance.............................................  40
Termination...............................................................  41
Expenses..................................................................  42
Employment Agreements.....................................................  42
Washington Agreement......................................................  42

SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN....................  43
Merger Shares.............................................................  43
The Warrants..............................................................  43
Series A Preferred Stock..................................................  44
MK Equity Rights..........................................................  46
Registration Rights Agreement.............................................  46
Applicability of Section 1145 of the Bankruptcy Code......................  47

THE COMBINED COMPANY PRO FORMA INFORMATION................................  49

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF THE COMBINED COMPANY.............................  59

BUSINESS OF MK............................................................  59

PROPOSAL TO AMEND WCGI'S CERTIFICATE OF INCORPORATION.....................  60
Change the Corporate Name of WCGI.........................................  60
Increase in WCGI's Authorized Capital Stock...............................  60
Removal of Directors......................................................  60
Special Meeting of Stockholders...........................................  60
Stockholder Action by Written Consent.....................................  61
Amendments to the Bylaws..................................................  61
Amendments to the Certificate of Incorporation............................  61
Prohibition of Issuance of Nonvoting Stock................................  61
Potential Anti-Takeover Effects...........................................  61
Changes in Ownership of WCGI Resulting from the Merger....................  62

SECURITY OWNERSHIP OF THE COMBINED COMPANY................................  63
Certain Stockholders......................................................  63
Beneficial Ownership of Stock by Management...............................  64

                          --------------------------


                                                                            Page
                                                                            ----
             MANAGEMENT OF THE COMBINED COMPANY.............................  65

             Board of Directors.............................................  65
             Board Committees...............................................  66
             Director Nomination Procedures.................................  67
             Director Stock Options and Compensation........................  67
             Executive Officers.............................................  67
             Executive Compensation.........................................  68
             Limitation of Liability; Indemnification of Directors and
             Officers.......................................................  69
             Directors' and Officers' Insurance.............................  72

             CERTAIN TRANSACTIONS...........................................  73

             DESCRIPTION OF WCGI CAPITAL STOCK..............................  76
             Common Stock...................................................  76
             Preferred Stock................................................  76
             Potential Anti-Takeover Effects................................  77
             Delaware General Corporation Law Section 203...................  78

             INDEPENDENT AUDITORS...........................................  78

             DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1997
             ANNUAL MEETING.................................................  78

             OTHER MATTERS..................................................  79


APPENDIX A   -  The Combined Company Projections............................ A-1

APPENDIX B   -  Form of Proxy................................................B-1

EXHIBIT 1    -  Restructuring and Merger Agreement...........................1-1

EXHIBIT 2    -  Warrant Agreement............................................2-1

EXHIBIT 3    -  Registration Rights Agreement................................3-1

EXHIBIT 4    -  Restated and Amended Certificate of Incorporation............4-1

EXHIBIT 5    -  Restated and Amended Bylaws..................................5-1

EXHIBIT 6    -  MK's Quarterly Report on Form 10-Q for the three months ended June 30, 1996..........................................6-1

EXHIBIT 7    -  MK's Annual Report on Form 10-K for the fiscal year
                ended December 31, 1995......................................7-1

EXHIBIT 8    -  WCGI's Current Report on Form 8-K filed on March 4, 1996.....8-1

EXHIBIT 9    -  WCGI's Current Report on Form 8-K filed on May 20, 1996......9-1

EXHIBIT 10   -  WCGI's Current Report on Form 8-K filed on May 31, 1996.....10-1


                                                                            Page
                                                                            ----
EXHIBIT 11   -  WCGI's Proxy Statement for the 1996 Annual Meeting of
                Stockholders................................................11-1

EXHIBIT 12   -  WCGI's Quarterly Report on Form 10-Q for the three months ended February 29, 1996.....................................12-1

EXHIBIT 13   -  WCGI's Quarterly Report on Form 10-Q for the three months ended May 31, 1996..........................................13-1

EXHIBIT 14   -  WCGI's Annual Report on Form 10-K for the fiscal year
                ended November 30, 1995.....................................14-1

                                    SUMMARY

       The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and Appendix and Exhibits hereto. Stockholders are urged to read this Proxy Statement and its Appendix and Exhibits before voting on the matters discussed herein.

       As used herein, the term "WCGI or Washington" refers to Washington Construction Group, Inc., including, unless the context otherwise requires, its subsidiaries, and the term "MK" refers to Morrison Knudsen Corporation including, unless the context otherwise requires, its subsidiaries.

  The Companies

       WCGI. WCGI is a diversified heavy construction company with more than 30 years experience in the infrastructure, contract mining, environmental remediation, commercial construction and construction materials markets.
  WCGI, through its subsidiaries, owns one of the largest heavy construction and earthmoving equipment fleets in the United States and serves both public and private customers throughout the Western United States.

       WCGI (formerly named Kasler Holding Company) was formed in April 1993 to become the parent corporation of Kasler Corporation, a California corporation ("Kasler"), and WCG Holdings, Inc., a Montana corporation ("WCG Holdings"), the parent of Washington Contractors Group, Inc., a Montana corporation ("Washington Contractors"). The combination of these companies (the "Combination") was effected July 12, 1993. Pursuant to the Combination, each outstanding share of Kasler common stock was converted into one share of WCGI Common Stock, and all of the outstanding shares of WCG Holdings' common stock, all of which were held by Dennis R. Washington and his wife, were exchanged for an aggregate of 19,459,473 shares of WCGI Common Stock. See "Security Ownership of the Combined Company." WCGI conducts all of its operations through Kasler, Pomeroy Corporation, and the subsidiaries of Washington
  Contractors: Conda Mining, Inc., Washington Construction Co., Industrial Constructors Corp., Blue Diamond Materials, Inc., WCG Leasing, Inc. and Pro Builders Corp.

       WCGI's principal executive offices are located at 27400 East Fifth Street, Highland, California 92346, and its telephone number is (909) 425-4200.

       MK. MK is a diversified world-wide construction company with more than 84 years of experience. MK engages in all types of general construction work including industrial, heavy civil and marine, mechanical, pipeline, building and underground, for a wide range of public and private customers throughout the world. In addition, MK renders design services in practically all engineering disciplines. Other markets for its services include nuclear and fossil-fueled power plants, environmental and hazardous waste abatement and operations and maintenance for military and commercial facilities. As a general contractor, MK provides construction services in accordance with the terms and specifications of each contract, including planning and scheduling, marshalling of manpower, procurement of equipment and materials, awarding of subcontracts and direction and overall management of the project. MK also operates through a number of domestic and foreign subsidiaries, coal and lignite mines in the United States and Germany under long-term mining services contracts. Morrison-Knudsen Company, Inc., predecessor to MK, was incorporated in 1932 as a Delaware corporation.

       MK's principal executive offices are located at Morrison Knudsen Plaza, Boise, Idaho 83729, and its telephone number is (208) 386-5000.

       The Combined Company. Upon the consummation of the Merger, the combined entity of WCGI and MK (the "Combined Company") will continue to operate the businesses presently operated by WCGI and MK. It is contemplated that, following the consummation of the Merger, the Combined Company will implement a strategic plan intended to create opportunities for cost reduction and synergism in the business operations of WCGI and MK on a combined basis.

  The Special Meeting

       Date, Time and Place. The Special Meeting of the stockholders of WCGI will be held in the Lake Arrowhead Room of the Red Lion Hotel, 222 North Vineyard Avenue, Ontario, California, on Wednesday September 11, 1996, at 9:00 a.m.

       Record Date, Shares Entitled to Vote. Holders of record of WCGI Common Stock at the close of business on July 19, 1996 (the "Record Date") will be entitled to notice of and to vote at the WCGI Special Meeting. Holders of WCGI Common Stock are entitled to one vote for each share of WCGI Common Stock held by them. The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of WCGI Common Stock is necessary to constitute a quorum at the Special Meeting.

       Purpose of the Special Meeting. At the Special Meeting, the stockholders of WCGI will be asked to act upon two related proposals to the Merger: (i) approval and adoption of the Merger Agreement, and (ii) approval of certain amendments to WCGI's Certificate of Incorporation to become effective upon the Effective Time. Unless the context indicates otherwise, this Proxy Statement assumes that the effectiveness of the Merger and the Plan will occur simultaneously.

  Vote Required; Agreement of Principal Stockholder

       The affirmative vote of the holders of a majority of the outstanding shares of WCGI Common Stock is required to adopt and approve each of the Merger Proposals. As of the Record Date, 29,481,184 shares of WCGI Common Stock were issued and outstanding, of which 1.6% were beneficially owned by directors and executive officers of WCGI. See "Voting and Proxies__Vote Required."

       Pursuant to a letter dated as of May 16, 1996, Dennis R. Washington, who beneficially owns 68.8% of the outstanding WCGI Common Stock, agreed to cause all shares of WCGI Common Stock beneficially owned by a him to be voted in favor of the approval of the Merger Proposals at the Special Meeting. As a result, there are a sufficient number of shares of WCGI Common Stock to be voted in favor of the Merger Proposals for approval and adoption at the Special Meeting without the affirmative vote of any other holder of WCGI Common Stock.

       WCGI STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES AND WILL NOT NEED TO EXCHANGE THEIR CERTIFICATES AFTER THE MERGER.

  The Merger

       On the terms and subject to the conditions of the Merger Agreement, at the Effective Time, MK will be merged with and into WCGI, with WCGI continuing as the surviving corporation, which will thereupon change its name to "Morrison Knudsen Corporation." As a result of the Merger, among other effects, (i) the separate corporate existence of MK will cease, (ii) all property and rights of MK and WCGI as of the Effective Time will be property and rights of the Combined Company, and (iii) all liabilities and obligations of MK and WCGI (including, without limitation, all of the obligations of MK under the Plan) will be liabilities and obligations of the Combined Company.

  Principal Terms of the Merger

       Under the Merger Agreement, WCGI will (i) provide $13,300,000 in cash (the "Cash Distribution") and issue a number of newly-issued shares of WCGI Common Stock (approximately 24,121,000 shares) equal to 45% of the issued and outstanding shares of WCGI Common Stock after giving effect to the shares issued in connection with the Merger, which cash and shares of WCGI Common Stock will be distributed to certain creditors of MK; (ii) issue WCGI's Series A Preferred Stock (as defined in "Securities to be Issued and Transferred Under the Plan--Series A Preferred Stock" below) for the benefit of the holders of the Impaired Claims (as defined below); (iii) repay and/or refinance borrowings under MK's debtor-in-possession credit facility (the "DIP Facility"); and (iv) distribute to holders of record of MK Common Stock immediately prior to the Effective Time warrants to purchase 2,765,000 shares of WCGI Common Stock at $12.00 per share for a term of six and one-half years. The Merger will be effected pursuant to the Plan. See "The Merger Agreement."


       As of July 29, 1996, $18.4 million was outstanding under the DIP Facility. It is estimated that approximately $35 million will be outstanding under the DIP Facility as of the Effective Time. See "The Merger Agreement-- Conditions to the Merger Agreement" and "--Certain Covenants."

  Board of Directors

       The Merger Agreement provides that, immediately after the Effective Time, the directors of the Combined Company will consist of (i) five directors designated by the current Board of Directors of Washington, who have been selected from among members of such Board of Directors or officers, directors and affiliates of the companies controlled by Dennis R. Washington,
  (ii)  Robert S. Miller, who is currently the Chairman of the Board of MK,
  (iii) Robert A. Tinstman, who is currently the President and Chief Executive Officer of MK, and (iv) two directors who have been designated by MK's creditors and approved by Washington. See "Management of the Combined
  Company --  Board of Directors."

  MK Plan of Reorganization

       The Merger will be effected pursuant to the Plan which provides for the restructuring of MK's liabilities and will result in the elimination of substantially all of MK's existing senior debt obligations, comprised of obligations under MK's former credit facilities, obligations to a bonding company and certain other obligations incurred in connection with MK's former transit business, claims of the Boise Landlord (as defined in "The Merger - Boise Landlord Negotiations" below) and claims of the plaintiffs in the Touchstone Actions (as defined in "The Merger - Certain MK Legal Proceedings" below) (collectively, the "Impaired Claims"). See "The Merger - Background of the Merger." In general, the Plan provides for, among other things, (i) distributions by MK of certain non-core assets (principally 11,149,000 shares of common stock (the "MK Rail Stock") of MK Rail Corporation, a Delaware corporation ("MK Rail"), a $52.2 million note payable by MK Rail (the "MK Rail Note") and up to $18 million of tax refunds) to holders of the Impaired Claims, (ii) issuance by WCGI of the Merger Shares and the distribution by WCGI of the Cash Distributions to holders of the Impaired Claims, (iii) the repayment and/or refinancing by WCGI of the DIP Facility, and (iv) the issuance by WCGI of the Warrants to the holders of MK Common Stock. Under certain circumstances described in the Plan, a portion of the distributions which would otherwise be made to holders of Impaired Claims, may be made to holders of MK Common Stock. The Plan is subject to certain conditions, including the entry of the order of the United States Bankruptcy Court (the "Bankruptcy Court") having jurisdiction over the case (the "Chapter 11 Case") commenced under the Bankruptcy Code by MK confirming the Plan pursuant to
  Section 1129 of the Bankruptcy Code (the "Confirmation Order"). See "The Merger--MK Plan of Reorganization." Certain terms of the merger were negotiated with an unofficial committee of MK Creditors (the "Lender Steering Committee"), which Committee presently consists of Credit Lyonnais, CS First Boston, Mellon Bank, N.A., Swiss Bank Corporation (Cayman Islands and London branches) and Union Bank of Switzerland.

  Certain Conditions to the Merger; Termination Provisions

       The obligations of Washington and MK to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the Merger of certain conditions. See "The Merger Agreement--Conditions to the Merger." The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual agreement of Washington and MK and under certain specified circumstances by Washington or MK. See "The Merger Agreement--Termination."


  Amendments to WCGI's Certificate of Incorporation

       The Board of Directors of WCGI has approved certain amendments to WCGI's Certificate of Incorporation to become effective upon the Effective Time, including: (i) changing of the corporate name of WCGI to "Morrison Knudsen Corporation"; (ii) increasing the number of total authorized shares of WCGI Common Stock from 39,000,000 to 100,000,000 and the number of total authorized shares of WCGI Preferred Stock from 1,000,000 to 10,000,000; (iii) eliminating stockholders' ability to remove a director of WCGI without cause;
  (iv) eliminating stockholders' ability to call a special meeting of the stockholders; (v) eliminating the ability of stockholders of WCGI to act by written consent; (vi) changing the required vote of the stockholders to amend or repeal WCGI's Bylaws; (vii) changing the required vote of the stockholders to amend certain provisions of WCGI's Certificate of Incorporation; and
  (viii) prohibiting WCGI from issuing any nonvoting equity securities as required by the Bankruptcy Code. See "Proposal to Amend WCGI's Certificate of Incorporation" and "Description of WCGI Capital Stock."

  Recommendation of the Board of Directors of WCGI

       The Board of Directors of WCGI believes that the terms of the Merger are in the best interests of WCGI and its stockholders. Accordingly, the Board of Directors of WCGI has unanimously approved the Merger Proposals and unanimously recommends a vote FOR approval and adoption of the Merger Proposals by the stockholders of WCGI. See "The Merger--Recommendation of the Board of Directors of WCGI." See also "Risk Factors" for a discussion of factors which should be carefully considered by the stockholders of WCGI in connection with evaluating and voting on the Merger Proposals.

  Risk Factors

       The businesses of WCGI and MK after the Merger will be subject to many risks, including, among others: the potential inability to integrate their operations efficiently; certain effects of the Merger on the rights of WCGI stockholders; intense competition in WCGI's and MK's businesses, particularly those portions relating to engineering and construction contracts obtained through the competitive bidding processes; continued deterioration of MK's business; the potential loss of significant numbers of key professionals of MK; potential inability to obtain government contracts; risks present in the construction business, including unforeseen conditions encountered during construction, the impact of inflation upon costs and financing requirements of clients and changes in political and legal circumstances; unique risks in connection with foreign operations; potential inability to obtain and maintain sufficient bonding capacity; and potential liability relating to certain environmental matters.

       For a more detailed discussion of these and other risk factors in connection with the Merger, see "Risk Factors" on pages 12 through 18.

  Dividends on WCGI Common Stock

       WCGI has not declared stockholder dividends since 1994. WCGI's credit agreement restricts WCGI's ability to pay dividends. It is not anticipated that dividends will be paid at any time in the foreseeable future with respect to WCGI Common Stock. See "The Merger--Dividends on WCGI Common Stock."

  Accounting Treatment

       The Merger will be accounted for as a purchase, with WCGI as acquiror, in accordance with generally accepted accounting principles. See "The Merger-- Accounting Treatment."

  Listing on the New York Stock Exchange

       WCGI Common Stock is currently listed on the NYSE under the symbol "WAS" and is expected to continue to be listed on the NYSE but under a new symbol "MK." MK Common Stock was delisted from the NYSE on June 26, 1996 following the filing of the Chapter 11 Case. See "The Merger Agreement--Certain Covenants--NYSE Listing."

  Interests of WCGI Management in the Merger

       In considering the recommendations of WCGI's Board of Directors, stockholders should be aware that certain members of WCGI's management and Board of Directors have certain interests in the Merger that are in addition to the interests of WCGI stockholders generally. See "Management of the Combined Company--Director Stock Options and Compensation," "--Executive Compensation," "--Limitation of Liability; Indemnification of Directors and Officers" and "--Directors' and Officers' Insurance" and "Certain Transactions."

  Certain Federal Income Tax Considerations; Possible Loss of Corporation Tax Benefits

       It is not expected that MK will be required to recognize any cancellation of indebtedness income by reason of the Plan because, under Section 108 of the Internal Revenue Code of 1986, as amended (the "Code"), cancellation of indebtedness income will not be recognized if the cancellation of indebtedness occurs in a case under the Bankruptcy Code. To the extent that MK avoids recognition of cancellation of indebtedness income because of the Chapter 11 Case, MK will be required to reduce certain of its tax attributes (such as its net operating loss carryforward and/or the tax basis in its assets) by the amount of the cancellation of indebtedness income avoided. Reduction of these tax attributes could result in a material future tax cost to the Combined Company.

       MK reported net operating loss carryforwards of approximately $100 million at December 31, 1995. It is presently estimated that, after giving effect to the discharge and cancellation of substantially all of MK's long-term indebtedness pursuant to the Plan, MK will have net operating loss carryforwards of approximately $275 million at the Effective Date. The actual amount of MK's net operating loss carryforwards at the Effective Date will depend upon, among other factors, the value of WCGI Common Stock on such date.
  Section 382 of the Code will substantially limit the Combined Company's annual use of such net operating loss carryforwards after consummation of the Plan. In addition, the Merger will cause MK's net operating losses through the Effective Time to be subject to the SRLY rules of the Code, which in general will mean that such losses may be used by the Combined Company only to offset MK income after the Merger. See "The Merger--Certain Federal Income Tax Consequences."

  Appraisal Rights

       Holders of WCGI Common Stock are not entitled under Delaware General Corporation Law (the "DGCL") law to dissenters' rights of appraisal in connection with the Merger.

                         Selected Financial Information

       The following selected financial information is derived from the historical consolidated financial statements of WCGI. The financial information set forth below should be read in conjunction with WCGI's consolidated financial statements and the related notes thereto in this Proxy Statement.



                                          Washington Construction Group, Inc.
                                        (In thousands, except per share amounts)
                                                   Fiscal Year Ended                      Six Months Ended
                                                      November 30,                        May 31    May 31
                               --------------------------------------------------------  --------  --------
                                 1991/(1)/   1992/(1)/   1993/(1)/     1994      1995      1995      1996
                                 ----------  ----------  ----------  --------  --------  --------  --------
                                                                                            (Unaudited)

Operations Summary:
 Revenue.......................  $  144,905  $  133,555  $  210,184  $258,739  $228,537  $ 88,389  $144,699
 Net income (loss).............      19,502      13,271       6,937       657     8,165     2,234       826
 Net income (loss) per share...        1.88        1.28        0.39      0.02      0.28      0.08      0.03
 Dividends declared per share..  $     0.87  $     0.99  $     0.05  $   0.05        --        --        --
                                                         As of                                 As of
                                                      November 30,                        May 31    May 31
                                 ------------------------------------------------------  --------  --------

                                  1991/(1)/   1992/(1)/     1993      1994      1995      1995      1996
                                 ----------  ----------  ----------  --------  --------  --------  --------
                                                                                            (Unaudited)

Financial Position Summary:
 Total assets..................  $   75,467  $   76,011  $  185,761  $182,618  $185,301  $179,283   191,109
 Long-term debt................          --          --          --     5,490     5,042     5,286     4,823
 Stockholders' equity..........  $   50,430  $   53,425  $  120,390  $119,956  $128,951   122,873   129,792

- ----------------------

  (1) On July 12, 1993, WCG Holdings and Kasler became wholly owned subsidiaries of WCGI (formerly Kasler Holding Company). The transaction was accounted for under the purchase method of accounting, with WCG Holdings treated as the acquiring entity. The Operations Summary and Financial Position Summary include the results and financial positions of WCG Holdings prior to July 12, 1993, and of WCGI after July 12, 1993. WGC Holdings' per share amounts have been restated to retroactively reflect the issuance of 19,478 shares of WCGI Common Stock on July 12, 1993, for all outstanding shares of WCG Holdings' common stock.


                          Morrison Knudsen Corporation

       Financial information for MK is set forth in MK's Quarterly Report on Form 10-Q for the three months ended June 30, 1996 and MK's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which are attached hereto as Exhibit 6 and 7, respectively, and are incorporated herein by reference.

               Selected Unaudited Pro Forma Financial Information


    The following unaudited selected financial information is derived from the Combined Company Pro Forma Information included elsewhere in this Proxy Statement.



                              (In thousands, except per share amounts)
                                  Fiscal Year          Six Months
                                     Ended               Ended
                                  November 30,          May 31,
                                   1995/(1)/           1996/(1)/
                               ------------------  ------------------
Operations Summary:
 Revenue.....................          $1,780,685       822,383
 Net income..................               3,903        10,844
 Net income per share/(2)/...                0.07           .20

                                                        May 31,
                                                        1996/(1)/
                                                   ------------------
Financial Position Summary:
 Total assets................                           821,183
 Long-term debt..............                             4,823
 Stockholders' equity........                           315,692

- ----------------------

  Note: No dividends were declared by WCGI or MK in fiscal 1995 or the first six months of fiscal 1996.

  (1) The reference to the fiscal year ended November 30 means the fiscal years ended November 30 for WCGI and December 31 for MK, and the reference to the six months ended May 31 means the six month periods ended May 31 for WCGI and June 30 for MK.

  (2) Combined Company pro forma per share data is based on 53,599 shares of WCGI Common Stock assumed to be outstanding for fiscal 1995 and 53,603 shares assumed to be outstanding for the first six months of fiscal 1996.

                           Comparative Per Share Data

    The following table presents historical per share data for WCGI and pro forma per share data for the Combined Company, after giving effect to the Merger using the purchase method of accounting, assuming the Merger had been effective during all periods presented. The pro forma does not purport to be indicative of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the financial statements and notes thereto of WCGI and the Combined Company Pro Forma Information included elsewhere in this Proxy Statement. Historical per share data for MK would not be meaningful and is therefore not presented because all shares of MK Common Stock will be canceled pursuant to the Plan, with only the Warrants provided as consideration therefor.



                                                Fiscal Year   Six Months
                                                   Ended        Ended
                                                November 30,   May 31,
   WCGI                                          1995/(1)/    1996/(1)/
                                                ------------  ----------

Historical earnings per share                     $     0.28  $     0.03
Historical stockholders' equity per share               4.37        4.40

   Combined Company
Pro forma net income per share                          0.07        0.20
Pro forma net stockholders' equity per share             n/a        5.89

- ----------------------

  Note: No dividends were declared by WCGI or MK in fiscal 1995 or the first half of fiscal 1996.

  (1) The reference to the fiscal year ended November 30 for the Combined Company pro forma information means the fiscal year ended November 30 for WCGI and December 31 for MK, and the reference to the six months ended May 31 means the six month period ended May 31 for WCGI and June 30 for MK.

                          Market Prices And Dividends

     WCGI Common Stock is quoted on the NYSE under the symbol "WAS." MK Common Stock was quoted until June 26, 1996 on the NYSE under the symbol "MRN." The tables below set forth, for the fiscal quarters indicated, the high and low sale prices per share for WCGI Common Stock and MK Common Stock as reported on the NYSE Composite Tape.

   WCGI
                                            High    Low    Dividends
                                           ------  ------  ---------
Fiscal Year ended November 30, 1994:
 First Quarter...........................  $10.63  $ 7.00      $0.05
 Second Quarter..........................   10.63    6.13         --
 Third Quarter...........................    7.00    5.00         --
 Fourth Quarter..........................    6.50    4.38         --

Fiscal Year ended November 30, 1995:
 First Quarter...........................  $ 6.13  $ 3.88         --
 Second Quarter..........................    6.75    5.00         --
 Third Quarter...........................    6.38    5.13         --
 Fourth Quarter..........................  $ 6.25  $ 5.38         --

Fiscal Year ending November 30, 1996:
 First Quarter...........................  $ 8.13  $ 5.38         --
 Second Quarter..........................   11.00    7.88         --
 Third Quarter (through August 15, 1996).   10.86    8.13         --
     MK
                                             High     Low  Dividends
                                           ------  ------  ---------
Fiscal Year ended December 31, 1994:
 First Quarter...........................  $29.12  $24.37      $0.20
 Second Quarter..........................   29.87   20.12       0.20
 Third Quarter...........................   21.50   15.12       0.20
 Fourth Quarter..........................   17.87   12.25       0.20

Fiscal Year ended December 31, 1995:
 First Quarter...........................  $13.00  $ 5.62         --
 Second Quarter..........................    9.50    4.75         --
 Third Quarter...........................    9.62    6.00         --
 Fourth Quarter..........................    8.00    4.00         --

Fiscal Year ending December 31, 1996:
 First Quarter...........................  $ 4.37  $ 1.25         --
 Second Quarter (through June 26, 1996)..    2.88     .75         --

    The last reported sale price per share of WCGI Common Stock and MK Common Stock on May 16, 1996, the last trading day preceding public announcement that WCGI and MK had reached an agreement in principle to merge, was $8.38 and $1.50, respectively, and on May 28, 1996, the last trading day preceding public announcement that WCGI and MK had signed a definitive merger agreement, was $10.25 and $1.37, respectively. On August 15, 1996, the last reported sale prices per share for WCGI Common Stock on the NYSE Composite Tape was $9.00. MK Common Stock was delisted from the NYSE on June 26, 1996 following the filing of the Chapter 11 Case.

   Stockholders are urged to obtain current market quotations.

                               VOTING AND PROXIES

  Record Date

    The Board of Directors of WCGI has fixed the close of business on July 19, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of WCGI Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, 29,481,184 shares of WCGI Common Stock were outstanding and held of record by approximately 1,007 stockholders.

  Proxies

    When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not attend the Special Meeting and does not return the signed proxy card, such stockholder's shares will not be voted. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted FOR approval of the Merger Proposals. As of the date of this Proxy Statement, the Board of Directors does not know of any other matters which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of WCGI, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares of WCGI Common Stock and delivering it to the Secretary of WCGI before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (i.e., attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). In addition, brokers who hold shares of WCGI Common Stock as nominees will not have discretionary authorization to vote such shares on any of the matters to be voted thereon in the absence of instructions from the beneficial owners. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Washington Construction Group, Inc., 27400 East Fifth Street, Highland, California, 92346 Attention: Corporate Secretary, or hand delivered to the Secretary of WCGI at or before the taking of the vote at the Special Meeting.

    WCGI will bear the cost of the solicitation of proxies from its stockholders. Proxies may be solicited by means of the mails, facsimile transmissions, telephone, telegraph or in person by WCGI's directors, executive officers and other regular employees, none of whom will receive any special or additional compensation for their services, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and WCGI will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  Quorum

    The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of WCGI Common Stock is necessary to constitute a quorum at the Special Meeting. Under WCGI's Bylaws and the DGCL, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

  Vote Required

    WCGI stockholders are entitled to one vote at the Special Meeting for each share of WCGI Common Stock held of record by them on the Record Date. The affirmative vote of the holders of a majority of the outstanding shares of WCGI Common Stock is required to approve each of the Merger Proposals. Accordingly, abstentions and broker non-votes will have the same effect as votes against the Merger Proposals. Any other proposal to come before the Special Meeting would require the approval of a majority of the shares of WCGI Common Stock present and entitled to vote at the Special Meeting. Therefore, as to a particular proposal, abstentions will have the same effect as a vote against that proposal, and broker non-votes will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal. Each of the Merger Proposals will be voted upon separately. HOWEVER, THE APPROVAL OF EACH OF THE MERGER PROPOSALS IS CONDITIONED UPON THE APPROVAL OF BOTH THE MERGER PROPOSALS. ACCORDINGLY, A VOTE AGAINST EITHER OF THE MERGER PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST BOTH OF THE MERGER PROPOSALS.

    Pursuant to a letter dated as of May 16, 1996, Dennis R. Washington, who beneficially owns 68.8% of the outstanding WCGI Common Stock, agreed to cause all shares of WCGI Common Stock beneficially owned by a him to be voted in favor of the approval of the Merger Proposals at the Special Meeting. As a result, there are a sufficient number of shares of WCGI Common Stock to be voted in favor of the Merger Proposals for approval and adoption at the Special Meeting without the affirmative vote of any other holder of WCGI Common Stock.

            As of the Record Date, WCGI's directors and executive officers may be deemed to be beneficially owners of an aggregate of 486,393 shares of WCGI Common Stock, or approximately 1.6% of the then outstanding shares of WCGI Common Stock. See "Security Ownership of the Combined Company." WCGI has been advised that its directors and executive officers intend to vote in favor of the Merger Proposals.

                                  RISK FACTORS

    In connection with the Merger, the WCGI stockholders are being asked to approve, among other things, the Merger Agreement and the issuance of the WCGI Common Stock pursuant thereto and certain amendments to WCGI's Certificate of Incorporation. If the Merger is consummated, the WCGI stockholders will be subject to certain risks, including the risks inherent in MK's business, several of which are also applicable to WCGI's business. WCGI stockholders should carefully consider the following risk factors in evaluating whether to approve the Merger in addition to the other information contained in this Proxy Statement. Information contained in this Proxy Statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology or which constitute projected financial information. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those contemplated in such forward-looking statements.

Risks Related to the Business of MK, Washington and the Combined Company

     Industry Cyclicality. Demand for the services to be offered by the Combined Company has been, and is expected to continue to be, subject to significant fluctuations due to a variety of factors beyond the control of the Combined Company, including economic conditions. During economic downturns, the ability of both private and governmental entities in targeted markets to make capital expenditures on infrastructure improvement may decline significantly. There can be no assurance that economic conditions generally will be favorable or that there will not be significant fluctuations adversely affecting the industry as a whole or key markets targeted by the Combined Company and, as a result, the Combined Company and its financial results. In addition, the Combined Company's operations will be in part dependent upon governmental funding of infrastructure and environmental projects. Significant changes in the level of government funding of these projects could have a favorable or unfavorable impact on the operating results of the Combined Company.

    Business and Competition. MK's competitive position in the markets that it serves has been adversely impacted by limited bonding capacity and its lack of financial flexibility that, among other things, inhibit its ability to secure project financing. Washington and MK are engaged in highly competitive businesses, particularly those portions relating to engineering and construction contracts that are gained through competitive bidding processes. Washington and MK compete with other general and specialty contractors, both foreign and domestic, including small local contractors. Certain competitors have a substantially stronger financial position than do Washington and MK. While WCGI's management believes that the Combined Company will be able to compete effectively, there can be no assurance that the Combined Company will be able to compete successfully for new projects following the consummation of the Merger.

    Certain Timing Considerations. MK's business operations have been adversely affected by its poor financial condition, and by the reluctance of many customers and potential customers to engage MK on new or additional projects. During the first six months of 1996, MK has booked new business of approximately $340 million. Although this is approximately the same amount of business booked during the first six months of 1995, backlog fell by more than $100 million. In addition, MK's primary assets are its highly skilled professionals, who have the ability to leave MK and so deprive it of the skill and knowledge essential for performance of new and existing contracts. Because MK is engaged in a service business, it is highly dependent on its customers' and potential customers' belief that MK will perform professional tasks of the highest standards over extended periods of time. Continued deterioration of MK's business, or the loss of significant numbers of key professionals, could have a material adverse effect on the Combined Company.

    Disruption of Operations Relating to Bankruptcy Filing. MK's commencement of the Chapter 11 Case, even in connection with the Plan, could adversely affect MK's subsidiaries' relationships with their customers, suppliers and employees. Employees of MK and its subsidiaries generally are not parties to employment contracts. MK believes that, due to uncertainty about its financial condition, it may be difficult to retain or attract high quality employees. If MK's relationships with its customers, suppliers and employees are adversely affected, MK's subsidiaries' operations could be materially affected.

    Government Contracts. U.S. Government contracts historically have been a significant part of MK's businesses, accounting for over 20% of MK's revenue
  during each of the past three fiscal years.   MK's poor financial condition
  may have a disproportionately adverse impact on MK's ability to obtain new U.S. Government contracts during the period in which MK is soliciting approvals of the Plan or is in a bankruptcy court proceeding pursuant to the Plan. MK's management believes that it is unlikely that any U.S. Government procurement officer will award new contracts to MK during the period MK is pursuing relief under the Bankruptcy Code.

    Although WCGI's management believes that following the consummation of the Plan the Combined Company should be in good position to obtain U.S. Government contracts, there can be no assurance that such will be the result. In the event that the Combined Company is unable to obtain new U.S. Government contracts, there would be a material adverse effect on the Combined Company.

    MK has a number of cost reimbursement contracts with various agencies of the U.S. Government, the allowable costs of which are subject to audit by the U.S. Government. As a result of such audits, U.S. Government auditors assert from time to time that certain costs claimed as reimbursable under government contracts either were not allowable costs or were not allocable in accordance with federal government regulations. The resolution of these audits may result in various sanctions including repayments of amounts previously paid by the U.S. Government to MK. Some audits have resulted in cost disallowances and claims for reimbursement by the government.

    A significant percentage of Washington's revenues have been derived from contracts with public agencies, particularly the California Department of Transportation. For 1995, 1994 and 1993, public agency contracts comprised 58%, 67% and 65% of total revenue, respectively. Of Washington's contract backlog at November 30, 1995, 76% was with public agencies, with 64% contracted with the California Department of Transportation. U.S. Government contracts have not been a significant part of Washington's revenues and do not constitute a significant part of its backlog.

    Fixed Price Contracts and Other Project Risks. In connection with their respective engineering and construction businesses, Washington and MK, in order to balance risk with reward, enter into three basic types of contracts: fixed-price or lump-sum contracts providing for a single price for the total amount of work to be performed, unit-price contracts providing for a specified price for each unit of work performed, under which both risk and anticipated income are the highest, and cost-type contracts (including cost-plus) providing for reimbursement of allowable or otherwise defined costs incurred plus a fee, under which risk is minimal and anticipated income is earned solely from the fee received for services provided. In connection with its engineering contracts, including design and program management, compensation is typically on a cost-plus-fee basis.

    Regardless of the type of contract, the construction business has always been subject to unusual risks, including unforeseen conditions encountered during construction, the impact of inflation upon costs and financing requirements of clients and changes in political and legal circumstances, particularly since contracts for major projects are performed over extended periods of time. Other risks include the failure of third party project participants, including joint venture partners and subcontractors, to obtain required permits or to perform essential functions on a timely basis, the failure of local governing authorities to take certain necessary actions, opposition by community groups in the locality of a project or by other interested third parties to the project's development, and the failure to obtain adequate financing for the project. Foreign operations and joint ventures are particularly vulnerable to changing political and economic environments, foreign currency controls and fluctuations, civil disturbances, labor strikes and other uncertainties associated with operations in foreign countries. See "--Foreign Operations." Washington and MK may be exposed to significant risks and uncertainties in the performance of contracts, particularly fixed-price contracts. Although Washington and MK constantly seek to minimize and spread the risks over a large number of contracts, losses on a particular contract or contracts could occur, and the Combined Company may experience significant changes in operating results on a quarterly or annual basis.

    Because of the size and complexity of major infrastructure projects, a relatively small number of projects has provided a significant percentage of Washington's and MK's respective revenues in a given year. It is expected that the Combined Company will also have a dependence on such major projects. The loss of one or more major contracts or a financial loss incurred by the Combined Company with respect to its performance under one or more major contracts could have a material adverse effect on the Combined Company or its financial results.

    Foreign Operations. The Combined Company will continue to pursue project opportunities throughout the world through foreign and domestic subsidiaries as well as agreements with foreign joint venture partners. Such foreign operations are subject to uncertain political and economic environments, potential incompatibility with foreign joint venture partners, foreign currency controls and fluctuations, civil disturbances, labor strikes, as well as other uncertainties associated with operations in foreign countries.
  Events outside of the Combined Company's control may limit or disrupt operations, restrict the movement of funds, result in deprivation of contract rights, increase foreign taxation or limit repatriation of earnings. In addition, in certain cases applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture.

    MK's Employees. One of MK's primary assets is its group of highly skilled professionals, who have the ability to leave MK and so deprive it of the skill and knowledge essential for performance of new and existing contracts. MK is engaged in a service business and is highly dependent on its customers' and potential customers' belief that MK will perform professional tasks of the highest standards over an extended period of time. Continued deterioration of MK's business, or loss of a significant number of key professionals, would have a material adverse effect on the Combined Company.

    Other Operating Factors. Unforeseen circumstances encountered during the development of projects often require changes in the scope of work or additional work that are authorized by the project owner but not priced. This process often results in claims against the owner which are negotiated or litigated after a project is completed. The outcome of the claims resolution process is often determinative of the financial success of a project. Cost overruns resulting from unapproved and disputed change orders may adversely affect financial results in the period incurred. The receipt of proceeds from claims resolution may beneficially affect the Combined Company's financial results in the period received. Contract mining services operations may also be adversely affected by weather conditions, the potential for changes in technology, demand, product substitution and political factors.

    Capital Requirements. The Combined Company's businesses are expected to require large amounts of working capital. While the projected financial information contained in this Proxy Statement relating to the Combined Company (the "Combined Company Projections") assumes that the Combined Company will generate sufficient funds to meet its working capital needs for the foreseeable future, the ability of the Combined Company to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Combined Company."

    Certain Federal Income Tax Considerations; Possible Loss of Corporation Tax Benefits. It is not expected that MK will be required to recognize any cancellation of indebtedness income by reason of the Plan because, under
  Section 108 of the Code, cancellation of indebtedness income will not be recognized if the cancellation of indebtedness occurs in a case under the Bankruptcy Code. To the extent that MK avoids recognition of cancellation of indebtedness income because of the Chapter 11 Case, MK will be required to reduce certain of its tax attributes (such as its net operating loss carryforward and/or the tax basis in its assets) by the amount of the cancellation of indebtedness income avoided. Reduction of these tax attributes could result in a material future tax cost to the Combined Company.

    MK reported net operating loss carryforwards of approximately $100 million at December 31, 1995. It is anticipated that as of the Effective Time, MK's NOL carryforwards will have increased significantly. Such increase is reflected in "The Combined Company Pro Forma Information" and "The Combined Company Projections." Section 382 of the Code will substantially limit the Combined Company's annual use of such net operating loss carryforwards after consummation of the Plan. In addition, the Merger will cause MK's net operating losses through the Effective Time to be subject to the SRLY rules of the Code, which in general will mean that such losses may be used by the Combined

  Company only to offset MK income after the Merger. See "The Merger--Certain Federal Income Tax Consequences."

    Backlog. Backlog consists of uncompleted portions of engineering and construction contract revenue including the proportionate share of construction joint venture contract revenue, the next five-year portion of long-term mining services contract revenue and the funded and unfunded portions of long-term contract and subcontract revenue with various agencies of the U.S. Government. Washington and MK have a number of contracts and subcontracts with various agencies of the U.S. Government principally for environmental remediation and restoration work, which contracts extend beyond one year and for which government funding has not yet been approved. All contracts with agencies of the U.S. Government and some commercial and foreign contracts are subject to unilateral termination at the option of the customer. In the event of a termination, Washington and MK would not receive projected revenues or profits associated with the terminated portion of such contracts.

    Bonding. Washington's and MK's businesses are highly dependent on their ability to obtain construction bond coverages sufficient to meet bid requirements imposed by potential customers. Although it is expected that the Combined Company will initially have sufficient bonding capacity for its expected businesses, no assurance can be given in this regard, and the failure to obtain and maintain sufficient bonding capacity would have a material adverse effect on the Combined Company.

    Environmental Matters. The Combined Company will be subject to a variety of environmental laws and regulations governing, among other things, discharges to air and water, the handling, storage, and disposal of hazardous or solid waste materials and the remediation of contamination associated with releases of hazardous substances. Such laws and regulations and the risk of attendant litigation can cause significant delays to a project and add significantly to its cost. Violations of these environmental laws and regulations could subject the Combined Company and its management to civil and criminal penalties and other liabilities.

    Various federal, state and local environmental laws and regulations, as well as common law, may impose liability for property damage and costs of investigation and cleanup of hazardous or toxic substances on property currently or previously owned by Washington or MK or arising out of Washington's and MK's waste management activities. Such laws may impose responsibility and liability without regard to knowledge of or causation of the presence of the contaminants, and the liability under such laws is joint and several. Washington and MK have potential liabilities associated with their past waste disposal activities and with their current and prior ownership of certain property. In general, the management of Washington believes that the likely amount of such liabilities will not be material, because either Washington and MK may have a valid defense to liability with respect to a given site or Washington or MK should only be responsible for a small percentage of the total cleanup costs with respect to a given site. However, because liability under such laws is joint and several, no assurances can be given that the Combined Company will not eventually be responsible for all or a substantial portion of the liabilities associated with one or more of these sites, which liabilities could be material either individually or in the aggregate. For further information regarding environmental claims against MK and Washington, see MK's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 at pages I-9 through I-11 included in Exhibit 7 attached hereto and the Washington's Quarterly Report on Form 10-Q for the three months ended May 31, 1996, at pages 9 through 10 included in Exhibit 13 attached hereto.

    The U.S. Environmental Protection Agency (the "EPA") has suggested that a subsidiary of Washington could be named as a potentially responsible party with respect to mining waste contamination at a mine near Summitville, Colorado. The Summitville mine, which covers approximately 550 acres, has been intermittently mined since the late 1800s. From July 1985 to June 1989, the subsidiary conducted site preparation, construction, surface mining and crushing activities under the supervision and direction of the most recent operator of the mine. In December 1992, after the operator abandoned the mine, the EPA took over site maintenance activities. In 1994, the EPA added the mine to the Superfund National Priorities List. The subsidiary has been informed that the estimated remediation cost of the site is approximately $200.0 million, of which approximately $105.0 million had been incurred as of the date hereof. To Washington's knowledge, EPA has designated the former owner-operator as a potentially responsible party (the "PRP"). Although Washington believes that there are approximately 20 parties who could be designated as PRPs by EPA with respect to the site, and that the Combined Company and its subsidiaries should not be held liable and would have valid defenses to any assertion of liability with respect to the site, there can be no assurance that the Combined Company will not eventually be held responsible for material liabilities associated with the mine.

    Other Considerations. The business of WCGI is subject to certain of the considerations relating to the business of MK described above. WCGI, like MK, is a general contractor in the construction industry, and as such its operating results are subject to fluctuations due to various factors described above.

  Potential Inability to Integrate MK

    There can be no assurance that the expectations regarding the future operations of the Combined Company described in "The Merger--Recommendation of the Board of Directors of WCGI" will be fulfilled. The success of the Merger will depend in part on the ability of the Combined Company to effectively integrate the businesses of Washington and MK. The process of integrating the businesses of Washington and MK may involve unforeseen difficulties and may require a disproportionate amount of time and attention of the Combined Company's management and financial and other resources of the Combined Company. Although it is anticipated that the Merger will provide the opportunity for synergism and efficiencies, there can be no assurance as to the timing or amount of synergism or efficiencies that may ultimately be attained. Certain of the anticipated benefits of the Merger may not be achieved if the Combined Company's operations are not successfully integrated in a timely manner. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separated organizations and integrating personnel with disparate business backgrounds and corporate cultures. There can be no assurance that the Combined Company will be able to integrate effectively the Combined Company's operations or, even if integrated, that the Combined Company's operating performance will be successful. If WCGI and MK are not successful in integrating their corporate strategies and operations or if their integrated operations fail to achieve market acceptance, the business of the Combined Company could be adversely affected. In addition, following the Merger, implementation of the Combined Company's business strategy will be subject to numerous other contingencies beyond the control of the Combined Company, including general and regional economic conditions, interest rates, competition, changes in regulation and the ability to attract and maintain skilled employees. As a result, no assurance can be given that the Merger will be successful or that the Combined Company's business strategies will prove effective or that the Combined Company will achieve its goals.

  Risks Relating to the Projections

    The management of Washington and MK have prepared the Combined Company Projections in connection with the development of the Plan to present the projected effects of the Plan and the transactions contemplated thereby if the Merger is consummated. The Combined Company Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such Combined Company Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, those enumerated in "The Combined Company Projections" attached hereto as Appendix A. Accordingly, the Combined Company Projections are not necessarily indicative of the future financial condition or results of operations of the Combined Company, which may vary significantly from those set forth in the Combined Company Projections. Consequently, the projected financial information contained herein should not be regarded as a representation by MK, MK's advisors, Washington, Washington's advisors or any other person that the Combined Company Projections can or will be achieved. See "The Combined Company Projections" attached hereto as Appendix A.

  Assumptions Regarding Value of MK Assets

    It has been determined in the preparation of the Combined Company Pro Forma Information and the Combined Company Projections included elsewhere in this Proxy statement that the historical book value of MK's assets generally approximates the fair value thereof, except for specific adjustments discussed in the notes to unaudited pro forma financial information. See "The Combined Company Pro Forma Information." For financial reporting purposes, the fair value of the assets of MK (including deferred tax assets) must be determined as of the Effective Time. Although such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of such Combined Company Pro Forma Information and the Combined Company Projections, there can be no assurance with respect thereto.

  Noncomparability of Historical Financial Information

    As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Combined Company from and after the Effective Time will not be comparable to the financial condition or results of operations reflected in the historical financial statements of MK and Washington.

  Certain Risks Associated with the Chapter 11 Case and the Merger

    MK is party to various contractual arrangements, including, without limitation, various contracts with governmental authorities, job-related contracts and joint venture and similar agreements, under which the commencement of the Chapter 11 Case and/or the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Plan could
  (i) result in a breach, violation, default or conflict, (ii) give other parties thereto rights of termination or cancellation, or (iii) have other adverse consequences for the Combined Company. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect of such matters, and the ability of the Combined Company to resolve such matters on acceptable terms through negotiations with such other parties or otherwise. One such agreement, a non-competition agreement between MK and MK Gold Company, a former subsidiary of MK ("MK Gold"), may be applicable to certain mining activities conducted by Washington. MK Gold has informed MK that MK Gold expects the Combined Company to comply with such agreement following the Effective Date. MK's co-investors in MIBRAG mbH, which indirectly owns and operates lignite coal mines, power and process plants in Germany, have informed MK that they are conducting a factual investigation regarding MK's financial circumstances and otherwise considering whether a breach of or default under any agreement between MK and such co-investors has occurred. MK has informed WCGI that it does not believe that any breach of or default under any such agreement has occurred. Although it is expected that the foregoing matters will not have a material adverse effect on the businesses, financial condition or results of operations of the Combined Company, there can be no assurance with respect thereto.

  Dividend Restrictions

    WCGI has not declared stockholder dividends since 1994. Under certain conditions, WCGI's credit agreement restricts WCGI's ability to pay dividends. It is not anticipated that dividends will be paid at any time in the foreseeable future with respect to WCGI Common Stock.



  Certain Effects of the Merger on the Rights of the Stockholders of WCGI

    Changes in the Certificate of Incorporation. The Board of Directors of WCGI has approved certain amendments to WCGI's Certificate of Incorporation to become effective upon the Effective Time including: (i) changing of the corporate name of WCGI to "Morrison Knudsen Corporation"; (ii) increasing the number of total authorized shares of WCGI Common Stock from 39,000,000 to 100,000,000 and the number of total authorized shares of WCGI Preferred Stock from 1,000,000 to 10,000,000 of which 18,000 shares (or, under certain circumstances, 1,800,000 shares) will be designated as Series A Preferred Stock; (iii) eliminating stockholders' ability to remove a director of WCGI without cause; (iv) eliminating stockholders' ability to call a special meeting of the stockholders; (v) eliminating the ability of stockholders of WCGI to act by written consent; (vi) changing the required vote of the stockholders to amend or repeal WCGI's Bylaws; (vii) changing the required vote of the stockholders to amend certain provisions of WCGI's Certificate of Incorporation; and (viii) prohibiting WCGI from issuing any nonvoting equity securities as required by the Bankruptcy Code. See "Description of WCGI Capital Stock" and "Proposal to Amend WCGI's Certificate of Incorporation."


    The foregoing amendments to WCGI's Certificate of Incorporation may have the effect of delaying, deferring or preventing a change in control of WCGI. WCGI will be subject to the provisions of DGCL, which also may delay, deter or prevent a change in control. See "Description of WCGI Capital Stock" and "Proposal to Amend WCGI's Certificate of Incorporation."

    Dilution. In connection with the Merger, WCGI will issue Merger Shares equal to 45% of the issued and outstanding shares of WCGI Common Stock after giving effect to the Merger Shares, and holders of record of MK Common Stock immediately prior to the Effective Time will receive Warrants to purchase 2,765,000 shares of WCGI Common Stock. Therefore, upon the consummation of the Merger, the stockholders of WCGI may experience dilution in net tangible book value per share of WCGI Common Stock.

    Changes in the Ownership of WCGI Resulting from the Merger. After consummation of the Merger, existing WCGI stockholders will own approximately 55% of the outstanding WCGI Common Stock (excluding shares of WCGI Common Stock issuable upon exercise of the Warrants). Mr. Dennis R. Washington, who currently owns approximately 68.8% of the WCGI Common Stock, will own beneficially approximately 37.8% of WCGI Common Stock (excluding shares of WCGI Common Stock issuable upon exercise of the Warrants) after the Merger. Assuming the issuance of shares of WCGI Common Stock upon exercise of all of the Warrants, existing WCGI stockholders (including Mr. Washington) and Mr. Washington would own approximately 52.3% and 36%, respectively, of WCGI Common Stock after the Merger.

                                   THE MERGER

  Background of the Merger

    General. On the terms and subject to the conditions of the Merger Agreement, at the Effective Time, MK will be merged with and into WCGI, with WCGI continuing as the surviving corporation, which will thereupon change its name to "Morrison Knudsen Corporation." As a result of the Merger, among other effects, (i) the separate corporate existence of MK will cease, (ii) all property and rights of WCGI and MK as of the Effective Time will be property and rights of the Combined Company, and (iii) all liabilities and obligations of WCGI and MK (including, without limitation, all of the obligations of MK under the Plan) will be liabilities and obligations of the Combined Company.

    Purpose of the Merger. WCGI is a diversified heavy construction company with more than 30 years experience in the infrastructure, contract mining, environmental remediation, commercial construction and construction materials markets. Most of its contracts are on a fixed-price or unit-price basis. WCGI, through its subsidiaries, owns one of the largest heavy construction and earthmoving equipment fleets in the United States and has developed and implemented a proven system for managing the efficient use of those assets. WCGI serves both the public and private customers throughout the Western United States. WCGI has a strong balance sheet and established relationships with bonding companies which allow it to pursue attractive projects.

    MK engages in all types of general construction work including industrial, heavy civil and marine, mechanical, pipeline, building and underground, for a wide range of public and private customers throughout the world. In addition, MK renders design services in practically all engineering disciplines. Other markets for its services include nuclear and fossil-fueled power plants, environmental and hazardous waste abatement and operations and maintenance for military and commercial facilities. As a general contractor, MK provides construction services in accordance with the terms and specifications of each contract, including planning and scheduling, marshalling of manpower, procurement of equipment and materials, awarding of subcontracts and direction and overall management of the project. MK's fixed-price heavy construction operations have suffered recently from limited bonding capacity due to MK's financial difficulties.

    The Combined Company intends to continue to focus on these core businesses and the markets in which WCGI and MK, as the case may be, have historically performed best so as to maximize the Combined Company's efficiency and effectiveness in those markets. WCGI and MK believe that the Combined Company will be able to compete more effectively in the competitive industries in which WCGI and MK conduct their respective businesses than could either WCGI or MK alone. The combination is expected to bring opportunities to WCGI in international markets and greater diversity of operations within the construction industry. The combination also presents WCGI with the opportunity to capitalize on MK's existing talent and global reputation in the engineering and construction business. As a result of the combination, MK's business is expected to benefit from WCGI's strong balance sheet (approximately $130 million of shareholders' equity at May 31, 1996), existing bonding capacity and established relationships with bonding companies and lending institutions.

    MK Financial Condition. In 1994, MK began experiencing significant losses and negative cash flow problems, primarily related to MK's now-divested transit manufacturing and refurbishing business ("Transit"). MK financed this negative operating cash flow by significantly increasing borrowings under its bank facilities. These losses caused MK's credit facilities to go into financial covenant default in early 1995. In February 1995, MK announced that it expected to incur a net loss for fiscal 1994 of approximately $175 million. In June 1995, MK announced that the loss for fiscal 1994 had increased to approximately $350 million. The losses incurred by MK resulted in defaults under MK's credit facilities due to noncompliance with certain financial covenants. Immediately after MK went into financial covenant default on its bank facilities, the Lender Steering Committee formed to represent MK's lenders in negotiations with MK as to a restructuring of its debt obligations. The Lender Steering Committee presently consists of Credit Lyonnais, CS First Boston, Mellon Bank, N.A., Swiss Bank Corporation (Cayman Islands and London branches) and the Union Bank of Switzerland.

    In February 1995, MK requested and was granted an interim waiver of financial covenant defaults from its lenders through March 31, 1995 so as to have continued liquidity under its receivable purchase facilities, while conducting debt restructuring negotiations with the Lender Steering Committee. During February and March 1995, MK conducted negotiations with the Lender Steering Committee as to an interim financing package and an overall solution to MK's 1995 liquidity needs. These negotiations culminated in the implementation of a bridge loan facility of $110 million, effective as of April 11, 1995 (the "Initial Bridge Loan Facility"). In connection with the implementation of the Initial Bridge Loan Facility, all waivers of existing defaults under MK's other credit facilities were extended through May 31, 1995, the termination date of the Initial Bridge Loan Facility.

    Throughout April and May, MK conducted negotiations with the Lender Steering Committee and its bonding company (the "Bonding Company") regarding possible solutions to MK's liquidity needs. These negotiations resulted in an extension of the May 31, 1995 termination date of the Initial Bridge Loan Facility and the existing credit facility waivers to July 31, 1995.

    During July 1995, MK concluded that it would be unable to secure sufficient financing from its lenders or the Bonding Company to continue to completion Transit contracts. Therefore, MK determined to exit the Transit car manufacturing and refurbishing business. MK retained Bear, Stearns & Co. Inc. to find an interested buyer for the Transit business. Despite soliciting bids from all identified parties around the world with a potential interest in the business, MK found no buyers for the business.

    Also, during July 1995, MK made a proposal to its lenders and the Bonding Company in which the Transit business would be divested to an entity unaffiliated with MK, the ownership structure of which could be determined by the Bonding Company. This proposal for the divestiture of the Transit business formed the basis for (a) the successful conclusion of an agreement in principle among MK, its lenders and the Bonding Company for the interim financing of the Transit business pending its disposition, (b) the restructuring of MK's credit facilities other than the Initial Bridge Loan Facility, (c) the provision of new bonding capacity by the Bonding Company for non-Transit projects, and (d) the increase in the Initial Bridge Loan Facility to be used for non-Transit working capital needs. On August 10, 1995, MK finalized this agreement in principle with its lenders and the Bonding Company.

    Under the agreement finalized on August 10, 1995, MK amended and restated the Initial Bridge Loan Facility by increasing its borrowing capacity to $129 million and extending the maturity of the facility to March 31, 1996 (the "Bridge Loan Facility"). MK's other credit facilities, letter of credit facilities and guaranties were modified by an Override Agreement, providing that (a) the maturity of all such other facilities would be extended to December 31, 1996, (b) all defaults under such facilities would be waived,
  (c) interest and fees payable under such facilities would be accrued until March 31, 1996 and then paid in six equal monthly installments beginning in April 1996, (d) a $100 million payment on such facilities would be made on September 30, 1996, (e) all obligations under the Override Agreement would be secured by liens on all of MK's assets, and (f) certain intercreditor arrangements among MK's lenders would be established (the "Override Facility"). MK's lenders also provided additional financing (the "Interim Transit Financing") to fund operations of the Transit business pending the divestiture thereof. A portion of such financing was backed in full by a letter of credit procured by the Bonding Company. MK issued its lenders and the Bonding Company warrants with an exercise price of $6.75 per share to purchase 14,859,430 shares of MK Common Stock.

    The initial maturity date of the Interim Transit Financing was September 1, 1995. The Bridge Loan Facility and the Override Facility provided that the facilities would go into default on September 1, 1995 if the Transit business had not been divested in accordance with the August 10, 1995 agreement in principle. In September and October, while MK was working to consummate the Transit disposition, MK obtained multiple extensions of the maturity date of the Interim Transit Financing and waivers of the applicable events of default under the Bridge Loan Facility and the Override Facility.

    On October 17, 1995, MK consummated the disposition of the Transit business. In connection with the closing of the transaction, the Interim Transit Financing was retired. MK and one of its wholly owned subsidiaries guaranteed borrowings of the acquiror in a total aggregate amount of $141.7 million as of such closing. The Bonding Company entered into an agreement with MK, capping its claims against MK for Transit bonding claims at approximately $31 million. MK, the agent for its lenders and the Bonding Company, entered into an agreement governing the Transit bonding claims and making certain intercreditor arrangements among MK's lenders and the Bonding Company. The Bridge Loan Facility was reduced from $129 million to $100 million. The Override Facility was amended and restated primarily to reflect new intercreditor arrangements among MK's lenders. MK entered into an agreement with the Bonding Company pursuant to which the Bonding Company committed to provide MK with new bonds under certain specified conditions. Beginning in late 1995, certain holders of funded bank debt under the Override Agreement sold their claims against MK at a discount to their face value. A market quickly developed in such bank debt, and most of the original holders of bank debt sold their positions.

    Despite the above-described developments in the financial and operational restructuring of MK, it became apparent to MK's management by the first quarter of 1996 that the proceeds from the divestitures effected in 1995, which had generated cash proceeds aggregating approximately $44.5 million, would at most provide sufficient funds to meet MK's repayment obligation on March 31, 1996 with respect to the Bridge Loan Facility. Moreover, MK had hoped that the divestiture of the Transit business and the restructuring of its credit facilities and the Transit bonding exposure accomplished during 1995 would allow MK to attract new business and achieve positive operating results that would allow MK to access the public debt or equity markets or to arrange an equity infusion from a strategic investor in 1996. Instead, MK's continued overleveraged capital structure prevented MK from attracting sufficient new business. By the end of the third quarter of 1995, MK was not in compliance with certain financial covenants in its agreement with the Bonding Company for new bonds, and, accordingly, MK no longer had bonding capacity, precluding MK from participating in certain construction projects.


    In December 1995, MK engaged the investment banking firm of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its exclusive financial advisor to, among other things, advise MK regarding further restructuring alternatives. On March 29, 1996, MK paid off its indebtedness owing under the Bridge Loan Facility. Certain of MK's lenders assigned their interest in the Bridge Loan Facility to certain new lenders. The new lenders extended the maturity date of the Bridge Loan Facility to September 30, 1996, amended certain terms restricting asset dispositions and provided MK with borrowing capacity of $47.5 million. In connection with the extension of the Bridge Loan Facility, MK paid $14.4 million in accrued and unpaid interest which had been deferred under the Override Agreement.

    In early 1996, MK concluded that it could not meet its debt obligations coming due in 1996 through access to the public debt or equity markets or through an equity investment by a strategic investor. MK explored out-of-court restructuring alternatives and bankruptcy alternatives as the best means to recapitalize its enterprise. MK concluded that the restructuring alternative best designed to maximize the recovery for all stakeholders was through a form of a prepackaged Chapter 11 filing. As a result, MK conducted intensive negotiations with various creditors in an effort to enable it to restructure its indebtedness through a partial pre-packaged plan of reorganization. In addition, MK engaged in extensive efforts to identify other possible transactions designed to maximize recoveries for its stakeholders, including the combination of MK's businesses with those of a third party or a sale of such businesses. The result of such negotiations and efforts is reflected in the Plan.

    MK presented an initial restructuring proposal to certain of its creditors on February 14, 1996. This proposal formed the basis for an initial plan of reorganization of MK (the "Initial Plan"), which did not provide for the Merger and provided for the distribution to MK's creditors and stockholders of, among other things, securities to be issued by MK following its reorganization. Because MK believed that potentially greater values could be realized through alternative transactions, MK, with the assistance of DLJ, intensified its efforts to identify other possible transactions designed to maximize recoveries for its stakeholders, including the combination of the MK's businesses with those of a third party or a sale of such businesses. During the course of these efforts, more than 50 parties that had been identified by MK and DLJ as potentially being interested in such a transaction were contacted, of which more than 20 (including WCGI on February 22, 1996) executed confidentiality agreements and were provided certain nonpublic information regarding MK's businesses. Of the parties that executed confidentiality agreements, 10 (including WCGI) conducted additional investigations of MK's businesses and were invited to submit formal proposals to acquire MK's businesses. Negotiations Between WCGI and MK. In late February 1996, Dennis R. Washington and other representatives of WCGI, including representatives of Batchelder & Partners, Inc. and Schroder Wertheim & Co. Incorporated, financial advisors of WCGI, met with Robert Miller, Robert Tinstman and other representatives of MK to have exploratory discussions about a possible combination of WCGI and MK. On March 11 and 12, 1996, representatives of Washington, including its financial advisors, met with representatives of MK and DLJ to further discuss the possibility of a business combination involving MK and Washington. On March 19, 1996, Washington (along with nine other parties) received from MK a solicitation for a formal proposal to acquire MK's businesses. In late March 1996, Washington commenced a limited due diligence review in order to determine the viability of consummating a business combination with MK.

    On April 1, 1996, Washington submitted a proposal to MK to combine the business and operations of Washington and MK. The Washington proposal provided for the acquisition of MK through a prepackaged plan of reorganization in which senior creditors would receive 18,750,000 shares of Merger Shares, $29.5 million in cash and distributions of the MK Rail Stock, the MK Rail Note (or proceeds thereof) and certain foreign tax credit refunds. The Washington proposal also provided for the issuance of the Warrants. After evaluating the respective terms of four proposals submitted pursuant to the foregoing process, MK's Board of Directors recommended that the proposal submitted by WCGI (which MK perceived as providing greater value to its stockholders than the other three proposals) be submitted to the lenders for their evaluation. Following further discussions, MK and Washington entered into an agreement dated April 15, 1996 which provided, among other things, that (i) subject to certain conditions, MK would cease and desist from soliciting inquiries or proposals from other parties with respect to possible business combinations or similar transactions involving MK, and (ii) MK would reimburse WCGI for its expenses incurred in connection with a possible transaction involving it and MK.

    Following extensive negotiations among MK, MK's creditors and Washington, a non-binding term sheet dated May 10, 1996 was entered into setting forth the principal terms of the Merger Agreement. Pursuant to the term sheet, MK would consummate the Plan pursuant to which the Cash Distribution, WCGI Common Stock and certain other assets of MK would be distributed to holders of the Impaired Claims. At the Effective Time, reorganized MK would merge into WCGI with WCGI being the surviving entity operating under the name "Morrison Knudsen Corporation." The term sheet provided for the payment of consideration by WCGI as follows: (i) the payment of $13,300,000 in cash by WCGI on the Effective Time, (ii) the issuance of newly-issued shares of WCGI Common Stock equal to 45% (approximately 24,121,000 shares) of the issued and outstanding shares on the Effective Time, (iii) the issuance of Warrants to purchase an aggregate of 2,765,000 shares of WCGI Common Stock at an exercise price of $12.00 per share for a term of five years, and (iv) that WCGI would cause MK's DIP Facility to be repaid at the Effective Time.

    Following the completion of Washington's review of MK's businesses and extensive negotiations regarding the definitive terms of the Merger and of modifications to the Initial Plan to provide for, among other things, the Merger and the distribution of securities of the Combined Company to holders of claims against and interests in MK, WCGI's Board of Directors approved the Merger Agreement on May 24, 1996 and MK's Board of Directors approved the Merger Agreement on May 28, 1996. MK and WCGI entered into the Merger Agreement on May 28, 1996. See "The Merger Agreement." Because MK believed that the Plan, which provides for the Merger, provides greater value to its creditors and stockholders than would have been achieved under the Initial Plan, MK abandoned the Initial Plan in favor of the Plan.

    Subsequent Negotiations Involving Representatives of MK Equity Holders. Since late May 1996, certain holders of MK Common Stock (the "Unofficial Equity Committee") and their representatives have negotiated with MK and its representatives in an effort to reach consensus on the terms of the Plan. The Unofficial Equity Committee has contended, among other things, that the Plan undervalued the MK assets that are to be distributed thereunder and that the Plan effectively provided for overpayment to certain of MK's creditors. MK disputed this contention. In order to avoid the cost and uncertainty of protracted litigation with the Unofficial Equity Committee, MK and the Unofficial Equity Committee entered into a settlement which is embodied in the Plan.

  Among the principal components of the settlement are (i) an increase in the duration of term of the Warrants from five years to six and one-half years after the Effective Time and (ii) the issuance to the holders of MK Common Stock of rights which will be exercisable to purchase a portion of the distributions that would otherwise be made to certain of MK's creditors (the "MK Equity Rights"). See "Securities to be Issued and Transferred Under the Plan--MK Equity Rights." Neither the issuance nor the exercise of the MK Equity Rights will affect the amount of consideration to be paid by WCGI pursuant to the Merger.

    On July 22 and July 23, 1996, the Boards of Directors of MK and WCGI, respectively, approved the extension of the term of the Warrants from five years to six and one-half years, the issuance of the MK Equity Rights and the other terms of the agreement with the Unofficial Equity Committee.

  Recommendation of the Board of Directors of WCGI

    The Board of Directors of WCGI unanimously approved the Merger Agreement and the transactions contemplated thereby at the May 24, 1996 Board meeting. The Board of Directors of WCGI believes that the terms of the Merger are in the best interests of WCGI and its stockholders and recommends that the stockholders of WCGI vote FOR approval of the Merger Proposals.

    In reaching its conclusion to approve the Merger, the Board of Directors of WCGI considered a number of factors, including, without limitation, the factors discussed or enumerated below. The Board of Directors of WCGI generally attached greatest significance to its belief that the Merger will achieve a number of WCGI's strategic objectives. With respect to the other factors discussed or enumerated below, the Board of Directors did not find it practicable and did not attempt to quantify or attach a specific weight to such factors in its deliberations.

    In unanimously approving the Merger, and in recommending that WCGI's stockholders approve the Merger Proposals, WCGI's Board of Directors consulted with WCGI's management, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to, the following:

    Strategic Combination. WCGI's management believes that the Merger represents a strategic combination which will create a fully integrated engineering and construction company capable of competing for work on a global basis in a variety of disciplines. The combination should provide an opportunity for WCGI and MK to capitalize on each other's operating strengths. The WCGI Board of Directors believes that the Merger is an opportunity for WCGI's stockholders to participate in a combined enterprise that has significantly greater business and financial resources than WCGI would have absent the Merger.

       Cost Savings and Synergism.  WCGI believes that the combination of WCGI's
       --------------------------
   and MK's businesses and operations will create opportunities for cost reduction and synergism that will result in an overall lower cost structure and enhance the ability of the Combined Company to attract new business. It is anticipated that the combination of the existing business operations of WCGI and MK will provide cost reduction opportunities, including those associated with the elimination of certain duplicative corporate functions following the Merger. In addition, the Combined Company will possess the combined capital and human resources of WCGI and MK and, accordingly, is expected to possess an enhanced ability to attract and profitably exploit new business opportunities compared to that of WCGI and MK standing alone, primarily as a result of the Combined Company's enhanced bonding capacity and ability to attract new business, including new business that the Combined Company is capable of exploiting directly, rather than through less profitable joint ventures and similar arrangements. There can be no assurance, however, that any particular level of incremental cost savings or revenues will be realized as a result of the synergism expected to result from the Merger. See "Risk Factors."

       Heavy Construction.  WCGI's heavy construction activities include, among
       ------------------
   other things, the construction of large earth moving projects and complex public works projects. The geographic scope of such work is primarily in the Western United States, especially in California where WCGI is one of the largest contractors for the California Department of Transportation. WCGI performs a majority of its work on a fixed-price contract basis and utilizes one of the largest owned equipment fleets in the United States. MK has had recent difficulty in its heavy construction operation due to its inability to obtain sufficient new work resulting from its financial difficulties. However, MK has an impressive history of heavy construction on a global basis, and currently has projects in the United States, Asia and the Middle East.

       The Combined Company will combine WCGI's and MK's heavy construction operations into a single unit. Heavy construction projects can be large in scale and complex in their engineering and construction requirements. Larger projects are often bid on a joint venture basis with other construction companies to combine technical expertise, spread financial risk or share bonding capacity. The Combined Company's heavy construction operation will have strong bonding capacity, greater geographic diversity and expanded expertise and capabilities in estimating, project management and equipment utilization. It is anticipated that the Combined Company will bid on larger, more geographically diverse jobs with capability to self-perform a larger proportion of the work. When joint ventures are desired, the Combined Company should be an attractive joint venture partner with its combined financial and operating strengths.

       Contract Mining.  The Combined Company also will combine WCGI's and MK's
       ---------------
   contract mining operations into a single operation. The current WCGI and MK contract mining operations differ in their geographic presence and financial strength. Once combined, the Combined Company will continue to develop existing long-term relationships and client base, with a focus on expanding such relationships and developing new business on a global basis.

       Environmental Remediation.  The Combined Company will benefit from the
       -------------------------
   complementary environmental remediation operations of WCGI and MK. MK historically has performed highly technical remediation for the United States Department of Energy, Department of Defense and private clients. Such projects often involve MK providing technical design and project management services on a cost plus profit basis. WCGI's environmental remediation activities have grown out of its heavy construction operations and historically include removing, transporting and depositing low-level contaminated materials using standard earth moving equipment. WCGI's projects usually are fixed-price or unit-price contracts. Management believes that combination will expand opportunities in the remediation market and will position the Combined Company to provide a wide range of services on environmental remediation projects, ranging from technical design to the physical remediation activities.

       Engineering and Construction.  MK has been a global leader in the
       ----------------------------
   engineering and construction business. The long-term profitability of this operation is heavily reliant on industry reputation, client relationships and overall confidence in the firm's financial stability to ensure the completion of long-term cost plus contracts typical to this industry. It is anticipated that the financial stability of the Combined Company, as compared with the financial difficulties experienced by MK, would enable the Combined Company to reverse the trend of declining revenues and backlog.

    Other Factors. In determining that the terms of the Merger are in the best interests of WCGI and its stockholders and in reaching its conclusion to approve the Merger, the WCGI Board of Directors considered, among other things, the following additional factors: (i) MK's business, management expertise, current business strategy, prospects and competitive position in the general construction industry; (ii) the growth opportunities in MK's markets not available to WCGI; (iii) the potential consolidation benefits of the Merger, arising out of WCGI's financial strength, bonding capacity and operating expertise in heavy construction and contract mining and MK's design, engineering and construction capabilities in the industrial process, power and environmental markets; (iv) the historical, current and projected results of operations and financial condition of WCGI and MK before and after giving effect to the Merger; (v) information concerning the financial performance and condition, business operations and prospects of each of MK and WCGI, and WCGI's projected future performance and prospects as a separate entity and on a combined basis with MK; (vi) an earnings per share dilution analysis which concluded that the Merger would likely be anti-dilutive in 1997 through 1999 (although there can be no assurance with respect thereto); (vii) current industry, economic and market conditions in the general and heavy construction industry; (viii) the structure of the transaction and terms of the Merger Agreement, which were the result of arm's-length negotiations among WCGI, MK and MK's creditors; (ix) the relative share ownership in the Combined Company of existing Washington shareholders on the one hand, and former MK creditors on the other; and (x) consolidation benefits that could be available to the Combined Company after the Merger. The earnings per share dilution analysis was based on certain projected financial information which combined projected results of operation for WCGI and MK, respectively, on a stand-alone basis. Such projected financial information, which was prepared by management of Washington and MK, sets forth projected earnings per share for the Combined Company in 1997 through 1999 of $0.50, $0.49 and $0.61, respectively, compared with projected earnings per share of WCGI in 1997 through 1999 of $0.43, $0.46 and $0.51. A subsequent version of the projections for 1997 and 1998 are included as Appendix A to the Proxy Statement. The primary difference between the prior projections considered by the Board and the projections set forth in Appendix A is that the prior projections do not include incremental revenues and income due to projected synergism resulting from the Merger. See "Risk Factors -- Risks Related to the Projections an" and Appendix A hereto.

    The Board of Directors also considered the following negative factors in its deliberations concerning the Merger: (i) the risk that the issuance of WCGI Common Stock in connection with the Merger may be dilutive to the WCGI stockholders; (ii) the risk that the benefits sought to be achieved in the Merger will not be achieved; and (iii) the other risks described above under "Risk Factors."

    In connection with the Merger, Washington has retained Schroder Wertheim & Co. Incorporated ("Schroder") and Batchelder & Partners, Inc. ("BPI") to provide financial advisory and related services. Washington also has retained Washington Corporation, an affiliate of Dennis R. Washington, ("WC") to provide financial advisory and related services in connection with the Merger. See "Certain Transactions" for a description of the compensation arrangements that Washington has entered into with these firms.

    Each of these financial advisers worked closely with management in structuring, negotiating and analyzing the Merger. In particular, the Company retained Schroder because it is an internationally known investment banking firm which has extensive experience in the construction industry in general, and Washington in particular. Schroder assisted Washington primarily in structuring the transaction, negotiating the terms of the transaction with MK and making presentations to MK's creditors. The Company retained BPI because of its extensive experience in the construction industry and its knowledge of Washington's business, in part due to its previous advisory services provided to Washington. BPI assisted Washington primarily in structuring the transaction, negotiating the terms of the transaction with MK and the MK creditors, conducting a due diligence review of MK, assisting Washington with its financial analysis and advising the Washington Board of Directors on the status and terms of the transaction. WC regularly provides assistance to Washington on a number of financial and strategic matters. WC assisted Washington primarily in conducting its due diligence review of MK and its financial analysis of the transaction.

    In connection with its retention of BPI and WC, the Audit Committee, in the first instance, and the entire Board (with Messrs. Batchelder and Parkinson abstaining) approved the arrangements between Washington, on the one hand, and BPI and WC on the other. In reaching its decision to retain BPI and WC and in connection with its deliberations concerning the Merger, the Board considered the fact that BPI is an affiliate of David Batchelder and in connection with deliberations concerning the Merger and that WC is an affiliate of Mr. Washington and potential conflicts of interest arising from those relationships.

    The Board did not request any of the financial advisers to provide, and none of the financial advisers provided, a fairness opinion with respect to the Merger, as such an opinion was not deemed necessary or desirable given the Board's experience in the construction industry, that the Merger with MK was an arm's length transaction that did not involve any conflicts of interest between Washington and its directors, officers and affiliates, on the one hand, and MK and its directors, officers and affiliates, on the other, the fact that all WCGI stockholders are being treated in the same manner, that following the Merger, the current WCGI stockholders will own a majority of the shares of the Combined Company and five of the nine directors of the Combined Company will have been appointed by the current WCGI Board, and the potential expense of such an opinion.

    After considering all of the factors set forth above, the Board of Directors of WCGI determined that the Merger was in the best interests of WCGI and its stockholders and that WCGI should proceed with the Merger at this time and recommended that the stockholders approve the Merger.

    THE BOARD OF DIRECTORS OF WCGI UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF WCGI VOTE TO APPROVE AND ADOPT THE MERGER PROPOSALS. WCGI'S STOCKHOLDERS ARE URGED TO CAREFULLY REVIEW THE FACTORS DISCUSSED IN "RISK FACTORS" IN CONNECTION WITH EVALUATING AND VOTING ON THE MERGER PROPOSALS.

  Chapter 11 Proceeding

    Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment with respect to the distribution of the debtor's assets to classes of creditors and equity security holders who hold substantially similar claims or interests. In furtherance of these two goals, the filing of a petition for reorganization under Chapter 11 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's Chapter 11 case.

    The consummation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder
  (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and terminates all rights and interests of equity security holders and substitutes therefor the obligations specified under the confirmed plan.

  MK Plan of Reorganization

    Background. After exploring out-of-court restructuring alternatives and bankruptcy alternatives, MK concluded that the restructuring alternative best designed to maximize recovery for its stakeholders was through a form of a pre-packaged plan of reorganization. In a pre-packaged plan of reorganization, the debtor first solicits acceptances of its plan or reorganization from certain or all of its creditors prior to commencing a case for bankruptcy under Chapter 11. The solicitation materials include the plan of reorganization, ballots, a disclosure statement and certain other related documents. If sufficient votes for acceptance of the plan are received, the debtor files for bankruptcy under Chapter 11 and typically seeks prompt confirmation of the plan.

    Under the Merger Agreement, MK agreed, subject to the fiduciary duties of MK's Board of Directors, to seek the support of the terms of the Plan from its creditors as promptly as possible. In this regard, MK agreed to prepare, as promptly as possible, the Plan and a modification to the disclosure statement relating to the Initial Plan (the "Disclosure Statement") and all related documents, including ballots, necessary to solicit acceptances of the Plan from MK's creditors (other than the plaintiffs in certain lawsuits).

    On June 10 and 14, 1996, MK mailed the Disclosure Statement and related solicitation materials to MK's creditors whose claims are impaired by the Plan and entitled to vote (other than the plaintiffs in the Touchstone Actions as described under "--Certain MK Legal Proceedings). By June 21, 1996, MK had obtained a sufficient number of acceptances of the Plan from MK's creditors in a sufficient number of classes of creditors to seek confirmation of the Plan and on June 25, 1996, MK filed its voluntary petition for relief under Chapter
  11. Since that time, MK has continued in possession of its property and is operating and managing its business as a debtor in possession pursuant to the Bankruptcy Code. On July 25, 1996 the Bankruptcy Court approved the Disclosure Statement used to solicit votes of impaired classes of creditors and interest holders. MK currently anticipates that the Confirmation Order confirming the Plan will be entered on or about August 26, 1996 and that the Plan will become effective 11 days thereafter, subject to the satisfaction or waiver of the conditions to Plan. See "--Conditions Precedent to Confirmation and Consummation of the Plan and the Effective Date."

    Distributions. In general, the Plan provides for, among other things, (i) distributions by MK of certain non-core assets (principally 11,149,000 shares of MK Rail Stock, the MK Rail Note, the principal amount of which is $52.2 million, and up to $18 million of MK tax refunds) to the holders of Impaired Claims; (ii) the issuance by WCGI of the Merger Shares and the distribution by WCGI of the Cash Distribution to the holders of Impaired Claims; (iii) the repayment and/or refinancing by WCGI of the DIP Facility; and (iv) the issuance by WCGI of the

  Warrants to stockholders of record of MK immediately prior to the Effective Time. Under certain circumstances described in the Plan, a portion of the distributions which would otherwise be made to holders of Impaired Claims, may be made to holders of MK Common Stock. The "Impaired Claims" under the Plan consist of obligations under MK's former credit facilities, obligations to a bonding company and certain other obligations incurred in connection with MK's former Transit business, claims of the Boise Landlord (as defined in "The Merger -Boise Landlord Negotiations" below) and claims of the plaintiffs in the Touchstone Actions (as defined in "The Merger - Certain MK Legal Proceedings" below).


    MK Equity Rights. The Plan also provides for the issuance of the MK Equity Rights to holders of MK Common Stock. The MK Equity Rights will represent in the aggregate the right to purchase for cash a pro rata share (which will be determined under the Plan and will not exceed 50%) of all distributions and related rights that, in the absence of the exercise of any MK Equity Rights, would be made to or otherwise inure to the benefit of holders of Impaired Claims. See "Securities to be Issued and Transferred Under the Plan -- MK Equity Rights."

    Liquidating Trust. A portion of the assets to be distributed pursuant to the Plan may be distributed to the Liquidating Trust. In general, the Liquidating Trust would be established if the amount of certain claims incurred in connection with MK's former Transit business are not finally determined at the Effective Time, if the MK Rail Note is not liquidated or if the holders of MK Common Stock potentially would be entitled to receive a portion of such assets after the Effective Time. If none of such events occurs, MK may elect not to cause the Liquidating Trust to be established. Assuming that the Liquidating Trust is established, the shares of Series A Preferred Stock would be issued to the Liquidating Trust and the holders of Impaired Claims (and, in some cases, holders of MK Common Stock) would receive beneficial interests in the Liquidating Trust. Assets held in the Liquidating Trust, and any distributions on account of the Series A Preferred Stock, would be distributed to the parties who hold such beneficial interests.

    The agreement governing the Liquidating Trust will provide that no beneficial interest issued thereunder may be transferred (except on the death of a beneficial holder or by operation of law) unless and until (i) each of the trustee of the Liquidating Trust (the "Liquidating Trustee") and the Combined Company shall have received a copy of a letter from the Office of Chief Counsel of the Division of Investment Management (the "Division") of the Commission stating in substance that the Division will not recommend any enforcement action if the Liquidating Trust does not register under the Investment Company Act of 1940, as amended (the "Investment Company Act"), or otherwise reasonably satisfactory in form and substance to each of the Liquidating Trustee and the Combined Company or (ii) each of the Liquidating Trustee and the Combined Company shall have received a written opinion of a nationally recognized law firm addressed to each of them to the effect that the Liquidating Trust is not required to register under the Investment Company Act and otherwise reasonably satisfactory in form and substance to each of the Liquidating Trustee and the Combined Company. MK has recently filed with the Division a request for such a letter, and has not yet received a response from the Division with respect thereto.

    Conditions Precedent to Confirmation and Consummation of the Plan and the Effective Date. The Plan provides that the Confirmation Order must be acceptable in form and substance to MK and Washington, and must expressly authorize and direct MK and Washington to perform certain actions specified in the Plan including, among other things: (i) the classification and treatment of certain claims against MK; (ii) consummation of the Merger and the transactions contemplated thereby; (iii) the establishment of the certificate of incorporation and bylaws of the Combined Company; (iv) the designation of the Board of Directors of the Combined Company; (v) the release by MK and the holders of claims or interests of claims, demands, debts, rights, causes of action and liabilities in connection with or related to MK; and (vi) the release of certain liens against the property of MK. In addition, there are a number of procedural and substantive confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed pursuant to section 1129 of the Bankruptcy Code.

    Under the Plan, the "Effective Date" is defined as a business day, as determined by MK, that is as soon as reasonably practicable but that is at least 11 days after the date the Bankruptcy Court enters the Confirmation Order on its docket (the "Confirmation Date") and on which all conditions to the Effective Date have been satisfied or, if permitted, waived by MK or Washington, as described below, and on which no stay of the Confirmation Order is in effect. See "The Merger Agreement--Conditions to the Merger" and "--Termination" for a description of certain conditions to the consummation of the Merger and the circumstances under which the Merger Agreement may be terminated.

    The Plan provides that the Effective Date will not occur and the Plan will not be consummated unless and until, among other things, the following conditions have been satisfied or, if permissible, duly waived:

     (i) The Confirmation Order shall authorize and direct that MK and the Combined Company take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of the Plan and described above. The Confirmation Order shall not be subject to a presently effective stay pending appeal.

     (ii) All borrowings under the DIP Facility have been paid in full in cash and all commitments terminated thereunder.

     (iii) Final orders have been entered approving the settlement of certain of MK's outstanding securities litigations. See "The Merger--Certain MK Legal Proceedings."

     (iv) The conditions to effectiveness of the New Lease (as defined below) have been satisfied. See "The Merger--Boise Landlord Negotiations."

     (v) MK Rail shall have redeemed the MK Rail rights or MK shall be satisfied, by reason of an amendment to the MK Rail Rights Plan, a judicial determination or otherwise, that the MK Rail rights are inapplicable to the transactions contemplated by the Plan.

     (vi) Either MK Rail shall have completed the repurchase of the entire MK Rail Note or an agreement pursuant to which MK Rail will agree to repurchase the MK Rail Note from MK (the "MK Rail Note Cancellation Agreement") shall have been terminated in accordance with its terms.

     Each of the conditions to the entry of the Confirmation Order and the Effective Date, other than subparagraphs (i), (ii) and (vi) above, may be waived in whole or in part by MK and Washington at any time, without notice, an order of the Bankruptcy Court or any further action other than proceeding to confirmation and consummation of the Plan. The failure to satisfy or to waive any condition may be asserted by MK and Washington regardless of the circumstances giving rise to failure of such condition to be satisfied (including any action or inaction by MK or Washington). The failure of MK and Washington to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.

     If each condition to the Effective Time has not been satisfied or duly waived within 30 days after the Confirmation Date, then (unless the period for satisfaction or waiver of conditions has been extended for a period not exceeding 90 days pursuant to the Plan) upon motion by any party in interest, made before the time that each of the conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated, the Plan shall be deemed null and void in all respects, and nothing contained in the Plan shall (1) constitute a waiver or release of any claims by or against, or any interests in, MK or (2) prejudice in any manner the rights of MK or Washington. MK and Washington are not presently aware of any circumstances that would cause a material delay in the occurrence of the Effective Date and the satisfaction of the conditions described above.

     By letter dated June 21, 1996, MK agreed with WCGI that it would use its reasonable best efforts to cause the conditions set forth in subparagraph (v) above to be satisfied prior to the time at which all of the conditions to the Effective Date shall have been satisfied or waived. MK also agreed, under certain circumstance, that it will exercise its right to terminate the MK Rail Note Cancellation Agreement in satisfaction of the conditions set forth in subparagraph (vi) above. Such agreements have the same force and effect as if they were set forth in the Merger Agreement.

  Operations of the Combined Company

     Following the Effective Time, the Combined Company will continue to operate the core businesses presently operated by Washington and MK. It is contemplated that, following the consummation of the Merger, the Combined Company will implement a strategic plan intended to create opportunities for cost reduction and synergism in the business operations of Washington and MK on a combined basis.

     Strategic Plan. Washington and MK believe that the Combined Company will be able to compete more effectively in the competitive industries in which Washington and MK conduct their respective businesses than could either Washington or MK alone. In particular, MK believes that its businesses can be returned to profitability and long-term stability and growth under the Combined Company's proposed capital structure. In addition, MK believes that the combination of its businesses and operations with those of Washington will create opportunities for cost reduction and synergism that will result in an overall lower cost structure and enhance the ability of the Combined Company to attract new business.

     Washington and MK are in the process of developing a strategic plan for the Combined Company, and the principal components of such plan are briefly summarized below:

          Focus on Core Businesses.  The core businesses of each of Washington
          ------------------------
  and MK include infrastructure construction, contract mining and environmental remediation. MK's core businesses also include engineering and construction in selected market segments and environmental management. The Combined Company intends to continue to focus on these core businesses and the markets in which Washington and MK, as the case may be, have historically performed best so as to maximize the Combined Company's efficiency and effectiveness in those markets.

          Consolidation of Certain Operations; Cost Savings.  It is anticipated
          -------------------------------------------------
  that the combination of the existing business operations of Washington and MK will provide substantial cost reduction opportunities, including those associated with the elimination of certain duplicative corporate functions following the Merger. There can be no assurance, however, that any particular level of savings will be realized. See "Risk Factors."

          Realization of Synergism.  The Combined Company will possess the
          ------------------------
  combined capital and human resources of Washington and MK and, accordingly, is expected to possess an enhanced ability to attract and profitably exploit new business opportunities compared to that of Washington and MK standing alone. In particular, the Combined Company is expected to benefit from an enhanced bonding capacity (compared to that of MK) and ability to attract new business, including new business that the Combined Company is capable of exploiting directly, rather than through less profitable joint ventures and similar arrangements. There can be no assurance, however, that any particular level of incremental revenues will be realized as a result of the synergism expected to result from the Merger. See "Risk Factors."

  Certain Federal Income Tax Consequences

     The following discussion sets forth the material federal income tax consequences of the Merger to MK and the Combined Company, and is based on current provisions of the Code, currently applicable Treasury regulations and judicial and administrative rulings and decisions. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any legislative, judicial or administrative changes or interpretations may or may not be retroactive.

     The Merger. The Merger should qualify as a "reorganization" under Section 368(a) of the Code provided that, among other things, the prior owners of MK receive and retain a substantial continuing proprietary interest in the Combined Company. Although not free from doubt, the debt holders of MK who receive shares of Combined Company common stock in the Merger may qualify as the "owners" of MK for this purpose, in which case their ownership of shares of Combined Company common stock should constitute a substantial continuing proprietary interest by the prior owners of MK. Assuming that their interests do so qualify, the Merger would likely qualify as a reorganization under the Code, resulting generally in no recognition of gain or loss by MK on the transfer of its assets and liabilities to the Combined Company in the Merger.

     If the Merger does not qualify as a reorganization under the Code, MK will recognize taxable gain or loss on the transfer of its assets to the Combined Company, and its net operating loss ("NOL") carryforwards will generally be eliminated, rather than subjected to limitation on future use, as discussed below. See "--Limitation on Net Operating Loss Carryforwards."

     The Combined Company will not recognize gain or loss as a result of the issuance of the Merger Shares and the Warrants. The Combined Company may recognize gain or loss upon the distribution of property other than the Merger Shares issued to creditors of MK in satisfaction of MK debts. Such gain (or, if realized and recognizable, such loss) will be equal to the difference between the Combined Company's basis in the property and its fair market value.

     A taxpayer generally realizes cancellation of debt ("COD") income for federal income tax purposes equal to the amount of any indebtedness that is discharged or cancelled during the taxable year. If the discharge is granted by a bankruptcy court in a Chapter 11 case or is pursuant to a plan of reorganization approved by such court, however, such income is excluded from the taxpayer's taxable income under Code Section 108(a).

     Code Section 108(b) provides that certain tax losses, credits, and/or other tax attributes of a debtor, including any NOL carryforwards and/or basis in the debtor's property, must be reduced by the amount of the debtor's COD income that is excluded under Code Section 108(a). Any such reduction in basis is limited to the excess of the aggregate tax basis of the property held by the debtor over the aggregate liabilities of the debtor after the transaction. With respect to the issuance of the Merger Shares and other property distributed to creditors in satisfaction of their debts, MK will be treated as having satisfied such debts with an amount of money equal to the fair market value of the Merger Shares and other property distributed in exchange therefor. The difference between the amount of debt satisfied and the fair market value of the Merger Shares and other property distributed therefor will constitute COD income, and reduce MK's tax attributes by that amount.

     Limitation on Net Operating Loss Carryforwards. MK reported net operating loss carryforwards of approximately $100 million at December 31, 1995. It is presently estimated that, after giving effect to the discharge and cancellation of substantially all of MK's long-term indebtedness pursuant to the Plan, MK will have NOL carryforwards of approximately $275 million at the Effective Date. The actual amount of MK's NOL carryforwards at the Effective Date will depend upon, among other factors, the value of WCGI Common Stock on such date. The NOL carryforwards are subject to audit and possible challenge by the IRS. Moreover, the implementation of the Plan will likely cause an "ownership change" within the meaning of Code Section 382. Consequently, the ability of the Combined Company to use the NOL carryforwards, as well as NOLs arising in the 1996 taxable period ending on the Effective Time, and certain losses or other deductions which may accrue thereafter, against ordinary operating income in the taxable periods after the Effective Time may be subject to annual limitations under Code Section 382 (the "Section 382 Limitation").

     MK presently expects that Code Section 382(l)(5) will not be applicable and, assuming it will not be applicable, that the Section 382 Limitation will be determined under the rules provided in Code Section 382(l)(6). Under this section, the amount of income that may be offset by the NOLs in any taxable year ending after the Effective Time will generally be limited to an amount equal to the sum of (i) the fair market value of the Common Stock of MK, determined immediately prior to the Effective Time (but taking into account the increase in value resulting from the cancellation of creditors' claims in the Plan), multiplied by the federal long-term tax-exempt rate (currently approximately 5.8%), and (ii) the amount of any "recognized built-in gains" that do not exceed the "net unrealized built-in gain" (if such gain exists and exceeds a statutorily-defined threshold amount) and that are recognized during a taxable year any portion of which is in the five-year period following the Effective Time. In addition, any "recognized built-in losses" that do not exceed the "net unrealized built-in loss" (if such loss exists and exceeds a statutorily-defined threshold amount), and that are recognized during a taxable year any portion of which is within the five-year period following the Effective Time, will be subject to limitation in the same manner as if such loss was an existing NOL carryforward.

     In addition, the Merger will cause MK's net operating losses through the Effective Time to be subject to the SRLY rules of the Code, which in general will mean that such losses may be used by the Combined Company only to offset MK income after the Merger.

  Other Indebtedness of the Combined Company

     Outstanding Long-Term Debt Not Retired Pursuant to Plan. The significant contingent debt obligations of MK that will remain outstanding after the Effective Time, excluding performance guaranties and standby letters of credit entered into in the ordinary course of their business, include (based on amounts which are estimated to be outstanding at the Effective Time) (a) guaranties of approximately $22.6 million of certain port facility bonds of National Steel and Shipbuilding Company, (b) guaranties of approximately $32.6 million of debt of McConnell Dowell Corporation, (c) guaranties of approximately $4.4 million of debt of Emkay Development Company, Inc. and (d) obligations of approximately $51.2 million under certain letter of credit reimbursement agreements.

     Washington Credit Facility. In September 1995, Washington entered into a four-year revolving credit facility which provides for borrowings bearing a rate of interest equal to either LIBOR plus 1% or a specified prime rate of interest. Under such credit facility, Washington may borrow the lesser of $60 million or Washington's "borrowing base," which is calculated based on Washington's cash and cash equivalents, accounts receivable, investments, inventory and equipment. At May 31, 1996, Washington's borrowing base exceeded $60 million. Such credit facility is secured by the stock and all of the assets of Washington's participating subsidiaries. At May 31, 1996, there were no borrowings outstanding thereunder.

     Representatives of WCGI and MK are presently engaged in negotiations with respect to a $200 million senior secured working capital and letter of credit facility for the Combined Company. Although it is presently expected that the Combined Company will be able to obtain a facility on acceptable terms, no assurance can be given with respect thereto. In the event that the Combined Company is unable to obtain such a facility, WCGI (prior to the Merger) and the Combined Company will continue to explore alternative financing opportunities including amending the existing WCGI credit facility or obtaining a different facility with the same or a different lender.

  Interests of WCGI Management in the Merger

     In considering the recommendations of WCGI's Board of Directors, stockholders should be aware that certain members of WCGI's management and Board of Directors have certain interests in the Merger that are in addition to the interests of WCGI stockholders generally. See "Management of the Combined Company--Director Stock Options and Compensation," "--Executive Compensation," "A-Limitation of Liability; Indemnification of Directors and Officers" and "--Directors' and Officers' Insurance" and "Certain Transactions."

  Dividends on WCGI Common Stock

     WCGI has not declared stockholder dividends since 1994. WCGI's credit agreement restricts WCGI's ability to pay dividends. It is not anticipated that dividends will be paid at any time in the foreseeable future with respect to WCGI Common Stock.

  Accounting Treatment

     The Merger will be accounted for as a purchase, with WCGI as acquiror, in accordance with generally accepted accounting principles.

  Appraisal Rights

     Holders of WCGI Common Stock are not entitled under DGCL to dissenters' rights of appraisal in connection with the Merger.

  Regulatory Approvals

     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and specified waiting period requirements have been satisfied. WCGI and MK filed premerger notification and report forms with the FTC and the Antitrust Division on June 7, 1996. On June 19, 1996, the FTC granted WCGI's and MK's request for early termination of the waiting period under the HSR Act.

     WCGI and MK are not aware of any license or regulatory permit which is material to the businesses of WCGI or MK and which is likely to be adversely affected by consummation of the Merger or of any approval or other action by any state, federal or foreign government or governmental agency (other than routine re-licensing procedures) that would be required prior to the Merger.

  Certain MK Legal Proceedings

  During 1994 and 1995, certain lawsuits in the following four general categories were filed against MK and/or MK Rail and their respective directors and/or officers: (1) class actions relating to transactions in the MK Common Stock; (2) class actions relating to the issuance of, and transactions in, the common stock of MK Rail; (3) derivative actions brought by persons who claim to be stockholders of MK; and (4) claims brought by the former stockholders of three corporations, Touchstone, Inc., TMS, Inc. and Clark Industries, Inc., each of which were acquired by MK in exchange for shares of MK Common Stock and the businesses of which are now part of MK Rail. In each of these actions, the plaintiffs have alleged, inter alia, violation of various federal and state securities laws. The plaintiffs in these actions have sought various remedies, including compensatory and punitive damages and injunctive relief. Following is a brief summary of such legal proceedings, including a summary of settlements achieved, where applicable. For a more detailed discussion of such legal proceedings and of specific settlement terms, see MK's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 attached hereto as
  Exhibit 7 and MK's Quarterly Report on Form 10-Q for the three months ended June 30, 1996 attached hereto as Exhibit 6.

     MK Securities Class Actions. Seven separate cases filed on July 28, 1994 have been consolidated. The settlement of these cases (collectively, the "MK Securities Class Actions") has been approved by the United States District Court for the District of Idaho in a final judgment entered on December 1, 1995. No appeal has been filed. A court-approved settlement fund was established and settlement proceeds (cash of $35 million, which was provided entirely by MK's insurance carriers, and a share certificate for 2,976,923 shares of MK Common Stock) were deposited therein during 1995. The issuance of MK Common Stock represented by such certificate and the transfer of the settlement proceeds from the settlement fund to the control of the plaintiffs (and, thus, the effectiveness of the settlement) is subject to certain conditions, including the entry of final nonappealable judgments approving the settlements in the MK Rail Securities Class Actions (as defined below) and the MK Derivative Actions (as defined below) and, in the event that a bankruptcy case has been commenced in respect of MK, an order has been entered by the court having jurisdiction over the bankruptcy case, and has become final and nonappealable that (i) approves the settlement, (ii) authorizes MK's performance of all of its obligations in respect of the settlement and (iii) authorizes the use of the insurance policies to make the payments required by the settlement.

     MK Rail Securities Class Actions. Two cases filed on October 20, 1994 relating to the issuance of, and transactions in, the common stock of MK Rail (the "MK Rail Securities Class Actions") have been consolidated. The settlement of the MK Rail Securities Class Actions was approved on March 29, 1996 by the United States District Court for the District of Idaho. No appeal has been filed. A court-approved settlement fund was established, into which MK deposited a share certificate for 869,231 shares of MK Common Stock after the settlement was approved. In addition to a condition that the settlement be approved by an order of court that becomes final and nonappealable, the issuance of the common stock represented by such certificate and the transfer of the settlement proceeds to the control of the plaintiffs and, thus, the effectiveness of the settlement is subject to certain other conditions, including the entry of a final and nonappealable judgment approving the settlement of the "Double Derivative" Claims in Wohlgelernter v. Agee, et al., No. CVOC 9500656D (Idaho Dist. Ct., Ada County) (filed March 24, 1995 ("Wohlgelernter Action").

     MK Derivative Actions. Thirteen derivative actions (the "MK Derivative Actions") have been filed in state courts in Idaho and Delaware, naming as defendants certain of MK's present and former directors and officers. MK is a nominal defendant in each of these actions. Five of the cases were filed in the Idaho Fourth District Court in Ada County (the "Idaho District Court"), and eight of the cases were filed in the Delaware Chancery Court in New Castle County (the "Delaware Chancery Court"). The settlements of the MK Derivative Actions were submitted for approval to the Delaware Chancery Court and the Idaho District Court. The settlements do not include the "Double Derivative" Claim asserted on behalf of MK Rail in the Wohlgelernter Action, or the claims asserted in State Board of Administration of Florida v. MK, et al., No. CVOC 9502463D (Idaho Dist. Ct., Ada County) (filed June 2, 1995) ("Florida Action"), which were separately submitted for approval to the Idaho District Court. The settlements of the MK Derivative Actions require MK to adopt certain "therapeutic measures" with respect to its corporate governance. See page I-15 of the MK Form 10-K. In connection with the settlements of the MK Derivative Actions, MK reached an agreement with Mr. W.J. Agee, the former Chairman, President and Chief Executive Officer of MK, with respect to his severance benefits, including pension rights, to which the plaintiffs do not object. Pursuant to Preliminary Orders of the Courts, notice has been sent to the stockholders, and hearings were held on April 15, 1996 before the Delaware Chancery Court and on May 21, 1996 before the Idaho District Court. Both courts have entered orders approving the settlements, including the claims in Wohlgelernter. No appeal has been filed in Delaware or in Idaho. The settlement proceeds from the MK Derivative Actions (less attorneys' fees and expenses) will be transferred to the control of the settlement fund in the MK Securities Class Actions upon entry of a final and nonappealable order by the court having jurisdiction over MK's bankruptcy case that (i) approves the settlement, (ii) authorizes MK's performance of all of its obligations in respect of the settlement and (iii) authorizes the use of certain derivative cash account to make payments to certain settlement account in the MK Securities Class Actions. The terms of the settlement in Florida were submitted to the Idaho District Court for approval. Pursuant to the Court's Preliminary Approval Order, notice was sent to the stockholders, and a hearing was held on May 21, 1996. Under the terms of the settlement in Florida, MK is obligated to pay the plaintiffs' attorneys' fees awarded by the Court in an amount of $140,000. The effectiveness of the settlement is conditioned only on the entry by the Idaho District Court of a judgment approving the settlement that becomes final and nonappealable. A final judgment was entered on May 21, 1996, and, no appeal having been filed, became final on July 2, 1996.

     Settlement of the "Double Derivative" Claims on behalf of MK Rail in the Wohlgelernter Action was reached on March 4, 1996. The stipulation of settlement was submitted to the Idaho District Court for approval and a hearing with respect to such approval was held on May 21, 1996. MK has no monetary or other obligations under the settlement of the actions resulting from the "Double Derivative" Claims. The effectiveness of the settlement is conditioned upon the entry by the Idaho District Court of a judgment approving the settlement that becomes final and nonappealable and upon the entry of a final, nonappealable judgment approving the settlement in the MK Rail Securities Class Actions. The Idaho District Court entered a final judgment approving the Wohlgelernter settlement on May 21, 1996 and, no appeal having been filed, that judgment became final on July 2, 1996. The condition that a final nonappealable order be entered in the MK Rail Securities Class Actions has been met. The settlements of the MK Derivative Actions and the Wohlgelernter and Florida Actions are referred to herein as the "Derivative Action Settlements." MK has informed WCGI that it intends to consummate certain derivative action settlements in accordance with the order of the Idaho District Court.

     Touchstone Actions. These three cases Theodore E. Nelson v. Morrison Knudsen Corp., No. 951029 (U.S.D.C. W.D. Tenn.) (filed February 7, 1995); Richard Jacobs, et al. v. Morrison Knudsen Corp., No. 951024 (U.S.D.C. W.D. Tenn.) (filed February 7, 1995); and Richard Jacobs, et al. v. Agee, No. 951168 (U.S.D.C. W.D. Tenn.) (filed July 18, 1995) (collectively, the "Touchstone Actions") have been settled, and notices of voluntary dismissal with prejudice were filed on January 16, 1996.

     Other Shareholder Actions. Plaintiffs in Karol Pilarczyk, et al. v. Morrison Knudsen Corp., MK Rail Corp., Agee, Hanks, Cleary, Smith, Herbots and James P. O'Donnell, No. 95CV1835 (U.S.D.C. N.D.N.Y.) (filed December 22, 1995; First Amended Complaint filed December 28, 1995) (the "Pilarczyk Action") are the former shareholders of TMS, Inc. ("TMS"). On December 30, 1992, MK acquired TMS under an exchange agreement, pursuant to which plaintiffs exchanged their TMS shares for shares of MK Common Stock. Plaintiffs together seek compensatory damages of not less than $7.5 million, treble damages, punitive damages of not less than $5 million, pre and postjudgment interest and attorneys' fees. The defendants in this action filed a motion to dismiss the First Amended Complaint on April 8, 1996. No response has been filed and no hearing date has been set.

     An agreement to settle Richard J. Clark, et al. v. Morrison Knudsen Corp. and Agee, No. 95-2305 (U.S.D.C. C.D. Ill.) (filed December 29, 1995) (the "Clark Action") was executed by all parties as of May 29, 1996. The settlement agreement does not involve any cash payment or other distribution by MK to the plaintiffs. On May 8, 1996, the Court entered an order dismissing the case with prejudice.

     Effect of Chapter 11 Case on Securities Litigation Settlements. The Chapter 11 Case was commenced prior to the expiration of the appeal periods relating to orders approving settlements of certain of the MK Derivative Actions, including the Wohlgelernter and Florida Actions described above. Thus, in order to consummate these favorable settlements and avoid the uncertainty and expense of protracted litigation, MK requested that the Bankruptcy Court modify the automatic stay of Section 362(a) of the Bankruptcy Code to allow these appeal periods to expire. Because the orders approving the settlements of such Derivative Actions did not become final and nonappealable orders prior to the commencement of the Chapter 11 Case, the terms of the settlement stipulations governing the MK Securities Class Actions and the MK Derivative Actions require that the Bankruptcy Court (i) approve the settlements; (ii) authorize MK's performance of all its obligations in respect of the settlement; (iii) with respect to the MK Securities Class Actions, authorize the use of the insurance policies to make the payment required to be made by the insurance companies under the settlement; and (iv) with respect to the MK Derivative Actions, authorize the use of a derivative cash account to make payments to a settlement account and to pay attorneys' fees and costs. The Bankruptcy Court has jurisdiction over these settlement agreements. The Bankruptcy Court has modified the automatic stay of Section 362(a) of the Bankruptcy Code to allow the remaining appeal period from any order approving the settlements to expire. The appeal period has expired, and no appeals have been filed. MK has informed WCGI that it intends promptly to file a motion with the Bankruptcy Court seeking entry of an order approving the settlements of the MK Securities Class Actions and the MK Derivative Actions within the meaning of applicable stipulations of settlements and orders. MK believes this relief is appropriate as all other conditions to consummation of such settlements have been met, and the Plan provides that the Confirmation of the Plan shall constitute the required approval of the relevant settlement stipulations. The MK Common Stock issued under the MK Securities Class Actions and the MK Rail Securities Class Actions will be exchanged for a pro rata share of the Warrants and the MK Equity Rights pursuant to the Plan. For a discussion of the potential impact of MK's filing on the settlement stipulations, see "Risk Factors--Securities Litigation."

     Securities and Exchange Commission Investigations. MK has been notified that the staff of the Central Regional Offices of the Commission planned to recommend to the Commission that Morrison Knudsen Engineers, Inc., one of MK's subsidiaries, be named as a respondent in an administrative action in connection with an ongoing investigation of the issuance by the City and County of Denver of revenue bonds to finance the construction of the Denver International Airport. MK has since filed a brief with the Commission disputing the staff recommendation. The Commission has not announced a decision. MK Rail and MK also are subject to a formal investigation by the Pacific Regional Office of the Commission. MK continues to provide documents in response to discovery requests and otherwise to cooperate with the Commission's staff in connection with this investigation.

  Boise Landlord Negotiations

     MK has conducted negotiations with the landlord for its corporate headquarters, MK Plaza Trust, a Delaware business trust (the "Boise Landlord"), regarding amendment of the terms of certain Amended and Restated Leases dated as of January 9, 1990 (the "Boise Leases") to bring the economic terms of such leases into alignment with current market conditions in Boise, Idaho. As of the date of this Proxy Statement, MK and the Boise Landlord have reached an agreement (the "Boise Agreement"), the material terms of which involve MK's rejection of the current Boise Leases, with the stipulation that the Boise Landlord will hold a certain class of Claim (for rejection and all other damages relating to the Boise Leases) in the aggregate amount of $12,970,191. Upon rejection of the Boise Leases and the occurrence of the Effective Time, the Boise Agreement provides for the commencement of the new lease between the Boise Landlord and the Combined Company (the "New Lease"). MK believes that the Boise Agreement represents the best opportunity to reduce the expenses associated with maintenance of the current Boise headquarters.

     The New Lease will commence on the Effective Time and will have a term of 84 months. Monthly base rent for the main premises, which aggregate approximately 144,000 square feet, will be at the annual rate of $11.75 per square foot for the first three years, increasing to $12.25 per square foot for the fourth year, and will be adjusted from the fourth year rate in accordance with the Consumer Price Index for each of the remaining three years. The other terms of the New Lease are typical of other similar leases, including provisions for landlord and tenant improvements, parking and security. Subject to certain conditions contained in the New Lease, the name of the premises will be "MK Plaza."

                              THE MERGER AGREEMENT

     The detailed terms of and conditions to the Merger are contained in the Merger Agreement, which is included in full as Exhibit 1 to this Proxy Statement and incorporated herein by reference. The following summary description of the terms of the Merger Agreement is qualified in its entirety by, and made subject to, the more complete information set forth in the Merger Agreement.

  Conversion of Securities; Plan Consideration

     On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time each share of MK Common Stock issued and outstanding immediately before the Effective Time (including, without limitation, all shares held in court-approved settlement funds) will be converted on a pro rata basis into the right to receive the Warrants. In addition, at the Effective Time each share of MK Common Stock held in the treasury of MK and each share of MK Common Stock owned by any subsidiary of MK immediately prior to the Effective Time will be cancelled without payment therefor.

     Each share of WCGI Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time will be unaffected by the Merger and will continue to be one validly issued, fully paid and nonassessable share of WCGI Common Stock.

     The Merger Agreement provides, among other things, that pursuant to the Plan WCGI will (i) deliver $13,300,000 in cash, (ii) issue and deliver a number of shares of WCGI Common Stock equal to 45% of the issued and outstanding shares of WCGI Common Stock on the Effective Date after giving effect to distribution of WCGI Common Stock under the Plan, and (iii) issue and deliver the Series A Preferred Stock to the Liquidating Trust as provided in the Plan.

  Effective Time

     The Merger will be consummated and become effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Merger as provided in the Delaware General Corporation Law. The time at which the Merger becomes effective is referred to herein as the "Effective Time."

  Board of Directors

     The Merger Agreement provides that, immediately after the Effective Time, the directors of the Combined Company will consist of (i) five directors designated by the current Board of Directors of Washington, who have been selected from among members of such Board of Directors or officers, directors and affiliates of the companies controlled by Dennis R. Washington, (ii) Robert S. Miller, who is currently the Chairman of the Board of MK, (iii) Robert A. Tinstman, who is currently the President and Chief Executive Officer of MK, and (iv) two directors who have been designated by the creditors and approved by Washington. See "Management of the Combined Company -- Board of Directors."

  Representations and Warranties

     The Merger Agreement contains various representations and warranties of Washington and MK. These include representations and warranties by MK to Washington with respect to corporate organization, good standing, corporate authority, capitalization, subsidiaries, conflicts, filings with the Commission and the financial statements included therein, information contained in this Proxy Statement and in the Disclosure Statement, consents and approvals, finders' fees and brokerage commissions, insurance, labor matters, employee benefit plans, taxes, title to properties, intellectual property, permits, environmental matters, litigation, contracts and commitments, compliance with laws and absence of certain developments. WCGI has also made representations and warranties to MK with respect to corporate organization, good standing, corporate authority, capitalization, subsidiaries, conflicts, filings with the Commission and the financial statements included therein, information contained in this Proxy Statement and in the Disclosure Statement, consents and approvals, employee benefit matters, taxes, environmental matters, compliance with laws and absence of certain developments.

  Certain Covenants

     DIP Facility. The Merger Agreement provides that, on the Effective Time, Washington will repay and/or refinance amounts outstanding under the DIP Facility.

     Conduct of Business. The Merger Agreement provides that Washington and MK will, in general, conduct their respective businesses in the ordinary course consistent with past practice prior to the Effective Time.

     Employment Agreements. Pursuant to the Merger Agreement, Washington has agreed, on the Effective Time, to enter into employment agreements with certain of the officers and directors of MK designated by Washington. See Management of the "Combined Company -- Executive Compensation."


     Certificate of Incorporation and Bylaws. The Combined Company Certificate of Incorporation will be in the form of Exhibit 4 hereto. The Combined Company Bylaws will be in the form of Exhibit 5 hereto. See "Proposal to Amend WCGI's Certificate of Incorporation" and "Description of WCGI Capital Stock."

     Certain Prohibited Transactions. The Merger Agreement provides that, without the prior written approval of Washington (which is not to be unreasonably withheld or delayed) or except as contemplated by the Merger Agreement or the Plan, prior to the Effective Time, MK will not, and will cause its subsidiaries not to: (i) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, partnership, firm or corporation or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practices and, with respect to indebtedness for borrowed money, pursuant to existing agreements or pursuant to the DIP Facility; (ii) issue any shares of its capital stock or any other securities or any securities convertible into, exchangeable for or exercisable to purchase shares of its capital stock, other than shares issued upon exercise of issued and unexercised options, warrants and other rights to purchase capital stock of MK, or amend or modify the terms of any issued and outstanding options, warrants and other rights to purchase capital stock of MK; (iii) make or pay, or incur any obligation to make or pay, any dividend or other distribution on its capital stock or make, or incur any obligation to make, any redemption, repurchase or other acquisition of its capital stock;
  (iv) make any change to its certificate of incorporation or bylaws; (v) mortgage, pledge or otherwise encumber any of its properties or assets, sell, transfer or dispose of any of its properties or assets with a value in excess of $5 million (unless such assets are worn-out or obsolete) or cancel, release, compromise or assign any indebtedness owed to it or claims held by it, except in the ordinary course of business and consistent with past practice or in connection with the DIP Facility; (vi) enter into any sale and leaseback transaction except in the ordinary course of business and consistent with past practices; (vii) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice; (viii) make any material tax election or make any material change in MK's accounting principles or practices or tax positions (other than elections or changes necessary to facilitate the tax refunds described in "Securities to be Issued and Transferred Under the Plan --Series A Preferred Stock"); (ix) enter into any engineering or mining services contract involving fixed payments of more than $5 million in any year or construction, construction management or mining operations contracts involving fixed payments of more than $10 million in any year or into any other material contract (other than reimbursable subcontracts) that would involve fixed payments or accruals of fixed payments by MK of more than $1.5 million in any fiscal year; (x) enter into any employment agreement providing for a salary in excess of $150,000 per year or increase the compensation of employees who earn more than $150,000 per year other than increases in the ordinary course of business consistent with past practice; or (xi) do any other act that would cause any representation or warranty of MK in the Merger Agreement to be or become untrue. Similarly, the Merger Agreement provides that, without the prior written consent of MK (which is not to be unreasonably withheld or delayed), or except as contemplated by the Merger Agreement or the Plan, prior to the Effective Time, Washington will not, and will cause its subsidiaries not to, take specified actions comparable to those described in clauses (i), (ii), (iii), (v), (vi), (vii), (x) and (xi) of the immediately preceding sentence.

     Disclosure Statement; Solicitation of Acceptances. Under the Merger Agreement, MK agreed, subject to the fiduciary duties of MK's Board of Directors, to seek the support of the terms of the Plan from MK's creditors as promptly as possible. In this regard, MK agreed to prepare, as promptly as possible, the Plan and the Disclosure Statement and all related documents, including ballots, necessary to solicit acceptances of the Plan from certain creditors of MK. Pursuant to the Merger Agreement, Washington agreed to provide to MK all information regarding Washington and its subsidiaries necessary to permit MK to prepare the Disclosure Statement and related solicitation materials.

     Under the Merger Agreement, MK agreed to mail a disclosure statement and related solicitation materials to certain creditors of MK and solicit acceptances of the Plan from such creditors as soon as possible after such documents had been finalized. In addition, MK agreed to use its reasonable best efforts to obtain acceptances of the Plan from a sufficient number of MK's creditors in a sufficient number of classes of creditors to allow the Plan to be confirmed under the Bankruptcy Code.


     Pursuant to the Merger Agreement, MK further agreed: (i) as promptly as possible after the date on which it mailed a disclosure statement to creditors, to prepare a petition for relief under Chapter 11 of the Bankruptcy Code and certain related motions and notices; (ii) as soon as possible after the date on which MK obtained the acceptances of the Plan from a sufficient number of MK's creditors in a sufficient number of classes of creditors to allow the Plan to be confirmed under the Bankruptcy Code, to commence the Chapter 11 Case and to file certain motions and schedule certain hearings in connection therewith; (iii) if deemed necessary by MK, to solicit approval of the Plan from MK's stockholders and certain plaintiffs in certain lawsuits against MK, and (iv) upon the completion of the solicitation of MK's stockholders and such plaintiffs, to use its reasonable best efforts to obtain the Confirmation Order.

     Stockholders Meeting; Purchaser Proxy Statement. The Merger Agreement provides that Washington will call, convene and hold this Special Meeting as promptly as practicable for the purpose of voting on the Merger Agreement and the Merger. Pursuant to the Merger Agreement, (i) Washington agreed to use its best efforts to prepare and file this Proxy Statement with the Commission and to have the Proxy Statement cleared by the Commission as promptly as practicable, and (ii) MK agreed to provide all information regarding MK and its subsidiaries necessary to permit Washington to prepare and file this Proxy Statement.

     Access. Pursuant to the Merger Agreement, Washington and MK each agreed to permit the other and the other's employees, agents and representatives reasonable access to its premises and all its books, computer software applications systems, files and records, and to furnish the other such financial and operating data and other information with respect to its business, assets and properties as the other shall request, for the purpose of conducting a complete and thorough investigation and review of its business. Washington and MK each further agreed to make its officers and other employees available to the other and the other's employees, agents and representatives to respond to questions and requests for information and to keep the other informed of all material developments involving its operations and activities.

     Notifications of Certain Matters. The Merger Agreement provides that each of Washington and MK will give prompt notice to the other of: (i) the occurrence or failure to occur of any event that would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate prior to the Effective Time and (ii) any material failure to comply with or satisfy any covenant or condition to be complied with or satisfied by it under the Merger Agreement.

     Reasonable Best Efforts; Cooperation. Pursuant to the Merger Agreement, each of Washington and MK agreed, subject to the terms and conditions of the Merger Agreement and the fiduciary duties of its Board of Directors, to use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that each party will promptly consult with the other with respect to, provide any necessary information with respect to and provide the other copies of, all filings made by such party with the Bankruptcy Court or any governmental entity in connection with the Merger Agreement or the transactions contemplated thereby.

     NYSE Listing. The Merger Agreement provides that Washington will use its reasonable best efforts to cause the Merger Shares and the Warrants to be issued under the Plan to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     Executory Contracts. The executory contracts and unexpired leases intended to be rejected by MK pursuant to the Bankruptcy Code are identified in an exhibit to the Plan, which exhibit may be modified in accordance with the Plan at any time prior to the Effective Time. The Merger Agreement provides that, during the pendency of the Chapter 11 Case, MK will not assume any contract or lease listed on such exhibit without the prior approval of Washington (which approval is not to be unreasonably withheld or delayed).

     Exclusivity. Pursuant to the Merger Agreement, MK agreed that until the Effective Time (or the earlier termination of the Merger Agreement), neither MK nor any of its affiliates nor any of their respective directors, officers, employees, representatives or agents (collectively, the "Restricted Parties"), will directly or indirectly, solicit, initiate or encourage any discussions, submissions of proposals or offers or negotiations with or assist or participate in, facilitate or encourage any effort or attempt by, or otherwise cooperate in any other way with, or participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, any corporation, partnership, person or other entity or group, other than Washington and its partners, employees, representatives, agents and affiliates, concerning any merger, consolidation, sale of assets, sale of shares of capital stock or other equity securities, recapitalization, debt restructuring or similar transaction involving MK, a substantial portion of the assets of MK or any division of MK, whether as part of a plan of reorganization or otherwise (any such transaction being referred to herein as an "Alternative Transaction"); except that the Restricted Parties may furnish information to, or enter into discussions or negotiations with, any person or entity in response to a proposal for a Qualifying Alternative Transaction (as defined below) if, and only to the extent that, MK's Board of Directors, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board of Directors to comply with its fiduciary obligations under applicable law. The Merger Agreement defines a "Qualifying Alternative Transaction" as an Alternative Transaction that MK's Board of Directors determines in good faith, after consultation with its financial advisors, would provide aggregate consideration of at least $15 million greater than the consideration provided by Washington under the Merger Agreement (which is deemed to be $235 million for such purpose). Pursuant to the Merger Agreement, MK further agreed that it will immediately (and within no more than 24 hours) notify Washington if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, MK in respect of an Alternative Transaction, and will, in any such notice to Washington, indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter will keep Washington informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. In addition, the Merger Agreement provides that MK will not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which MK is a party.

  Conditions to the Merger

     Conditions to Obligations of Washington. Under the Merger Agreement, the obligations of Washington to effect the Merger and the other transactions contemplated thereby are subject to the satisfaction or written waiver of the following conditions, among other things: (i) the Disclosure Statement shall have been approved by the Bankruptcy Court, (ii) this Proxy Statement shall have been cleared by the Commission and no stop order or proceeding seeking a stop order shall have been issued or commenced with respect to this Proxy Statement, (iii) the Confirmation Order shall have been entered, no stay of the Confirmation Order pending appeal shall have been entered and all other conditions to the effectiveness of the Plan as set forth therein shall have been satisfied or waived; (iv) the Merger Shares and, if required by the NYSE for the continued listing of the Merger Shares, the Warrants shall have been approved for listing on the NYSE, subject to official notice of issuance; (v) all representations and warranties of MK contained in the Merger Agreement shall be true and correct at and as of the Effective Time (except to the extent that such representations and warranties speak as of an earlier date) as if such representations and warranties were made at and as of the Effective Time and MK shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Effective Time; (vi) all consents, approvals and waivers from governmental authorities and other parties necessary to permit consummation of the transactions contemplated by the Merger Agreement (other than (A) consents, approvals and authorizations under any agreement with a governmental authority and (B) consents, approvals and authorizations which, if not obtained, would not have a material adverse effect on Washington or MK) shall have been obtained; (vii) no suit, action, investigation, inquiry or other proceeding by any governmental authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by the Merger Agreement and no suit, action, investigation, inquiry or other proceeding by any person shall have been instituted or threatened which questions the validity or legality of the transaction contemplated by the Merger Agreement and which could reasonably be expected to have a material adverse effect on Washington or the Combined Company; (viii) aggregate borrowings under the DIP Facility shall not exceed $50 million at the Effective Time; (ix) certain MK stockholder litigations shall have been settled or dismissed; (x) all conditions to effectiveness of certain Boise leases shall have been satisfied or waived; (xi) MK shall have furnished Washington with such certifications to evidence compliance with the foregoing conditions as may be reasonably requested by Washington; and (xii) Washington shall have received from MK resolutions adopted by the Board of Directors of MK approving the Merger Agreement and the transactions contemplated thereby.

     Included among the foregoing conditions is the condition that, except as previously disclosed in MK's filings with the Commission, since December 31, 1995, no event shall have occurred with respect to MK that is reasonably likely to have a material adverse effect on MK. Under the Merger Agreement, a "material adverse effect" means, with respect to any person, a material adverse effect on (i) the condition (financial or otherwise), revenues, gross profits, assets, liabilities or business of such person and its subsidiaries, taken as a whole, or (ii) the validity or enforceability of the Merger Agreement. The Merger Agreement expressly provides that the assertion of a claim arising out of a contract, agreement or commitment to which MK or any of its subsidiaries is a party that, as a result of the consummation of the transactions contemplated by the Merger Agreement, the surviving corporation would be in breach of, or would be subject to a diminution in or termination of rights under, a contract, agreement, or commitment, the result of which is reasonably likely to result in a decrease in annual gross profit of at least $3 million for any single contract, agreement or commitment, shall be deemed to be an event which is reasonably likely to have a material adverse effect on MK (unless such claim shall have been resolved prior to the Effective Time without having resulted in such a decrease in annual gross profit). The MK is party to various contracts and agreements, including, without limitation, various contracts with governmental authorities, job-related contracts and joint venture and similar agreements, under which the consummation of the transactions contemplated by the Merger Agreement could result in a breach or a diminution or termination of rights. MK has informed WCGI that, subject to certain exceptions, it does not presently intend to seek consents under, or modifications to, such agreements and contracts in connection with the transactions contemplated by the Merger Agreement. One such agreement, a non-competition agreement between MK and MK Gold, a former subsidiary of MK, may be applicable to certain mining activities conducted by Washington. MK Gold has informed MK that MK Gold expects the Combined Company to comply with such agreement following the Effective Date. MK's co-investors in MIBRAG mbH, which indirectly owns and operates lignite coal mines, power and process plants in Germany, have informed MK that they are conducting a factual investigation regarding MK's financial circumstances and otherwise considering whether a breach of or default under any agreement between MK and such co-investors has occurred. MK has informed WCGI that it does not believe that any breach of or default under any such agreement has occurred. Although it is expected that the foregoing matters will not have a material adverse effect on the businesses, financial condition or results of operations of the Combined Company, there can be no assurance with respect thereto.

     Conditions to the Obligations of MK. Under the Merger Agreement, the obligations of MK to consummate the Merger and the other transactions contemplated thereby are subject to the satisfaction or written waiver of the following conditions: (i) the Confirmation Order shall have been entered, no stay of the Confirmation Order pending appeal shall have been entered and all other conditions to the effectiveness of the Plan as set forth therein shall have been satisfied or waived; (ii) all representations and warranties of Washington contained in the Merger Agreement shall be true and correct at and as of the Effective Time (except to the extent that such representations and warranties speak as of an earlier date) as if such representations and warranties were made at and as of the Effective Time and Washington shall have performed in all material respects all agreements and covenants required by the Merger Agreement to be performed by it prior to or at the Effective Time;
  (iii) the Merger and the other transactions contemplated by the Merger Agreement shall have been approved by Washington's stockholders in accordance with the applicable requirements of the DGCL at the meeting of such stockholders called for such purpose, and the agreement by Dennis R. Washington to vote his shares of WCGI Common Stock in favor of the transactions contemplated in the Merger Agreement shall not have been withdrawn or revoked (see "-- Washington Agreement"); (iv) the Merger Shares and Warrants to be distributed under the Plan will be issued under an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), will be freely tradable by holders who are not affiliates of the Combined Company or "underwriters" under the Securities Act with respect to such securities and will have no restrictive legend, and the Merger Shares and Warrants shall have been approved for listing on the NYSE, subject to official notice of issuance; (v) all consents, approvals and authorizations from governmental authorities and other parties necessary to permit consummation of the transactions contemplated by the Merger Agreement (other than (A) consents, approvals and authorizations required under any agreement with a governmental authority and (B) consents, approvals and authorizations which, if not obtained, would not have a material adverse effect on MK or Washington) shall have been obtained; (vi) no suit, action, investigation, inquiry or other proceeding by any governmental authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by the Merger Agreement and no suit, action, investigation, inquiry or other proceeding by any person shall have been instituted or threatened which questions the validity or legality of the transaction contemplated by the Merger Agreement and which could reasonably be expected to have a material adverse effect on MK or the Combined Company;
  (vii) Washington shall have furnished MK with such certifications to evidence compliance with the foregoing conditions as may be reasonably requested by MK; and (viii) MK shall have received from Washington resolutions adopted by the Board of Directors of Washington approving the Merger Agreement and the transactions contemplated thereby and a tabulation reflecting the results of any required vote of Washington's stockholders with respect to the Merger Agreement.

     Included among the foregoing conditions is the condition that, except as previously disclosed in Washington's filings with the Commission, since November 30, 1995, no event shall have occurred with respect to Washington which is reasonably likely to have a material adverse effect on Washington.

  Indemnification and Insurance

     The Merger Agreement provides that MK (and, from and after the Effective Time, the Combined Company) will, subject to certain limitations, (i) indemnify Washington, Washington Corporations, Dennis R. Washington and their respective affiliates, directors, officers, advisors, agents and employees (the "Indemnified Washington Parties"), to the fullest extent lawful, from and against any and all claims, actions and suits asserted against any of them, and any and all damages, judgments, liabilities and expenses resulting from or incurred in response thereto (including, without limitation, costs of investigating, preparing or defending any such claim or action and reasonable legal expenses) (collectively "Losses") arising out of, or in connection with, the Merger or the Plan, and (ii) indemnify all officers and directors of MK or any of its subsidiaries (together with the Indemnified Washington Parties, the "Indemnified Parties"), to the fullest extent lawful, from and against any and all claims, actions and suits asserted against any of them and any and all Losses resulting from or incurred in response thereto, arising in whole or in part out of the status at any time of any such person as an officer or director of MK or any of its subsidiaries or any action taken or omitted to be taken at any time in his or her capacity as such, including without limitation any such action taken or omitted to be taken in connection with the Merger Agreement or the Plan or the respective transactions contemplated thereby; except that no Indemnified Party shall be entitled to indemnification by MK with respect to any Losses arising solely from the bad faith or gross negligence (as finally determined by a court of competent jurisdiction) of such Indemnified Party or any affiliate, director, officer or employee of such Indemnified Party. See "Management of the Combined Company--Limitation of Liability; Indemnification of Directors and Officers."

     The Merger Agreement provides that the Combined Company will either (i) provide directors' and officers' liability insurance having substantially similar terms and conditions and providing substantially similar coverages as the directors' and officers' liability insurance maintained by MK at the Effective Time for a period of three years following the Effective Time for all current directors and officers of MK and its subsidiaries (provided Washington may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors) or (ii) purchase runoff extensions under MK's existing directors' and officers' and fiduciary liability insurance policies extending the period for making claims under such policies for at least three years following the Effective Time; provided in each case that if the annual cost of such coverage would exceed 150% of MK's annual premium paid the previous year, WCGI will purchase as much coverage as possible for 150% of such amount for each year in such three-year period. See "Management of the Combined Company-- Directors' and Officers' Insurance."

  Termination

     Termination by Mutual Consent. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of Washington and MK.

     Termination by Either Washington or MK. The Merger Agreement may be terminated at any time prior to the Effective Time by either Washington or MK if (i) a court of competent jurisdiction or governmental authority shall have issued a nonappealable final order, decree or ruling or taking any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Plan or the Merger (provided that such right to terminate will not be available to any party that has not complied with its obligations under certain covenants and such non-compliance materially contributed to the issuance of any such order, decree or ruling or the taking of any such action) or (ii) the Effective Time shall not have occurred on or before December 31, 1996.

     Termination by Washington. The Merger Agreement may be terminated at any time prior to the Effective Time by Washington if (i) there were inaccuracies in the representations and warranties of MK that would have a material adverse effect on MK or there has been a material breach on the part of MK in the covenants of MK set forth in the Merger Agreement or any failure on the part of MK to comply with its material obligations under the Merger Agreement, or any other events or circumstances shall have occurred or exist (otherwise than as a result, direct or indirect, of a breach by Washington of its obligations under the Merger Agreement) such that the conditions to Washington's obligations to consummate the transactions contemplated by the Merger Agreement cannot be satisfied on or prior to the date on which all other conditions to the effectiveness of the Plan shall have been satisfied or waived or (ii) the Confirmation Order shall not have been entered on or before August 31, 1996 (unless the failure of the Confirmation Order to be entered on or before such date was the result, direct or indirect, of actions or omissions by Washington).

     Termination by MK. The Merger Agreement may be terminated at any time prior to the Effective Time by MK if (i) there are inaccuracies in the representations and warranties of Washington that would have a material adverse effect on Washington or there has been a material breach on the part of Washington in the covenants of Washington set forth in the Merger Agreement or any failure on the part of Washington to comply with its material obligations under the Merger Agreement or any other events or circumstances shall have occurred or exist (otherwise than as a result, direct or indirect, of a breach by MK of its obligations under the Merger Agreement) such that the conditions to MK's obligations to consummate the transactions contemplated by the Merger Agreement cannot be satisfied on or prior to the date on which all other conditions to the effectiveness of the Plan shall have been satisfied or waived, (ii) Washington's stockholders do not approve the Merger in accordance with the applicable requirements of DGCL at this Special Meeting, or (iii) on or prior to July 30, 1996, the 35th day following the date on which the Chapter 11 Case was filed, MK receives a firm offer with respect to a Qualifying Alternative Transaction that in the good faith determination of MK's Board of Directors, after consultation with its financial advisors and independent legal counsel (which may include its regularly engaged counsel), is reasonably capable of being financed and would cause the Board of Directors of MK to violate its fiduciary duties under applicable law were it to proceed with the Plan and the Merger under the Merger Agreement.

     Effect of Termination. In the event of termination of the Merger Agreement by either Washington or MK, the Merger Agreement will become void and there will be no liability or obligation on the part of Washington or MK or their respective officers or directors except for certain covenants relating to termination fees, indemnification and confidentiality that would survive any termination of the Merger Agreement.

     Termination Payments. The Merger Agreement provides that, in the event (i) MK (A) fails to consummate the Merger in breach of its obligations under the Merger Agreement, or (B) terminates the Merger Agreement pursuant to the provisions described in clause (iii) under the caption "Termination by MK" above, and thereafter enters into a definitive agreement with respect to a Substantial Transaction (as defined below) within one year of such termination and (ii) in all such cases Washington is not in material breach of its obligations under the Merger Agreement and, at the time of such failure or termination, as the case may be, is ready, willing and able to proceed to consummate the transactions thereunder, MK will pay Washington a fee of $9,000,000, plus reimbursement of expenses. The Merger Agreement further provides that, in the case of a termination pursuant to the provisions described in clause (iii) under the caption "Termination by MK" above, if MK consummates such Substantial Transaction, MK will also pay to Washington the lesser of (i) $3,000,000 and (ii) 40% of the amount by which the value of the consideration provided in the Substantial Transaction exceeds $250,000,000, plus reimbursement of expenses. For purposes of the Merger Agreement, the term "Substantial Transaction" means an Alternative Transaction involving the sale of MK, the sale of a majority of the stock of MK (by means of a merger, stock sale or other transaction), the sale of any of MK's principal operating businesses (other than MK Rail) and any other reorganization involving an equity infusion.

  Expenses

     The Merger Agreement provides that MK will be responsible for the payment of all expenses incurred by MK in connection with the Plan and the Merger. Pursuant to the Merger Agreement, MK also agreed to fulfill its obligation pursuant to the letter agreement previously entered into between Washington and MK to reimburse Washington for any reasonable out-of-pocket fees and expenses incurred by Washington, subject to certain limitations. The Merger Agreement further provides that, in the event that the termination fee described above becomes due and payable to Washington, MK will reimburse Washington for reasonable documented out-of-pocket expenses and fees incurred after May 13, 1996 in an amount not to exceed $1,000,000.

  Employment Agreements

     Pursuant to the Merger Agreement, Washington has agreed, at the Effective Time, to enter into employment agreements with certain of the officers and directors of MK designated by Washington. Accordingly, all outstanding employment agreements between MK and its officers at the Effective Time will be assumed by WCGI and will continue in full force and effect. See "Management of the Combined Company--Executive Compensation."

  Washington Agreement

     Pursuant to a letter dated as of May 16, 1996, Dennis R. Washington, who beneficially owns 68.8% of the outstanding WCGI Common Stock, agreed to cause all shares of WCGI Common Stock beneficially owned by a him to be voted in favor of the approval of the Merger Proposals at the Special Meeting. As a result, there are a sufficient number of shares of WCGI Common Stock to be voted in favor of the Merger Proposals for approval and adoption at the Special Meeting without the affirmative vote of any other holder of WCGI Common Stock.

             SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN

     A description of the following securities to be issued and transferred under the Plan if the Merger is consummated, including the applicability of federal and other securities laws, is set forth below.

     As of the Effective Time, the Combined Company will issue the Merger Shares, Series A Preferred Stock, Warrants and MK Equity Rights (collectively, the "Combined Company Securities"). The Combined Company Securities will be issued for distribution in accordance with the Plan. The following discussion summarizes the material provisions of the Combined Company Securities, including references, where applicable, to the Warrant Agreement, the Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreement, the Certificate of Incorporation and Bylaws, which are attached hereto as Exhibits 2, 4 and 5, respectively.

  Merger Shares

     The Certificate of Incorporation authorizes 100,000,000 shares of WCGI Common Stock. Giving effect to the Plan, including the distribution of the Merger Shares and other transactions contemplated by the Plan, it is estimated that approximately 53,605,000 shares of WCGI Common Stock will be outstanding as of the Effective Time. Pursuant to the Merger Agreement, Washington has agreed to use its reasonable best efforts to cause the Merger Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. See "The Merger Agreement--Certain Covenants-- NYSE Listing." The rights of holders of the Merger Shares will be governed by the laws of the State of Delaware as well as by the Certificate of Incorporation and the Bylaws.

  The Warrants

     The Warrants will represent the right to purchase an aggregate of 2,765,000 shares of WCGI Common Stock. Pursuant to the Merger Agreement, Washington has agreed to use its reasonable best efforts to cause the Warrants to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. See "The Merger Agreement--Certain Covenants--NYSE Listing." In addition, the Warrant Agreement between the Combined Company and the Warrant Agent (as defined below) (the "Warrant Agreement") requires the Combined Company to use commercially reasonable efforts to list and to maintain the listing of the Warrants on the NYSE and requires the Combined Company to use such efforts to list the Warrants on alternative exchanges or to include them in alternative quotation systems if NYSE listing is not (or is no longer) available. Each Warrant will entitle the holder thereof to acquire one share of WCGI Common Stock at an exercise price of $12.00 per share, subject to adjustment in certain circumstances as provided in the Warrant Agreement.

     The number and kind of securities purchasable upon the exercise of the Warrants and the exercise price thereof will be subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement, including the issuance of WCGI Common Stock or other shares of capital stock as a dividend or distribution on the WCGI Common Stock; subdivisions, reclassifications and combinations of the WCGI Common Stock; the issuance to all holders of WCGI Common Stock of certain rights, options or warrants entitling them to subscribe for or purchase WCGI Common Stock at less than the then-current market price of the WCGI Common Stock (as determined in accordance with the Warrant Agreement); the distribution to holders of WCGI Common Stock of evidences of indebtedness or assets of the Combined Company or any entity controlled by the Combined Company (excluding cash dividends or cash distributions from consolidated earnings or surplus legally available for such dividends or distributions); the distribution to holders of WCGI Common Stock of shares of capital stock of any entity controlled by the Combined Company; the issuance of shares of WCGI Common Stock for less consideration than the then-current market price of the WCGI Common Stock; the issuance of securities convertible into or exchangeable or exercisable for shares of WCGI Common Stock or rights to subscribe for such securities, for a consideration per share of WCGI Common Stock deliverable on such conversion, exchange or exercise that is less than the then-current market price thereof (although no adjustment in such shares or exercise price will be required in connection with the issuance of the WCGI Common Stock, options, rights, warrants or other securities pursuant to the Plan, any plan adopted by the Combined Company or any entity controlled by the Combined Company for the benefit of employees or directors, or any share purchase rights plan adopted by the Combined Company; the issuance of shares of WCGI Common Stock or securities convertible into or exchangeable for shares of WCGI Common Stock pursuant to an underwritten public offering satisfying specified criteria; sales of WCGI Common Stock pursuant to a plan adopted by the Combined Company for the reinvestment of dividends or interest; the issuance of shares of WCGI Common Stock to shareholders of any corporation which is acquired by, merged into or made a part or subsidiary of the Combined Company in an arm's-length transaction; or a change in the par value of WCGI Common Stock).
  Additionally, no adjustment will be required if in connection with any of the events otherwise giving rise to an adjustment the holders of the Warrants receive such rights, securities or assets as such holders would have been entitled had the Warrants been exercised immediately prior to such event, and no adjustment will be required unless such adjustment would require a change in the aggregate number of shares of WCGI Common Stock issuable upon the hypothetical exercise of a Warrant of at least 1% (but any adjustment requiring a change of less than 1% will be carried forward and taken into account in any subsequent adjustment). In addition, the Board of Directors is empowered by the Warrant Agreement to reduce the exercise price.

     The Combined Company may at its option, at any time during the term of the Warrants, reduce the then current exercise price to any amount deemed appropriate by the Board of Directors of the Combined Company. The Combined Company and Norwest Bank Minnesota, N.A., who is expected to serve as registrar and warrant agent for the Warrants (the "Warrant Agent"), may from time to time supplement or amend the Warrant Agreement without approval of any holder to cure, among other things, any ambiguity or to correct or supplement any provision, to comply with the requirements of any national securities exchange or The Nasdaq National Market, to delete the aforementioned provision allowing the directors to reduce the exercise price or to make any other provisions in regard to matters or questions arising under the Warrant Agreement which the Combined Company and the Warrant Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the Warrants and the Warrant Agreement. Any other supplement or amendment to the Warrant Agreement may be made with the approval of the holders of a majority of the then outstanding Warrants; provided, however, that any such amendment or supplement which (i) increases the exercise price; (ii) decreases the number of shares of WCGI Common Stock issuable upon exercise of a Warrant; or
  (iii) shortens the period during which the Warrants may be exercised requires the consent of each holder of a Warrant affected thereby.

     The Warrants will be exercisable at any time from 9:00 a.m., New York City time, on the Effective Date to 5:00 p.m. New York City time, on the date which is six and one-half years after the Effective Time (the "Exercise Period"). Each Warrant not exercised prior to the expiration of the Exercise Period will become void, and all rights thereunder and in respect thereof under the Warrant Agreement will cease on the expiration of the Exercise Period.

     Under the Warrant Agreement, the Combined Company is not obligated to furnish holders of the Warrants with quarterly, annual or other reports regarding the Combined Company, although it may do so in its sole discretion and intends to do so to the extent required by applicable law or any securities exchange on which the Warrants may be listed or any quotation system in which they may be included.


     To MK's knowledge, the Warrant Agent is not a holder of any indebtedness of MK and is not an affiliate of any such holder. If such firm is unwilling or unavailable to serve or if otherwise determined by the Combined Company, an alternative firm satisfactory to the Combined Company will be selected as Warrant Agent.

  Series A Preferred Stock

     The Certificate of Incorporation permits the Board of Directors of WCGI to authorize the issuance of WCGI Preferred Stock without further stockholder approval. The shares of WCGI Preferred Stock may be issued in one or more series, with the number of shares of each series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of each series to be determined by the Board of Directors. Among the specific matters that may be determined by the Board of Directors, as permitted by the DGCL, are dividend rights, if any, redemption rights, if any, the terms of a sinking or purchase fund, if any, the amount payable in the event of any dissolution of the Combined Company, conversion rights, if any, and voting powers, if any.

     The Certificate of Incorporation authorizes the issuance of 18,000 shares of Series A Preferred Stock to be designated as Series A Preferred Stock ("Series A Preferred Stock"). The holders of Series A Preferred Stock will have no right to receive dividends. The redemption price per share of Series A Preferred Stock will be equal to the greater of $1.00 or a pro rata share of any undistributed funds in a sinking fund maintained by the Combined Company for the purpose of making distributions to the holders of, or redeeming, the Series A Preferred Stock. The Series A Preferred Stock sinking fund (the "Foreign Tax Credit Sinking Fund") will consist of all amounts received by the Combined Company in respect of refunds of federal income tax and interest thereon (without offset of any current or future tax obligations of MK and consolidated subsidiaries and the Combined Company) associated with amended federal income tax returns of MK and consolidated subsidiaries for the calendar years 1982 through 1990 which were filed prior to January 1, 1996, which change the corporation's election from deducting foreign taxes to claiming a credit for those taxes (hereinafter referred to as "Foreign Tax Credit Refunds"). The Board of Directors will have the exclusive power and authority to determine (i) whether funds received by the Combined Company are Foreign Tax Credit Refunds and (ii) the amount of any Foreign Tax Credit Refunds. The holders of the Series A Preferred Stock will have no right to challenge any such determination unless such challenge is specifically authorized by the beneficial owners of a majority of the issued and outstanding shares of the Series A Preferred Stock. The Combined Company may also (upon the affirmative vote of two-thirds of the full Board of Directors) deposit funds other than Foreign Tax Credit Refunds into the Foreign Tax Credit Sinking Fund. The cumulative total amount which the Combined Company will deposit to the Foreign Tax Credit Sinking Fund will not exceed $18,000,000. The Certificate of Incorporation also provides that the Combined Company must on the fifteenth day of the month following the end of each quarter distribute to the holders of Series A Preferred Stock any funds on deposit in the Foreign Tax Credit Sinking Fund, including any Foreign Tax Credit Refunds and any interest thereon. The distribution for the calendar quarter in which the cumulative total deposits to the Foreign Tax Credit Sinking Fund reaches $18,000,000 will be the final distribution with respect to the Series A Preferred Stock and the Series A Preferred Stock will be cancelled upon that final distribution. The Certificate of Incorporation provides that, if the Series A Preferred Stock has not been redeemed and cancelled through the distribution of $18,000,000 from the Foreign Tax Credit Sinking Fund within five years of the issuance of the Series A Preferred Stock, the Combined Company must redeem all shares of Series A Preferred Stock at a per share redemption price equal to the greater of $1.00 or a pro rata portion of the balance of the Foreign Tax Credit Sinking Fund as of the fifth anniversary of the issuance of the Series A Preferred Stock. Upon the liquidation, dissolution or winding up of the affairs of the Combined Company, the holders of shares of Series A Preferred Stock will be entitled to receive, in full out of the assets of the Combined Company, before any amount is paid or distributed to any holders of WCGI Common Stock, a per share amount equal to the greater of $1.00 or a pro rata share of the remaining balance of the Foreign Tax Credit Sinking Fund.

     Holders of Series A Preferred Stock will be entitled to vote together with holders of WCGI Common Stock as a single class on all matters with respect to which the holders of WCGI Common Stock are entitled to vote. Each share of Series A Preferred Stock will have 1/100 of a vote. Additionally, the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock will be required for approval of each of the following matters: (i) reclassification of any securities ranking junior to the Series A Preferred Stock as securities ranking senior to or on parity with the Series A Preferred Stock or (ii) any amendment of the Certificate of Incorporation that changes any of the rights, powers, preferences and privileges of the Series A Preferred Stock.

     The Plan provides that under certain circumstances MK may elect to make all distributions that would otherwise be made to the Liquidating Trust directly to the persons for whose benefit they would otherwise have been held in the Liquidating Trust. In that event, the number of shares of Series A Preferred Stock authorized under the Certificate of Incorporation would be increased to 1,800,000, the redemption price per share of Series A Preferred Stock would be equal to the greater of $0.01 or a pro rata share of any undistributed funds in a sinking fund maintained by the Combined Company for the purpose of making distributions to the holders of, or redeeming, the Series A Preferred Stock and each share of Series A Preferred Stock would have 1/10,000 of a vote.

  MK Equity Rights

     The Plan provides that the MK Equity Rights will be issued to holders of MK Common Stock. The MK Equity Rights will be uncertificated and nontransferable and will be exercisable from the Effective Date until the later of (i) the 23rd trading day following the Confirmation Date and (ii) the fifth business day following the Effective Date. The MK Equity Rights will represent in the aggregate the right to purchase for cash a pro rata share (which will be determined under the Plan and will not exceed 50%) of all distributions and related rights (i.e., the cash, shares of WCGI Common Stock, shares of MK Rail Common Stock, proceeds from the MK Rail Note and certain tax refunds) which, in the absence of the exercise of any MK Equity Rights, would be made to or otherwise inure to the benefit of the holders of Impaired Claims under the Plan. The aggregate purchase price payable upon exercise of MK Equity Rights will be equal to the product of (i) the percentage representing the aggregate pro rata share of such distributions and related rights so purchased and (ii) the aggregate amount of claims of such senior creditors. Proceeds from the exercise will be distributed to or for the benefit of such creditors in lieu of the distributions and related rights so purchased. To the extent that MK Equity Rights are not exercised, holders of the Rights who validly exercise all of their rights will have an oversubscription right entitling them to purchase the remaining assets purchasable upon exercise of all of the MK Equity Rights.

  Registration Rights Agreement

     Demand Rights. The Combined Company and certain holders of shares of WCGI Common Stock will enter into a Registration Rights Agreement (the "Combined Company Registration Rights Agreement") which is attached hereto as Exhibit 3 on or prior to the Effective Time. Pursuant to the Registration Rights Agreement, the Combined Company will agree to file with the Commission as soon as practicable after receiving a request from the holders of not less than 5,000,000 shares of WCGI Common Stock (subject to adjustments for stock splits), a registration statement (the "Combined Company Registration Statement") on Form S-1 or Form S-3, if use of such a form is then available, to cover resales of "Registrable Securities" (as defined in Registration Rights Agreement) by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Combined Company Registration Statement. The Combined Company will use commercially reasonable efforts to cause the Combined Company Registration Statement to be declared effective by the Commission within 180 days of such demand.

     Under the Registration Rights Agreement, "Registrable Securities" means the WCGI Common Stock acquired by persons pursuant to the Plan or acquired by their successors and permitted assigns in accordance with Registration Rights Agreement (and any securities issued or issuable with respect thereto). If the WCGI Common Stock (or any securities issued or issuable with respect thereto) are listed on any national securities exchange or included in any interdealer quotation system, then only such securities held by persons deemed to be "underwriters" or "affiliates" for purposes of the Securities Act will be deemed to be Registrable Securities.

     Pursuant to the terms of the Registration Rights Agreement, the requisite holders of the WCGI Common Stock who are a party to such agreement will have the right to make up to two demands during the three-year term thereof for the filing of a Combined Company Registration Statement, provided that such holders may not make a second demand for registration until 12 months after the date on which the Combined Company Registration Statement filed pursuant to the first demand for registration shall have been declared effective, and provided further that such holders may not make a second demand for registration if the average daily trading volume of the WCGI Common Stock on the securities exchange (or interdealer quotation system) on which the WCGI Common Stock is then listed (or quoted) shall have been 100,000 shares per day for any consecutive 20 business day period preceding such second demand. Only those holders who are deemed to be "underwriters" or "affiliates" of the Combined Company for purposes of the Securities Act will be permitted to demand the registration of WCGI Common Stock pursuant to a shelf registration statement. The Combined Company shall, upon receipt of the demand by the requisite holders, provide notice within 15 days to all holders of WCGI Common Stock who are parties to the Registration Rights Agreement. Such holders who respond by requesting the right to include their shares of WCGI Common Stock for resale pursuant to the Combined Company Registration Statement (the "Participating Holders") shall be entitled to so participate, subject to certain restrictions and limitations, including, the right of underwriters to reduce the number of shares being offered for resale (in the case of an underwritten offering). In the case of any such reduction, then the Combined Company shall include in such registration that amount of WCGI Common Stock that the Combined Company is so advised can be sold in (or during the time of) the offering, as follows: first, securities of any Participating Holder that is an "underwriter" or an "affiliate" of the Combined Company in an amount sufficient to include all the shares of WCGI Common Stock (or other Registrable Securities, as the case may be) offered by such Participating Holder or an amount sufficient to reduce the amount of such Participating Holder's shares of WCGI Common Stock (or other Registrable Securities, as the case may be) held after the offering to a level that would cause such Participating Holder to no longer be an "underwriter" or an "affiliate" of the Combined Company, whichever amount is less; second, such securities requested to be included in such Combined Company Registration Statement by any other Participating Holder, pro rata on the basis of the amount of such securities held by such holder; and third, all other securities of the Combined Company duly requested to be included in such Combined Company Registration Statement.

     Piggy-Back Rights. If, during the three-year term of the Registration Rights Agreement, the Combined Company proposes to register any of its equity securities under the Securities Act (other than by a registration statement on Form S-4 or Form S-8) in a form and a manner that would permit registration of WCGI Common Stock held by holders who are parties to the Registration Rights Agreement, the Combined Company shall give notice to such holders of such registration. Upon a written request from such a holder requesting that such holder's shares be included in such registration (which request must be received by the Combined Company within 20 days after such notice has been given), the Combined Company shall use its commercially reasonable efforts to effect the registration of such shares of WCGI Common Stock. In the case the Combined Company's underwriters advise that the number of shares requested to be included in the registration statement cannot be sold in the time or manner requested by the Combined Company, then the Combined Company shall include in such registration that amount of WCGI Common Stock that the Combined Company is so advised can be sold in (or during the time of) the offering, as follows: first, all securities proposed by the Combined Company to be sold for its own account; second, securities of any holder of WCGI Common Stock that has properly requested that its shares be included in such registration and that is an "underwriter" or an "affiliate" of the Combined Company in an amount sufficient to include all the shares of WCGI Common Stock (or other Registrable Securities, as the case may be) offered by such holder or an amount sufficient to reduce the amount of such holder's shares of WCGI Common Stock (or other Registrable Securities, as the case may be) held after the offering to a level that would cause such holder to no longer be an "underwriter" or an "affiliate" of the Combined Company, whichever amount is less; third, such securities requested to be included in such registration statement by any other holder, pro rata on the basis of the amount of such securities held by such holder; and fourth, all other securities of the Combined Company duly requested to be included in such registration statement.

     Other. The Registration Rights Agreement contains a variety of other provisions applicable to either demand or piggy-back registrations. The Combined Company is required to pay specified expenses in connection with such registrations and is required to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The registration rights provided for in the Registration Rights Agreement are transferable to permitted transferees of WCGI Common Stock that comply with specified procedures. The securities registrable under the Registration Rights Agreement do not include securities listed on a national securities exchange or included in any interdealer quotation system, except such securities held by persons deemed to be "underwriters" or"affiliates" of the Combined Company.

  Applicability of Section 1145 of the Bankruptcy Code

            Section 1145 of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. MK has informed WCGI that it believes that the offer and sale of the Merger Shares, Series A Preferred Stock, Warrants, MK Equity Rights, the common stock of MK Rail and beneficial interests in the Liquidating Trust under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws. MK also has informed WCGI that it believes that the offer and sale of the WCGI Common Stock pursuant to the Warrants and the offer and sale of the WCGI Common Stock, the Series A Preferred Stock, the common stock of MK Rail and beneficial interests in the Liquidating Trust pursuant to the MK Equity Rights satisfy the requirements of Section 1145(a)(2) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities law. On July 25, 1996, the Bankruptcy Court entered an order to the effect that the offer and sale of securities through or upon the exercise of the MK Equity Rights would be exempt from registration under the Securities Act and state securities laws pursuant to Section 1145 of the Bankruptcy Code.

                   THE COMBINED COMPANY PRO FORMA INFORMATION

            The following is the Combined Company Pro Forma Information which gives effect to the Plan and the consummation of the Merger and the other transactions contemplated by the Plan, in each case, as if (i) the disposition by MK of certain assets and non-core businesses and (ii) such transactions had been consummated on: (a) May 31, 1996, in the case of the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet at May 31, 1996; and (b) December 1, 1994, in the case of the Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the six months ended May 31, 1996 and Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the fiscal year ended November 30, 1995. In addition to the Merger, the principal transactions contemplated by the Plan to which the Combined Company Pro Forma Information gives effect include the discharge and cancellation of substantially all of MK's existing long-term debt and common stock in exchange for the distribution of cash, securities of the Combined Company and securities of a majority owned subsidiary of MK provided for in the Plan. See "The Merger--MK Plan of Reorganization."

            The Combined Company Pro Forma Information is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company's actual financial position or results of operations would have been had the foregoing transactions been consummated, on such dates nor does it give effect to: (1) any transactions other than the foregoing transactions and those discussed in the accompanying Notes to the Combined Company Pro Forma Information; (2) Washington's or MK's results of operations since May 31, 1996; or (3) costs of implementing the consolidation of certain operations of the Combined Company (the potential amounts of which are unknown as specific plans for implementing such consolidation had not been developed as of the date hereof), or savings that could result from such consolidation. In addition, the following Combined Company Pro Forma Information is based upon various estimates relating to the Plan, including the amount of cash payments to be made on account of certain claims (as defined in Section 101(5) of the Bankruptcy Code) against MK (the "Claims"), and will not be updated to reflect events occurring after the date of this Proxy Statement. Among other things, the amount of deferred tax assets and the amount of cost in excess of net assets acquired reflected on the Unaudited Pro Forma Combined Condensed Balance Sheet at May 31, 1996 are subject to change based on the value of WCGI Common Stock at the Effective Time. Accordingly, the Combined Company Pro Forma Information does not purport to be indicative of the Combined Company's financial position or results of operations as of the date hereof or for any period ended on the date hereof, as of the Effective Time or for any period ending on the Effective Time, or as of or for any other future date or period. The Plan has been accepted by all MK creditors whose acceptance is required for confirmation and is expected either to be accepted by MK's stockholders or, if necessary, confirmed in the absence of such acceptance under the so-called "cramdown" provisions of the Bankruptcy Code. Accordingly, WCGI and MK believe that confirmation of the Plan in substantially its present form following the mailing of this Proxy Statement is probable. In addition, the estimated amount of transaction costs as set forth in the Combined Company
  Pro Forma Information below is not presently expected to materially combined Company change.

            The following Combined Company Pro Forma Information should be read in conjunction with the historical financial statements of Washington and MK, the related notes thereto and the other information contained elsewhere in this Proxy Statement, including the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Combined Company." See Exhibits 6 and 7 for (i) certain historical financial statements of MK; (ii) selected historical financial data of MK; and
  (iii) MK's managements' discussions and analyses of the historical financial condition and results of operations of MK. See also Exhibits 12, 13 and 14 for
  (i) certain historical financial statements of WCGI; (ii) selected historical financial data of WGCI; and (iii) WCGI's managements' discussions and analyses of the historical financial condition and results of operations of WGCI. In the preparation of the following Combined Company Pro Forma Information, it has been assumed that the historical book value of MK's assets generally approximates the fair value thereof, except for specific adjustments discussed in the Notes to the Combined Company Pro Forma Information. The Combined Company will be required to determine the fair value of the assets of MK as of the Effective Time. Although such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the following Combined Company Pro Forma Information, there can be no assurance with respect thereto.

            MK's fiscal year historically has ended on December 31, while Washington's fiscal year has ended on November 30. The Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet at May 31, 1996 is based upon Washington's financial position at May 31, 1996 and upon MK's financial position at June 30, 1996. The Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet at May 31, 1996 reflects separately MK's liabilities subject to compromise pursuant to the Chapter 11 Case in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). Liabilities subject to compromise at May 31, 1996 include the following principal claims:


        Current liabilities subject to compromise:
           Antecedent bank debt
           Estimated reimbursement obligations of                       $213,345
            discontinued Transit operations                              121,249
           Touchstone, Inc. litigation settlement                          5,250
           Liability for estimated allowed claim arising from
            rejection of the Boise leases                                 12,970
                                                                        --------
                                                                        $352,814
                                                                         =======

        Non-current liabilities subject to compromise:
           Accrued litigation settlements                                $25,000
                                                                          ======

  The Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the six months ended May 31, 1996 is based upon Washington's results of operations for its six months ended May 31, 1996 and upon MK's results of operations for its six months ended June 30, 1996. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the six-month period ended May 31, 1996 reflects separately, as reorganization items, certain material nonrecurring costs and expenses incurred by MK in connection with the Chapter 11 Case in conformity with SOP 90-7. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the fiscal year ended November 30, 1995 is based upon Washington's results of operations for its fiscal year ended November 30, 1995 and upon MK's results of operations for its fiscal year ended December 31, 1995. Certain items derived from MK's and Washington's historical financial statements have been reclassified to conform to the pro forma combined presentations.

            As a result of various characteristics of their respective businesses, the results of operations of Washington and MK can fluctuate significantly from period to period. Accordingly, results of operations for an interim period are not necessarily indicative of results of operations for an entire fiscal year, and results of operations for a fiscal year are not necessarily indicative of future operating results.

       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                                  MAY 31, 1996
                           (in thousands of dollars)

                                                               Historical         Pro Forma Adjustments
                                                        ------------------------ ------------------------      Combined
                                                                                                                Company
                                                             MK      Washington   Debit          Credit        Pro Forma
                                                        ----------  ------------ -------       ----------    ------------
ASSETS
Current assets
Cash and cash equivalents                                $  68,102     $ 24,863                 $ 13,300 (a)    $ 73,665
                                                                                                   6,000 (a)
Accounts and note receivable and unbilled receivables      241,949       65,131                                  307,080
Deferred income taxes and other tax assets                  15,510          514  $ 18,603 (b)                     34,627
Net assets of discontinued MK Rail operations               72,000           --                   72,000 (a)          --
Other current assets                                        33,663       10,371                                   44,034
                                                        ----------     --------                                ---------
Total current assets                                       431,224      100,879                                  459,406
                                                        ----------     --------                                ---------
Investments and other assets                               101,617        9,197                    8,816 (a)     101,998
Deferred income taxes and other tax assets                      --           --    78,656 (a)     36,377 (b)      42,279
Cost in excess of net assets acquired                           --       15,567    98,012 (a)                    113,579
Property and equipment, net                                 38,455       65,466                                  103,921
                                                        ----------     --------  --------       --------       ---------
Total assets                                             $ 571,296     $191,109  $195,271       $136,493        $821,183
                                                        ==========     ========  ========       ========       =========
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIENCY)
Current liabilities
Short-term debt                                          $  30,981     $    448                                 $ 31,429
Liabilities subject to settlement under
  reorganization proceedings                               352,814           --  $352,814 (a)                         --
Accounts payable and accrued expenses                      148,636       37,815                                  186,451
Billings in excess of costs and estimated
  earnings on uncompleted contracts                         48,278        8,182                                   56,460
Income taxes payable                                         7,123          929                 $    159 (b)       8,211
Other current liabilities                                   98,411           --                   10,180 (a)     108,591
                                                        ----------     --------                                ---------
Total current liabilities                                  686,243       47,374                                  391,142
                                                        ----------     --------                                ---------
Non-current liabilities
Long-term debt                                                  --        4,823                                    4,823
Deferred income taxes                                        8,813        9,120    17,933 (b)                         --
Accrued litigation settlements subject to
  settlement under reorganization proceedings               25,000           --    25,000 (a)                         --
Other non-current liabilities                               73,520           --     4,727 (a)     22,733 (a)      91,526
                                                        ----------     --------                                ---------
Total non-current liabilities                              107,333       13,943                                   96,349
                                                        ----------     --------                                ---------
Redeemable preferred stock                                      --           --                   18,000 (a)      18,000
                                                        ----------     --------                                ---------
Stockholders' equity (deficiency)
Washington's common stock and paid-in
  capital                                                                62,359                  185,900 (a)     248,259
Washington's retained earnings                                           67,433                                   67,433
MK's stockholders' (deficiency)                           (222,280)          --                  222,280 (a)          --
                                                        ----------     --------                                ---------
Stockholders' equity (deficiency)                         (222,280)     129,792                                  315,692
                                                        ----------     --------  --------       --------       ---------
Total liabilities and stockholders' equity
  (deficiency)                                           $ 571,296     $191,109  $400,474       $459,252        $821,183
                                                        ==========    ========= =========      =========       =========

See Accompanying Notes to the Combined Company Pro Forma Information.

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                STATEMENT OF OPERATIONS FOR THE SIX MONTH PERIOD
                               ENDED MAY 31, 1996
              (in thousands, except for share and per share data)

                                                                                                       Plan and
                                                      Pro Forma                                         Merger
                                                      Disposition                                     Pro Forma
                                                     Adjustments          Adjusted                   Adjustments       Combined
                                        Historical     (Debit)           Historical    Historical      (Debit)          Company
                                            MK          Credit                MK       Washington      Credit          Pro Forma
                                        ----------   ------------        ----------    ----------     ----------       ---------
Revenue                                  $ 677,684                         $ 677,684     $ 144,699                       $ 822,383
Cost of revenue                           (645,109)                         (645,109)     (141,331)       $   900(b)      (785,540)
                                        ----------                         ---------     ---------    -----------      -----------
Gross profit from continuing
 operations...........................      32,575                            32,575         3,368            900           36,843

General and administrative expenses...     (24,027)                          (24,027)       (1,730)           450 (b)      (16,419)
                                                                                                             (182)(c)
                                                                                                            9,070 (d)
Amortization of excess of
  cost over net assets
  acquired............................        ----                              ----          (210)        (1,225)(e)       (1,435)
Interest expense......................     (10,148)                          (10,148)         (382)         9,124 (f)       (1,406)
Other income (expense), net...........        ----                              ----         1,723                           1,723
Equity in the net income of
 unconsolidated affiliate.............       4,757        $  (348)(a)          4,409                                         4,409

Gain on disposition of investment
 in affiliates........................       2,130         (2,130)(a)           ----                                          ----

Reorganization expense................        ----                              ----        (1,500)                         (1,500)
                                        ----------      ---------          ---------     ---------    -----------      -----------
Income from continuing
  operations before
  reorganization items and
  income taxes........................       5,287         (2,478)             2,809         1,269         18,137           22,215
Reorganization items..................     (20,904)                          (20,904)         ----         20,904(g)          ----
                                        ----------      ---------          ---------     ---------    -----------      -----------
Income (loss) from
  continuing operations
  before income taxes.................     (15,617)        (2,478)           (18,095)        1,269         39,041           22,215
Income tax expense....................      (2,357)                           (2,357)         (443)        (8,571)(h)      (11,371)
                                        ----------      ---------          ---------     ---------    -----------      -----------
Income (loss) from
  continuing operations...............   $ (17,974)       $(2,478)         $ (20,452)    $     826        $30,470        $  10,844
                                        ==========      =========          =========     =========    ===========      ===========

Income per common share (1)............................................                       $.03
Pro forma income per common share (1)..................................                                                       $.20


(1) MK's historical per share data is not presented because, as a result of the assumed cancellation of all shares of its common stock pursuant to the Plan, such data is not considered meaningful. Washington's per share data is based on the weighted average of 29,482,000 shares outstanding during the period presented. Combined Company pro forma per share data is based on 53,603,000 shares of WCGI Common Stock assumed to be outstanding during the period presented.

See Accompanying Notes to the Combined Company Pro Forma Information.

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                  STATEMENT OF OPERATIONS FOR THE FISCAL YEAR
                            ENDED NOVEMBER 30, 1995
              (in thousands, except for share and per share data)

                                                                                                  Plan and
                                                  Pro Forma                                        Merger
                                                 Disposition                                      Pro Forma
                                                 Adjustments          Adjusted                  Adjustments           Combined
                                    Historical     (Debit)          Historical    Historical       (Debit)            Company
                                       MK          Credit               MK        Washington       Credit            Pro Forma
                                    ----------   -----------        ----------    ----------    -----------          ---------

Revenue                            $ 1,708,666     $(156,518)(a)    $ 1,552,148     $ 228,537                       $ 1,780,685

Cost of revenue..................   (1,689,844)      163,662 (a)     (1,526,182)     (216,859)       $ 1,800 (b)     (1,741,241)
                                   -----------     ---------        -----------     ---------        -------        -----------
Gross profit from continuing
  operations.....................       18,822         7,144             25,966        11,678          1,800             39,444

General and administrative
  expenses(1)....................      (59,243)                         (59,243)       (3,332)           900 (b)        (38,225)
                                                                                                         130 (c)
                                                                                                      23,320 (d)
Amortization of excess of
  cost over net assets acquired..         ____                             ____          (420)        (2,450)(e)         (2,870)
Interest expense.................      (28,217)                         (28,217)         (189)        25,217 (f)         (3,189)

Other income (expense), net......       (4,408)       10,472 (a)          6,064         4,450                            10,514

Equity in the net income of
  unconsolidated affiliates......       23,042        (9,735)(a)         13,307          ____                            13,307

Loss on disposition of
  investments in affiliates......      (19,738)       19,738 (a)           ____          ____                              ____
                                   -----------     ---------        -----------     ---------        -------        -----------

Income (loss) from
  continuing operations before
  income taxes...................      (69,742)       27,619            (42,123)       12,187         48,917             18,981

Income tax expense...............       (9,894)                          (9,894)       (4,022)        (1,162)(h)        (15,078)
                                   -----------     ---------        -----------     ---------        -------        -----------
Income (loss) from
  continuing operations..........  $   (79,636)    $  27,619        $   (52,017)    $   8,165        $47,755        $     3,903
                                   ===========     =========        ===========     =========        =======        ===========

Income per common share (2)......                                                        $.28

Pro forma income per common
  share (1)......................                                                                                          $.07

(1) Historical MK, Adjusted Historical MK and Combined Company Pro Forma general and admministrative expenses include $3,113 of MK's legal expenses in connection with the settlement of its securities litigation, which expenses will not have a continuing impact on the Combined Company's results of operations.

(2) MK's historical per share data is not presented because, as a result of the assumed cancellation of all shares of its common stock pursuant to the Plan, such data is not considered meaningful. Washington's per share data is based on the weighted average of 29,478,000 shares outstanding during the period presented. Combined Company pro forma per share data is based on 53,599,000 shares of WCGI Common Stock assumed to be outstanding during the period presented.

 See Accompanying Notes to the Combined Company Pro Forma Information.

              NOTES TO THE COMBINED COMPANY PRO FORMA INFORMATION
               (dollars in thousands, except for per share data)


Note 1.  Description of Plan Transactions

As set forth below, the Merger and the settlement pursuant to the Plan of MK's liabilities subject to settlement under reorganization proceedings are assumed to be effected through, among other things, the payment of $13,300 in cash and the issuance of the Merger Shares and Warrants. Under the purchase method of accounting, the total purchase price paid by Washington for the acquisition of MK pursuant to the Merger has been estimated to be $205,200, consisting of the following consideration:


       Cash to be distributed            $ 13,300
       Equity to be issued                185,900
       Estimated costs of acquisition       6,000
                                         --------
        Total purchase price             $205,200
                                         ========

The Plan is also assumed to result in, among other things, the issuance and/or distribution of all of the shares of MK Rail Common Stock held by MK, the MK Rail Note held by MK (or the proceeds thereof) and 18,000 shares of Series A Preferred Stock. See Note 3(a) below.

The estimated value of the Merger Shares ($180,259 in the aggregate, or $7.47 per share) and the Warrants ($5,641 in the aggregate, or $2.04 per warrant), reflected in the foregoing calculation, was estimated solely for the purpose of the foregoing calculation and does not purport to constitute an estimate of the market value of such securities as of the Effective Time or any other date. Pursuant to Accounting Principles Board Opinion No. 16, the assumed value of the Merger Shares was estimated taking into consideration the market price of WCGI Common Stock during a period of time before and after the terms of the Merger were agreed upon and publicly announced, discounted by 12.5% due to the relatively large number of shares to be issued pursuant to the Merger and the historical volatility of the market price of WCGI Common Stock. The value of the Warrants reflected in the foregoing calculation was determined through the application of the Black-Scholes valuation model. The Black-Scholes valuation model is a complex mathematical formula used to value warrants that takes into account a number of factors, including assumptions regarding and estimates of the market price of the underlying stock and the volatility of such price, the exercise price of the warrant, the term of the warrant and prevailing interest rates. The principal assumptions used in applying the Black-Scholes valuation model to value the Warrants included, in addition to the $12.00 per warrant exercise price and six and one-half year term thereof, an assumed market price of $8.50 per share for the underlying shares of WCGI Common Stock, assumed volatility in such market price during the six and one-half year exercise period of 25.0% and an assumed risk-free interest rate throughout such period of 6.70% per annum.

The actual market value of the Merger Shares and Warrants at any particular time will be influenced by a number of factors, including the Combined Company's financial condition and results of operations, perceptions regarding the Combined Company's prospects and general market and economic conditions and may vary materially from the assumed value thereof used herein. See "Risk Factors" for a discussion of certain factors that may affect the financial performance of the Combined Company and of various risks associated with the Combined Company Securities.

Note 2.  Washington's Historical and Combined Company Pro Forma Capital Stock


                                         Number of Shares
                                   ---------------------------
                                      Washington    Combined
                                     Historical     Company
           Capital Stock             May 31, 1996   Pro Forma
- ---------------------------------  --------------- -----------
Preferred stock - par value $ .01
  Authorized                            1,000,000   10,000,000
  Issued and outstanding                     ----       18,000
Common stock - par value $ .01
  Authorized                           39,000,000  100,000,000
  Issued and outstanding               29,482,000   53,603,000


Note 3. Unaudited Pro Forma Combined Company Balance Sheet Adjustments

(a) To record: (i) the Merger of MK and Washington, which will be accounted for under the purchase method of accounting; (ii) the settlement of MK's liabilities subject to compromise pursuant to the Plan; (iii) adjustments to reflect the net assets acquired at estimated fair value and the recognition of the excess of the total purchase price over net assets acquired as set forth below; and (iv) estimated deferred tax assets (benefits of operating loss and tax credit carryforwards based on MK management's estimate of its ability to utilize such tax benefits) subsequent to the Merger. The value of the deferred tax assets is based, among other things, upon various assumptions including the fair value of the common stock and asset distributions to the secured creditors and the generation of future taxable income. These deferred tax benefits are subject to change based on the occurrence of future events, possibly by a material amount.

Account                       Debit     Credit     Description
- ---------------------------- -------   --------    --------------------------------------
Cash and cash equivalents              $ 13,300    Cash distribution pursuant to the Plan
                                          6,000     Payment of transaction costs

Net assets of discontinued
 MK Rail operations                      72,000    Asset distributions pursuant
                                                    to the Plan

Investments and other                     8,816    Adjustment to fair value of
 assets                                             MK's prepaid pension cost
                                                    for unrecognized net losses

Deferred income taxes and
 other tax assets            $ 78,656              Adjustment to MK's deferred
                                                    tax assets to reflect effect
                                                    of the Plan and the Merger

Cost in excess of net
 assets acquired               98,012              To record the excess of cost
                                                    over net assets acquired

Liabilities subject to
 settlement under
 reorganization proceedings   352,814              Elimination of MK's
                                                    liabilities subject to
                                                    settlement under
                                                    reorganization proceedings
Other current liabilities                10,180    Other pre-acquisition
                                                    contingencies net, including
                                                    future severance costs from
                                                    existing MK employment
                                                    agreements and cost of
                                                    insurance for MK's previous
                                                    directors and officers
                                                    required by the Merger
                                                    Agreement

Accrued litigation
 settlements subject to
 settlement under
 reorganization proceedings    25,000              Elimination of MK's
                                                    liabilities subject to
                                                    settlement under
                                                    reorganization proceedings

Other non-current
 liabilities                    4,727              Elimination of MK's
                                                    unamortized deferred gain
                                                    from prefunding workers'
                                                    compensation liabilities

                                         22,733    Adjustment to fair value of
                                                    MK's postretirement benefit
                                                    obligation for unrecognized
                                                    net losses

Redeemable preferred stock               18,000    Issuance of redeemable
                                                    preferred stock pursuant to
                                                    the Plan

Washington's common stock
 and paid-in capital                    185,900    Issuance of equity pursuant
                                                    to the Plan and the Merger

MK's stockholders'
 deficiency                             222,280    Elimination of MK's
                                                    stockholders' deficiency

  (b) To reclassify deferred tax assets and liabilities and offset the non-current deferred tax assets and liabilities and present as a single amount.

              NOTES TO THE COMBINED COMPANY PRO FORMA INFORMATION
                                  (Continued)

  Note 4. Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations Adjustments for the Six Month Period Ended May 31, 1996 and Fiscal Year Ended November 30, 1995

  (a) To eliminate the effects of dispositions of certain assets and non-core businesses which will not have a continuing impact on the Combined Company's results of operations.


                              For the Six    For the Fiscal
                              Month Period      Year Ended
                                 Ended        November 30,
Account                       May 31, 1996        1995        Description

Revenue                                      $(156,518)       Revenue of wholly-owned
                                                              subsidiary disposed of
                                                              during 1995

Cost of revenue                                163,662        Cost of revenue of wholly-owned
                                                              subsidiary disposed of during
                                                              1995

Other income (expense),
  net......................                     10,472        Realized losses and provisions
                                                              for losses in connection with
                                                              planned divestitures of
                                                              certain assets and non-core
                                                              businesses, excluding
                                                              discontinued operations
Equity in the net income
  of unconsolidated
  affiliates...............     $  (348)        (9,735)       Equity in the net income of
                                                              unconsolidated affiliates
Gain (losses) on                                              disposed of during the period
  dispositions of
  investments in affiliates      (2,130)        19,738        Realized gain (losses) and
                                                              provisions for losses in
                                                              connection with planned divestitures
                                                              of certain assets and non-core
                                                              businesses, excluding discontinued
                                                              operations

  (b) To recognize the estimated reduction in periodic rent expense pursuant to the terms of the new lease for MK's Boise offices to become effective on the Effective Date pursuant to the Plan.

  (c) To adjust MK's historical general and administrative expenses to reflect the effects of certain pro forma adjustments made to give effect to the Plan and the consummation of the Merger and other transactions contemplated thereby as referred to in Note 3(a) above as follows:


                                                    For the     For the Fiscal
                                                   Six Month         Year
                                                    Period           Ended
                                                     Ended       November 30,
                                                 May 31, 1996        1995
                                                 ------------   --------------
To reverse MK's historical amortization of
  unrecognized net losses of the postretirement
  health care plan.............................      $ 762          $ 1,683
To reverse MK's historical amortization of
  deferred gain from prefunding workers'
  compensation liabilities.....................       (944)          (1,553)
                                                 ------------   --------------
Total                                                $(182)         $   130
                                                 ============   ==============

              NOTES TO THE COMBINED COMPANY PRO FORMA INFORMATION
                                  (Continued)


  (d) To eliminate MK's historical professional consultants' fees and out-of-pocket expenses and compensation expense for employee retention plan award. The eliminations include MK's historical professional consultants' fees and expenses (including fees and expenses of certain of MK's lenders and their accounting and financial consultants, which MK was obligated to pay under the provisions of the credit agreement being restructured under the Plan, and the professional fees of MK's accounting, tax, financial and bankruptcy consultants) directly attributable to the financial restructuring of MK to be completed pursuant to the Plan ($7,570 for the six month period ended May 31, 1996 and $17,496 for the fiscal year ended November 30, 1996). The eliminations also include $1,500 and $5,824 of compensation expense for key employees of MK for the six month period ended May 30, 1996, and the fiscal year ended November 30, 1995, respectively, pursuant to a retention plan adopted by MK's Board of Directors on June 30, 1995. The retention plan was adopted to retain certain key professionals while MK pursued its financial restructuring. MK paid $2,167 of retention plan awards on December 15, 1995. The balance of the retention plan awards will be paid upon confirmation of MK's petition for relief under Chapter 11.


  (e) To record the Combined Company's amortization of estimated excess of cost over net assets acquired over an assumed useful life of 40 years. The Combined Company will be required to determine the actual amount of excess of cost over net assets acquired and the appropriate amortization period as of the Effective Time. Such determinations will be based upon the fair values of MK's net assets (including deferred tax assets) and other relevant information as of the Effective Time. Although such determinations are not presently expected to result in the actual amount of excess of cost over the fair value of net assets acquired and related periodic amortization being materially greater or less than the estimated pro forma amounts thereof, there can be no assurance with respect thereto. Any increase in the amount of periodic amortization of the excess of cost over the fair value of net assets acquired would reduce periodic net income.


  (f) To eliminate MK's historical interest expense on the antecedent debt subject to settlement under the Plan.

  (g) To eliminate MK's nonrecurring reorganization expenses in connection with the Plan.


     Professional consultants' fees and out-of-pocket expenses           $ 6,219
     Compensation expense for reorganization bonus                         1,115
     Debtor-in-possession financing fees                                     600
     Provision for estimated allowed claim arising from the rejection
       of the Boise leases                                                12,970
                                                                         -------
     Total                                                               $20,904
                                                                         =======


  (h) To provide, in addition to foreign income taxes, federal and state income taxes at an assumed rate of 40% after giving effect to: (i) the net pro forma adjustments to income (loss) before income taxes; (ii) the non-deductible goodwill expense resulting from the assumed Merger; and (iii) the reversal of a portion of the valuation allowance to adjust the deferred tax asset to an amount that is more likely than not to be realized. The effective income tax rate in future periods may vary due to differences in income tax rates in the various jurisdictions where the Combined Company will operate. Because the income tax laws of certain jurisdictions will not allow the Combined Company to file on a consolidated basis, state and foreign income tax expense may be incurred in periods when its combined results of operations reflect a loss before income taxes.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                       OPERATIONS OF THE COMBINED COMPANY

     As a result of the effectiveness of the Plan and the consummation of the Merger, the Combined Company will operate the existing businesses of Washington and the existing businesses of MK (other than the businesses of MK Rail and certain other noncore businesses) on a combined basis under a new corporate and capital structure. See "The Merger" and "The Combined Company Pro Forma
Information."   See also "The Combined Company Projections" attached hereto as
Appendix A. Accordingly, the financial condition and results of operations of the Combined Company after the Effective Time are not comparable to the historical financial conditions or results of operations of Washington and MK, either individually or on a combined basis.

     The Combined Company will have three principal sources of liquidity during the period immediately following the Effective Time: (i) cash and cash equivalents (after giving effect to the distributions contemplated by the Plan);
(ii) certain financing facilities available to the Combined Company; and (iii) cash generated by operations. See "The Combined Company Pro Forma Information" and "The Merger--Other Indebtedness of the Combined Company." See also "The Combined Company Projections" attached hereto as Appendix A. While WCGI and MK believe that the Combined Company's liquidity and capital resources will be sufficient to cover its reasonably foreseeable working capital, capital expenditure and debt service requirements, no assurance can be given with respect thereto. See "Risk Factors."

                                 BUSINESS OF MK

     Copies of MK's Quarterly Report on Form 10-Q for the three months ended June 30, 1996 and MK's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 are attached hereto as Exhibits 6 and 7, respectively.

     On July 25, 1996, MK reported that due to $30.7 million in charges associated with it's financial reorganization and discontinued transit operations, MK reported a net loss of $28.1 ($0.85 per share) on revenue of $353 million for the second quarter ended June 30, 1996 compared to a net loss of $12.4 million ($0.37 per share) on revenue of $459 million for the second quarter of 1995.

     MK reported operating income from continuing operations for the quarter of $17.8 million, compared to $10.6 million operating income for the second quarter of 1995. In addition, MK reported income from continuing operations of $3.9 million before reorganization items and income taxes for the quarter, compared to a loss of $10.1 million for the second quarter of 1995. Backlog of all uncompleted contracts at June 30, 1996 was $3.5 billion.

     Operational highlights during the quarter included the award of a three-year-extension contract from the Tennessee Valley Authority (the "TVA") for construction modifications and supplemental maintenance at TVA's fossil and hydro electric generating plants and additional TVA facilities. The extension contract, awarded to G-UB-MK Constructors, a joint venture of MK, Parsons Power Group, Inc. and Union Boiler Company, is valued at $256 million, bringing the total contract value to $634 million.

     In April 1996, a joint-operations team led by MK was awarded an engineering, procurement and construction-management contract for installation of coal processing, stockpiling and ship loading equipment for a 3.8 million ton capacity surface mine in Indonesia. Under the new contract, the MK consortium will direct the 24 month long project to install equipment and construct facilities valued at $80 million, permitting coal loading into ocean-going Panamax-class vessels for export throughout the Pacific Rim.

     During the second quarter of 1996, MK was awarded a cost-plus-fixed-fee contract to provide management and technical services during construction of the $700 million Pinglin Tunnel, a major segment of a new four-lane expressway connecting Taipei City with Ilan County on the Pacific coast. The project is the largest underground construction project currently underway in the world.

             PROPOSAL TO AMEND WCGI'S CERTIFICATE OF INCORPORATION

     Pursuant to the Merger Agreement, WCGI's Certificate of Incorporation will be amended to, among other things, permit the consummation of the transactions contemplated by the Merger Agreement. All of the amendments described below will become effective concurrently with the Merger. A copy of WCGI's Certificate of Incorporation which will become effective concurrently with the Merger is attached hereto as Exhibit 4.

Change the Corporate Name of WCGI

     WCGI's Certificate of Incorporation will be amended to change the name of the corporation to "Morrison Knudsen Corporation."

Increase in WCGI's Authorized Capital Stock

     WCGI's Certificate of Incorporation will be amended to increase the number of authorized shares of WCGI Common Stock from 39,000,000 to 100,000,000 and the number of authorized shares of WCGI Preferred Stock from 1,000,000 to 10,000,000, of which 18,000 shares (or, under certain circumstances, 1,800,000 shares) will be designated as Series A Preferred Stock. See "Description of WCGI Capital Stock--Common Stock" and "Description of WCGI Capital Stock-- Preferred Stock." See also "Securities to be Issued and Transferred Under the Plan--Series A Preferred Stock."


     As of the Record Date, WCGI has outstanding 29,481,184 shares of WCGI Common Stock and has 876,000 shares of WCGI Common Stock reserved for issuance under its stock option plan. If the Merger is consummated, WCGI will have outstanding approximately 53,603,000 shares of WCGI Common Stock, 2,765,000 shares of WCGI Common Stock reserved for the Warrants, 187,848 shares of WCGI Common Stock reserved for issuance upon exercise of certain warrants to be issued to WCGI's financial advisors in connection with the Merger (see "Certain Transactions") and 876,000 shares of WCGI Common Stock reserved for issuance under WCGI's stock option plan.

     In addition to the necessity of this amendment to consummate the transactions contemplated by the Merger Agreement, the WCGI Board of Directors believes that this amendment is advantageous to WCGI and its stockholders, providing additional authorized shares of WCGI Common Stock and WCGI Preferred Stock that could be used from time to time, without further action or authorization by the stockholders (except as may be required by law or by any stock exchange on which WCGI securities may then be listed), for corporate purposes which the WCGI Board of Directors may deem desirable, including, without limitation, stock splits, stock dividends or other distributions, financings, acquisitions, stock grants, stock options and employee benefit plans. While WCGI has no present plans, agreements or commitments for the issuance of additional shares of WCGI Common Stock and WCGI Preferred Stock (except as described herein), other than pursuant to its employee benefit plans, upon the exercise of stock options and warrants, the Board of Directors believes that the availability of these shares would allow WCGI to issue additional shares of WCGI Common Stock and WCGI Preferred Stock if market or other conditions indicate that such a course of action is advisable.

Removal of Directors

     Currently, the majority vote of the holders of WCGI Common Stock may remove a director from office at any time, with or without cause. WCGI's Certificate of Incorporation will be amended so that a director may be removed from office only for cause by the majority vote of WCGI stockholders entitled to vote thereon.

Special Meeting of Stockholders

     WCGI's Certificate of Incorporation will be amended so that special meetings of the stockholders for any purpose may be called at any time only by a majority of the Board of Directors or the Chief Executive Officer or the President of WCGI. Currently, WCGI's Certificate of Incorporation provides that a special meeting may be called at any time by a majority of the Board of Directors or the Chief Executive Officer or the President of WCGI and that the President or the Secretary shall call a special meeting at the request in writing of stockholders owning a majority of WCGI's voting stock issued and outstanding. Therefore, this amendment would eliminate a stockholder's ability to call a special meeting.

Stockholder Action by Written Consent

     Under DGCL, unless otherwise provided in a corporation's charter, any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting, without prior notice and without a stockholder vote, if a written consent setting forth the action is signed by stockholders having the requisite votes to authorize such action at a meeting. WCGI's Certificate of Incorporation does not presently contain any provisions restricting the ability of stockholders to act by written consent. This amendment would eliminate the ability of stockholders to take action by written consent, by providing that any action which may be taken by stockholders of WCGI at an annual or special meeting may not be effected except at such an annual or special meeting by the vote required for the taking of such action.

     The Board of Directors is submitting this amendment for adoption by the stockholders in order to assure that stockholders have an adequate opportunity to consider all of the matters which may be brought to them for action. Additionally, management is provided with an opportunity to review and respond to proposed actions, as appropriate, and to make its views known to the stockholders before action has been taken.

Amendments to the Bylaws

     WCGI's Certificate of Incorporation will be amended so that the affirmative vote of two-thirds of, rather than the affirmative vote of a majority of, the issued and outstanding voting stock of WCGI would be required to amend or rescind WCGI's Bylaws.

Amendments to the Certificate of Incorporation

     WCGI's Certificate of Incorporation will be amended so that any proposal to amend or repeal or the adoption of any provision inconsistent with the provisions of WCGI's Certificate of Incorporation relating to classification of the Board of Directors, removal of directors, calling a special meeting, cumulative voting or no action by written consent or this amendment would require the affirmative vote of two-thirds of the issued and outstanding voting stock of WCGI rather than a majority of the voting stock issued and outstanding. Without such provision, the holders of a majority of the voting stock would be able to effect the amendment or repeal of such provisions.

Prohibition of Issuance of Nonvoting Stock

     As required by the United States Bankruptcy Code, WCGI's Certificate of Incorporation will be amended to prohibit WCGI from issuing any nonvoting equity securities.

Potential Anti-Takeover Effects

     The foregoing amendments to WCGI's Certificate of Incorporation may discourage or make more difficult the acquisition of control of WCGI by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of WCGI first to negotiate with WCGI. The Board of Directors of WCGI believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing WCGI's potential ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure WCGI that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. While there necessarily can be no assurance in this regard, WCGI's Board of Directors also believes that the foregoing measures are not likely to have a material impact on market prices for

WCGI Common Stock in circumstances other than those described above in light of, among other factors, the existence of generally comparable measures in effect for other publicly held companies and the Board's belief that market prices will be influenced most significantly by WCGI's actual results of operations and prospects, general market and economic conditions, and other traditional determinants of stock market prices rather than takeover-related measures and other corporate governance provisions. See "Risk Factors--Certain Effects of the Merger on the Rights of the Stockholders of WCGI," "Description of WCGI Capital Stock--Potential Anti-Takeover Effects" and "--Delaware General Corporation Law Section 203."

Changes in Ownership of WCGI Resulting from the Merger

     In considering the proposed amendments to WCGI's Certificate of Incorporation, WCGI stockholders should note that after consummation of the Merger, existing WCGI stockholders will own approximately 55% of the outstanding WCGI Common Stock (excluding shares of WCGI Common Stock issuable upon exercise of the Warrants). Mr. Dennis R. Washington, who currently owns approximately 68.8% of the WCGI Common Stock, will own beneficially approximately 37.8% of WCGI Common Stock (excluding shares of WCGI Common Stock issuable upon exercise of the Warrants) after the Merger. Assuming the issuance of shares of WCGI Common Stock upon exercise of all of the Warrants, existing WCGI stockholders (including Mr. Washington) and Mr. Washington would own approximately 52.3% and 36%, respectively, of WCGI Common Stock after the Merger.

                   SECURITY OWNERSHIP OF THE COMBINED COMPANY

Certain Stockholders

     The following table indicates the number of shares of WCGI Common
Stock owned beneficially as of July 19, 1996 by each person known to WCGI to beneficially own more than 5% of the outstanding shares of WCGI Common Stock.

                                              Amount of Shares
                                             Beneficially Owned
                              -------------------------------------------------
Name and Address of                Shares of
 Beneficial Owner                 WCGI Stock             Percent of Class
- -------------------           -------------------  ----------------------------

                                                      Before          After
                                                      Merger         Merger
                                                   Transactions   Transactions
                                                   -------------  -------------
Dennis R. Washington                20,287,473(1)          68.8%          37.8%
c/o Washington Corporations
  101 International Way
  Missoula, MT   59807

Pioneer Management                   1,713,400              5.8%           3.2%
 Corporation (2)
  60 State Street
  Boston, MA  02109

                              Shares of Series A
                                Preferred Stock         Percent of Class
                              ------------------   ---------------------------
                                                      Before         After
                                                      Merger         Merger
                                                   Transactions   Transactions
                                                   ------------   ------------
Liquidating Trust (3)                   18,000            --            100%
c/o Morrison Knudsen
 Corporation
  Morrison Knudsen Plaza
  Boise, Idaho  83729

____________________

(1) Includes 19,381,635 shares held of record by Mr. Washington individually, and 828,000 shares held by D.W. Holdings, Inc., which is wholly owned by Mr. Washington, and as to which Mr. Washington may be deemed the beneficial owner. Also includes 77,838 shares of WCGI Common Stock held beneficially by Mr. Washington's wife as to which Mr. Washington disclaims beneficial ownership.
(2) Information based on a Schedule 13G dated January 26, 1996 filed with the Commission, which reports sole voting power and shared dispositive power with respect to such shares.

(3) At the Effective Time, all of the shares of Series A Preferred Stock will be distributed to a Liquidating Trust to be established pursuant to the Plan for the benefit of certain MK creditors. Holders of Series A Preferred Stock will be entitled to vote together with holders of WCGI Common Stock as a single class on all matters with respect to which the holders of WCGI Common Stock are entitled to vote. Each share will have 1/100 of a vote. See "The Merger -- MK Plan of Reorganization" for further information concerning the Liquidating Trust. Under certain circumstances the number of shares of Series A Preferred Stock may be distributed to the holders of Impaired Claims, in which case the total number of such shares of Series A Preferred Stock will be 1,800,000. See "Securities to be Issued and Transferred Under the Plan--Series A Preferred Stock."

Beneficial Ownership of Stock by Management

     Giving effect to the Merger and the Plan and assuming no change in the number of shares of WCGI Common Stock beneficially owned by the Combined Company's directors, officers (other than Dennis R. Washington) and directors and officers as a group (excluding Mr. Washington) between the date as of which such information is presented in the MK 10-K or the 1996 Proxy Statement and the Effective Time, immediately following the Effective Time the percentage of shares of WCGI Common Stock beneficially owned by each of such persons individually and by such group would be less than 1%.

     For information regarding the beneficial ownership of WCGI Common Stock by Washington's current directors, executive officers and directors and executive officers as a group, see the 1996 Proxy Statement at page 15 included in
Exhibit 11 attached hereto. Washington's current directors, executive officers and directors and executive officers as a group do not include
Dennis R. Washington, and neither the table of beneficial ownership of management in the 1996 Proxy Statement nor the information in the following paragraph includes beneficial ownership information regarding
Mr. Washington.

     Giving effect to the Merger and assuming no change in the number of shares of WCGI Common Stock beneficially owned by Washington's current directors, officers and directors and officers as a group between the date as of which such information is presented in this Proxy Statement and the Effective Time, immediately following the Effective Time, (i) the number of shares of WCGI Common Stock beneficially owned by each of such persons individually and by such group would be the same as the number of shares of WCGI Common Stock owned by each of such persons and such group and (ii) the percentage of shares of WCGI Common Stock beneficially owned by each of such persons individually and by such group would be less than 1%.

     For information regarding the beneficial ownership of MK Common Stock by MK's current directors, executive officers and directors and executive officers as a group see the MK 10-K at pages III-13 through III-14, included in Exhibit 7 attached hereto. At the date as of which such information was given, none of such persons beneficially owned any shares of WCGI Common Stock. Such group includes Messrs. Miller and Tinstman, who will be directors of the Combined Company pursuant to the Merger Agreement, and Messrs. Tinstman, Hanks, Slavich, Zarges, Allred and Chi, who will be executive officers of the Combined Company. Giving effect to the Merger and the Plan and assuming no change in the number of shares of MK Common Stock or WCGI Common Stock beneficially owned by MK's current directors, officers and directors and officers as a group between the date as of which such information is presented in the MK 10-K and the Effective Time, immediately following the Effective Time the percentage of shares of WCGI Common Stock beneficially owned by each of such persons individually and by such group would be less than 1%.

     Accordingly, no person currently expected to be a director or an executive officer of the Combined Company (other than Dennis R. Washington) is, and the persons currently expected to be the directors and executive officers of the Combined Company as a group (excluding Mr. Washington) are not, expected to beneficially own more than 1% of the outstanding WCGI Common Stock immediately following the Effective Time.

                       MANAGEMENT OF THE COMBINED COMPANY

Board of Directors

     Immediately after the Effective Time, the Board of Directors of WCGI will consist of nine members: (i) five who have been designated by the Board of Directors of WCGI, (ii) Robert S. Miller and Robert A. Tinstman who have been designated by MK, and (iii) William C. Langley and John D.C. Roach, who have been designated by the creditors of MK.

     The following individuals will serve as the directors of the Combined Company from and after the Effective Time:

                              Term
Name                    Age  Expires
- ----                    ---  -------
Dennis R. Washington     61     1999
Terry W. Payne           54     1999
Dorn Parkinson           49     1999
Leonard R. Judd          56     1998
William C. Langley       57     1998
John D.C. Roach          52     1998
David H. Batchelder      46     1997
Robert A. Tinstman       49     1997
Robert S. Miller         54     1997


     Dennis R. Washington is the founder and principal shareholder of Washington Corporations, the principal business of which is interstate trucking and the repair and sale of machinery and equipment. Mr. Washington also is the principal shareholder or partner of entities the principal businesses of which include rail transportation, mining, heavy construction, environmental remediation and real estate development. Mr. Washington is not currently a director of WCGI. Mr. Washington's principal business is to make and hold investments.

     Terry W. Payne has been Chairman of Terry Payne & Co., Inc., an insurance and construction bonding agency since 1994 as well as owner of Terry Payne & Co., Inc. since 1972. Mr. Payne also serves as a director of First Interstate Bank of Commerce - Montana. Mr. Payne has served as a director of Washington Corporations and several other affiliates of WCG Holdings since 1984. Mr. Payne has served as a director of the Company since July 1993.

     Dorn Parkinson served as President and Chief Operating Officer of WCGI from July 1993 until October 1, 1994. He has been a director of Washington Contractors since its incorporation in February 1988 and Chairman of the Board of Washington Contractors since May 1991. Mr. Parkinson has been the President of Washington Corporations since April 1986 and has been employed by Washington Corporations and its affiliates since 1975. Mr. Parkinson has served as a director of the Company since July 1993 and as Chairman of the Board of WCGI since January 1, 1995. Mr. Parkinson is also a director of Mesa, Inc.

     Leonard R. Judd has been a consultant for Phelps Dodge Corporation ("Phelps Dodge"), a major copper mining and manufacturing corporation since November 1991. Prior to such time, Mr. Judd was director, President and Chief Operating Officer of Phelps Dodge since May 1989 and President of Phelps Dodge Mining Company, a division of Phelps Dodge, since 1988. He was Executive Vice President of Phelps Dodge from 1987 until 1989. Mr. Judd is a director of Southwest Gas Corporation and PriMerit Bank. Mr. Judd served as a director of Washington Contractors from 1992 to 1993 and of WCGI since July 1993.

     David H. Batchelder has been the President, Secretary and Director of Batchelder & Partners, Inc., an investment advisory and consulting firm, since 1988, and President, Secretary and Director of Batchelder Co., the general partner of DHB Partners, L.P., an investor in acquisition partnerships, since 1988. Mr. Batchelder is also a director of MacFrugal's Bargains*Close-outs, Inc. where he serves on the Compensation Committee and a director of Santa Fe Pacific Gold Corporation. Mr. Batchelder has served as a director of WCGI since July 1993.

     Robert A. Tinstman has been the President and Chief Executive Officer of MK since 1995 as well as a former President of the MK's Mining Group. Mr. Tinstman has served as a director of MK since 1995.

     Robert S. Miller, Jr. has been the Chairman of the Board of MK since 1995 as well as a former Senior Partner of James D. Wolfensohn, Inc. (Investment Banking Firm) and a former Vice Chairman of Chrysler Corporation. Mr. Miller also serves as a director of MK Rail, and as a director for Coleman Corp., Federal-Mogul Corp., Fluke Corporation, Pope & Talbot, Inc. and Symantec Corp., none of which is a parent, subsidiary or affiliate of the Corporation. Mr. Miller has served as a director of MK since 1995.

     Mr. Langley served as the Executive Vice President, Chief Credit and Risk Policy Officer of Chemical Banking Corporation from 1990 until 1996.

     Mr. Roach has been the Chairman of the Board, President and Chief Executive Officer of Fibreboard Corporation since 1991. Mr. Roach also serves on the Board of Directors of Thompson, PBE.

     It is anticipated that Mr. Washington will serve as Chairman of the Board of Directors and that each of Mr. Parkinson and Robert S. Miller will serve as a Vice Chairman of the Board of Directors. It is anticipated that the other current directors of WCGI, Messrs. Robert G. Hunt, Robert G. Reid, Robert C. Wallace and John H. Wimberly, will resign from WCGI's Board of Directors on or prior to the Effective Time.

     Adoption and approval of the Merger Proposals by the holders of WCGI Common Stock will be deemed to constitute their ratification of the election to the Board of Directors of WCGI of the nine designees named above.

     The Certificate of Incorporation and the Bylaws will provide that the members of the Board of Directors will be divided into three classes serving staggered terms of three years each, except that the initial terms of the initial directors of the Combined Company will expire at the 1997, 1998 or 1999 annual meeting of stockholders of the Combined Company depending upon the particular class in which each such director is placed with respect to the initial Board of Directors. Pursuant to the Certificate of Incorporation and the Bylaws, the terms of office of one class of directors, expires each year and at each annual meeting the successors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and have qualified. Directors of the Combined Company will only be removable for cause.

Board Committees

     The Bylaws will provide that the Board of Directors may establish directorate committees. It is presently contemplated that the Board of Directors will establish three committees: an Audit Committee, a Compensation and Nominating Committee and an Executive Committee. The currently expected functions of Washington's board committees are described below. However, the Board of Directors will have the authority to modify the functions to be performed by any such committee, to terminate any such committee and to designate additional committees, as it deems appropriate after consideration of applicable legal, stock exchange and other requirements.

     Audit Committee. The functions performed by the Audit Committee will include recommending to the Board of Directors independent auditors to serve the Combined Company, reviewing with the independent auditors and management the scope and results of the audit, assuring that the independent auditors act independently, reviewing and approving any substantial change in the Combined Company's accounting policies and practices, reviewing with management and the independent auditors the adequacy of the Combined Company's system of internal controls, reviewing the Combined Company's annual report, and reviewing the non-audit professional services provided by the independent auditors and the range of audit and non-audit fees.

     Compensation and Nominating Committee. The functions performed by the Compensation and Nominating Committee will include reviewing and approving management's recommendations as to executive compensation, reviewing, approving and administering the Combined Company's executive compensation and stock option plans, and recommending to the Board of Directors nominees for election as directors of the Combined Company, including any nominees recommended by stockholders. Certain procedures relating to the nomination of directors are described below.

     Executive Committee. The functions performed by the Executive Committee will be to exercise such powers as the full Board of Directors may delegate to the Executive Committee from time to time. Under DGCL, the Board of Directors may delegate to the Executive Committee all powers and authority of the Board of Directors in the management of the business and affairs of the Combined Company, subject to specified exceptions. It is anticipated that Mr. Miller will serve as chairman of the Executive Committee.

Director Nomination Procedures

     The nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, may be made at an annual meeting of stockholders only if pursuant to a timely notice delivered to the Secretary of the Combined Company. The Bylaws will require that, to be timely, a stockholder's notice must be delivered to and received at the Combined Company's principal executive offices not less than 50, nor more than 75, days prior to the annual meeting of stockholders, unless less than 65 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, in which case notice of a nomination must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the annual meeting date was made, whichever first occurs. In addition, the Bylaws will require that the notice of nomination set forth certain specified information.

Director Stock Options and Compensation

     It is currently anticipated that the existing director compensation and benefit arrangements of WCGI initially will be maintained by the Combined Company. However, the Combined Company may reexamine such compensation and benefit arrangements at any time after the Effective Time, and may choose to modify, amend or replace any such arrangements as it deems appropriate. Under WCGI's existing director compensation and benefit arrangements, directors who are not also officers or employees of WCGI ("Independent Directors") are paid an annual retainer of $12,000. Committee chairmen are paid an additional $1,000 annually. Under the 1994 Stock Option Plan for Officers, Directors and Key Employees, as amended (the "1994 Plan"), Independent Directors may elect to forego cash payment of all or a portion of their director fees and receive stock option grants instead. Under the 1994 Plan, such options would be granted six months after the date of election and would vest one year after the date of grant. During WCGI's fiscal 1996, each of Messrs. Hunt, Payne and Reid have elected to receive options to purchase 7,385 shares in lieu of the annual retainer of $12,000, and each of Messrs. Batchelder, Judd and Wallace, who serve as committee chairmen, have elected to receive options to purchase 8,000 shares in lieu of $13,000. Such options would have an exercise price of $6.50 per share (which is 80% of the closing price of WCGI Common Stock on the date of the election). WCGI's Board of Directors intends to amend the terms of the 1994 Plan to provide that (i) Messrs. Hunt, Reid and Wallace will receive such options at the earlier of the Effective Time or six months after the date of their election to receive such options and (ii) at the Effective Time such options and all other outstanding options granted to such persons under the 1994 Plan will be fully vested and exercisable until July 1, 1997. In addition, at the Effective Time, Mr. Smith will be paid $12,000 in respect of his services as a director of WCGI during WCGI's 1996 fiscal year. Adoption and approval of the Merger Proposals by the holders of WCGI Common Stock will be deemed to constitute their ratification of the amendments to the 1994 Plan as described herein.

Executive Officers


     Following the consummation of the Merger, it is anticipated that the following persons will serve as executive officers of the Combined Company from and after the Effective Date. However, the Board of Directors will have the authority to elect or appoint additional executive officers, and, subject to the terms of any applicable employment agreement, to remove any executive officers, as it deems appropriate. A final decision as to the executive officers of the Combined Company, will be made by the Board of Directors of the Combined Company.


Name                         Age       Positions with the Combined Company
- ----                         ---       -----------------------------------

Robert A. Tinstman        49      President and Chief Executive Officer

Stephen G. Hanks          45      Executive Vice President, Chief Legal Officer
                                  and Secretary

Denis M. Slavich          55      Executive Vice President and Chief Financial
                                  Officer

Darrol N. Groven          52      Senior Vice President; President -- Heavy
 Group                            Civil Construction


Thomas H. Zarges          48      Senior Vice President -- Operations and
 & Construction Group             President -- Engineering

C. Stephen Allred         54      President -- Environmental and Government
                                  Group

S.Y. Chi                  57      President -- Mining Group

     For certain biographical information regarding Mr. Tinstman, see "--Board of Directors."

     During the past five years, Mr. Hanks has served MK in various executive and management capacities. He currently serves as Executive Vice President, Chief Legal Officer and Secretary of MK.

     Mr. Slavich was previously vice president, marketing of Fluor Daniel, Inc. Prior to his association with Fluor Daniel, Inc., he served as corporate director, senior vice president and manager of international power projects and chief financial officer of Bechtel Group, Inc., where he was employed for 20 years. Mr. Slavich has been with MK in his present position since 1995.

     Mr. Groven was appointed President of Kasler effective November 23, 1994. From April 13, 1994 through November 23, 1994, Mr. Groven served as Executive Vice President and Chief Operating Officer of WCGI. Prior to April 13, 1994, he was President and sole director of WCG Holdings.

     Mr. Zarges served MK as president of the engineering and construction group since his employment with MK in August 1991. Prior to his employment with MK, Mr. Zarges served as vice president of Business Development and Support Services of United Engineers & Constructors, a subsidiary of Raytheon Corporation.

     During the past five years, Mr. Allred has served MK's Environmental and Government Group in various executive or management capacities. He currently serves as President, Environmental Group of MK.

     During the past five years, Mr. Chi has served MK's Mining Group in various executive and management capacities. He currently serves as President, Mining Group of MK.

Executive Compensation

     With respect to the executive officer employment, compensation and benefit arrangements of the Combined Company, it is currently anticipated that
(i) Washington's and MK's existing employment contracts with their respective executive officers who will be appointed as executive officers of the Combined Company will be assumed by the Combined Company, with the Combined Company to be the successor in interest to Washington or MK, as the case may be, and to be obligated under, such contracts as of the Effective Time, and (ii) all other existing Washington executive officer compensation and benefit arrangements will initially be maintained by the Combined Company for the benefit of the executive officers of the Combined Company; provided, however, that the Combined Company may reexamine such compensation and benefit arrangements at any time after the Effective Time, and may choose to modify, amend, or replace any such arrangements as it deems appropriate, in each case with the consent of the affected party, if required.


     For information regarding the existing executive officer employment, compensation and benefit arrangements of Washington, see the 1996 Proxy Statement at pages 6 through 13 included in Exhibit 11 attached hereto. For information regarding the existing executive officer employment, compensation and benefit arrangements of MK, see MK's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 at pages III-3 through III-13, included in
Exhibit 7 hereto and the MK's Quarterly Report on Form 10-Q for the three months ended June 30, 1996 at page I-16, included in Exhibit 6 attached hereto.

     In June 1996, the MK Long-Term Incentive Plan for Mining Group Executives was amended in order to prevent the Merger or the Plan from constituting a change in control event which would otherwise have caused an acceleration of the time of payment of a bonus to Mr. Tinstman under such plan. In connection with such amendment, the Executive Compensation and Nominating Committee of MK's board of directors has determined that Mr. Tinstman be vested in his accrued benefit under such plan, that such benefit is $1,618,000 and is not subject to offset, that no further benefit shall accrue under such plan and that such amount shall be paid in accordance with such plan, as amended (meaning in December 1997 or earlier upon the occurrence of certain specified events other than the Effective Date). For a description of certain financial arrangements between Mr. Tinstman and MK (which is expected to be assumed by the Combined Company following the Effective Time), see "Certain Transactions."

     The 1994 Plan provides that the Compensation Committee of WCGI's Board of Directors may, in its sole discretion and subject to certain limitations, determine that options granted thereunder will become exercisable, notwithstanding that such options may not have become fully exercisable at such time. Although the Compensation Committee has not made any determination at this time, it is presently anticipated that the Compensation Committee may provide that, upon the Effective Time, options held by WCGI executive officers who will not retain their positions with the Combined Company will become fully exercisable.

     It is anticipated that in connection with the Merger, John Wimberly, President and Chief Executive Officer of WCGI, will resign and thereby be entitled to receive certain benefits under his employment agreement with WCGI, including the payment of two years' salary ($300,000 per year) and two years' bonus ($100,000 per year). In addition, pursuant to the agreement, Mr. Wimberly is entitled to receive stock options to purchase 50,000 shares of WCGI Common Stock on each of September 30, 1996 and September 30, 1997. Pursuant to the agreement, upon Mr. Wimberly's resignation, WCGI will grant him such options, to the extent they have not been so granted. Such options, as well as all of Mr. Wimberly's other outstanding options (500,000 shares at $5.25 per share and 50,000 shares at $6.125 per share), will become fully vested and will be exercisable for one year following the date of his resignation.

Limitation of Liability; Indemnification of Directors and Officers

     Certificate of Incorporation and Bylaw Provisions. The Certificate of Incorporation will limit personal liability of the Combined Company's directors to the fullest extent permitted by DGCL. Section 102(b)(7) of DGCL enables a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (i) for any breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of DGCL (dealing with illegal redemptions and stock repurchases), or (iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation will also provide, as do the charters of many other publicly held companies, for the mandatory indemnification of directors and officers to the full extent authorized or permitted by law.
Section 145 of DGCL provides that a corporation (a) must indemnify its directors, officers, employees and agents for all expenses of litigation when they are successful on the merits or otherwise, (b) may indemnify such persons for the expenses, judgments, fines and amounts paid in settlement of litigation (other than a derivative suit) even if they are not successful on the merits, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceedings, have no reason to believe that their conduct was unlawful), and (c) may indemnify such persons for the expenses of a derivative suit even if they are not successful on the merits if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made on behalf of a person adjudged to be liable in a derivative suit, unless the Delaware Chancery Court determines that, despite such adjudication but in view of all of the circumstances, such person is entitled to indemnification. In any such case, indemnification may be made only upon determination by (i) a majority of the disinterested directors, (ii) independent legal counsel, or (iii) the stockholders that indemnification is proper because the applicable standard of conduct was met. The advancement of litigation expenses to a director or officer is also authorized upon receipt by the board of directors of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified for them. The Certificate of Incorporation will authorize the Combined Company to enter into indemnification agreements with its officers and directors.

     The Bylaws will also mandate indemnification of directors and officers to the fullest extent permitted by DGCL.

     Indemnification Agreements. The Certificate of Incorporation will authorize the Combined Company to enter into indemnification agreements with the directors and executive officers of the Combined Company. It is anticipated that Washington's and MK's existing indemnification agreements with their respective current directors and executive officers who will be directors and executive officers of the Combined Company will remain in effect, with the Combined Company to be the successor to Washington or MK, as the case may be, under, and to be obligated under, such indemnification agreements as of the Effective Time; provided, however, that the Combined Company may reexamine the terms of such indemnification agreements at any time after the Effective Time, and may choose to modify, amend, or replace any such indemnification agreements as it deems appropriate, in each such case with the consent of the affected party, if required. In addition, the Combined Company may enter into similar agreements with any director elected or appointed in the future or the executive officers designated by the Board of Directors at the time of their election, appointment or designation. To the extent any indemnification obligation of MK existing as of the date on which MK files its petition for relief commencing the Chapter 11 Case to any current or former officer or director of MK constitutes an executory contract, MK shall be deemed to have assumed such executory contract as of the Effective Time pursuant to Section 365 of the Bankruptcy Code.

          Existing Washington Indemnification Agreements
          ----------------------------------------------

               Indemnification in Third-Party Proceedings.  Under the existing
               ------------------------------------------
Washington indemnification agreements (the "Washington Indemnification Agreements"), Washington is obligated to indemnify directors and officers against all damages, judgments, fines, penalties, settlements and charges, costs, expenses of investigation and expenses of defense of legal actions, suits, proceedings or claims and appeals therefrom, and expenses of appeal, attachment or similar bonds (collectively, "Expenses") actually and reasonably incurred in connection with the defense or settlement of judicial or administrative actions, suits, proceedings or appeals, whether threatened, pending or completed (collectively, "Proceedings"), incurred by reason of the fact that such officer or director is or was an officer or director of Washington or was serving at the request of Washington, provided only that the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of Washington. In addition, if the director or officer is involved in a criminal proceeding, under the Washington Indemnification Agreements, Washington is obligated to indemnify the director or officer if he or she had no reasonable cause to believe that the conduct was unlawful. Under the Washington Indemnification Agreements, a settlement or judgment or plea of nolo contendere will not, by itself, create a presumption that the director or officer is not entitled to be indemnified. No indemnification is permitted under the Washington Indemnification Agreements for any acts or omissions or transactions from which directors may not be relieved of liability under DGCL as referred to above.

               Derivative Suits.  Under the Washington Indemnification
               ----------------
Agreements, Washington is obligated to indemnify directors and officers against Expenses actually and reasonably incurred in connection with the defense or settlement of any Proceeding brought in the name or the right of Washington and arising from the director's or officer's service to Washington. No indemnification is provided under such agreements where the director or officer is ultimately held liable to Washington unless a court should so determine, nor will indemnification be made under such agreements for any action not taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Washington and its stockholders. Furthermore, no indemnification is permitted under such agreements for any acts or omissions or transactions from which directors may not be relieved of liability under DGCL.

               Procedure for Indemnification.  Under the Washington
               -----------------------------
Indemnification Agreements, Washington is obligated to indemnify any director or officer within 30 days after receipt of a written request therefor unless it is determined by a majority vote of a quorum of disinterested directors or by independent counsel in a written legal opinion that the actions of the director or officer did not meet the relevant standard for indemnification. If such disinterested directors or independent counsel determines that the requisite standard of conduct has not been met in a particular instance, the director or officer seeking indemnification may petition a court of competent jurisdiction for an independent determination. In any such action, Washington will have the burden of proving that indemnification is not appropriate. The failure of the disinterested directors to make a determination that the director or officer failed to meet the applicable standard of conduct would not be a defense to such action nor create a presumption that the director or officer did not meet the applicable standard of conduct. The indemnitee's Expenses incurred in connection with successfully establishing his or her right to indemnification or advances in any such Proceeding will also be indemnified by Washington. The indemnitee's right to indemnification under the Washington Indemnification Agreements will continue even though he or she may have ceased to be a director or officer and will inure to the benefit of the indemnitee's heirs and personal representatives.

               Advance of Expenses.  Under the Washington Indemnification
               -------------------
Agreements, Washington is obligated to advance to any director or officer expenses of the defense of any proceeding if the director or officer undertakes to repay any amount advanced in the event it is determined that he or she is not entitled to indemnification and certifies to Washington that the director or officer has met the relevant standards for indemnification.

               Partial Indemnity.  If the director or officer is not entitled to
               -----------------
indemnification of all expenses but is entitled to indemnification of some expenses, under the Washington Indemnification Agreements, Washington is obligated to indemnify the director or officer for that portion of the expenses to which he or she is otherwise entitled to indemnification.

          Existing MK Indemnification Agreements
          --------------------------------------

               Indemnification in Third-Party Proceedings and Derivative Suits.
               ---------------------------------------------------------------
Under the existing MK indemnification agreements (the "MK Indemnification Agreements"), MK is obligated to indemnify a director or officer of MK (the "Indemnitee") if the Indemnitee is a party or is threatened to be made a party to any pending, threatened or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative suit), by reason of the fact that the Indemnitee is or was a director or officer of MK, or is or was serving at the request of MK in certain capacities with another entity, against any and all costs, charges and expenses, including without limitation attorneys' and others' fees and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of MK and with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful. MK must also indemnify under the MK Indemnification Agreements for such expenses in defense or settlement of a derivative suit, but only to the extent that the Court of Chancery determines the Indemnitee is fairly and reasonably entitled to in view of all the circumstances. The MK Indemnification Agreements mandate indemnification for expenses incurred to the extent that an Indemnitee has been successful on the merits or otherwise; all other indemnification mentioned in this paragraph is made based on a determination by the MK Board of Directors that the Indemnitee is entitled to indemnification. An Indemnitee may submit, but is not required to, an Indemnification Statement averring that the Indemnitee is entitled to indemnification creating a presumption in favor of indemnification.

     Additionally, the MK Indemnification Agreements provide for indemnification for Indemnitees for amounts they are legally obligated to pay arising out of claims made for any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement.

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

               Advancement of Expenses.  The MK Indemnification Agreements also
               -----------------------
authorize advancement of expenses incurred by the Indemnitee before the final disposition of an action if the Indemnitee submits to the MK Board of Directors an undertaking averring that (i) the Indemnitee has incurred or will incur actual expenses in defending a civil or criminal action, suit, proceeding or claim and (ii) the Indemnitee undertakes to repay such amount if it is ultimately determined that he is not entitled to be indemnified by MK under an MK Indemnification Agreement or otherwise.

Directors' and Officers' Insurance

     Section 145 of DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The Certificate of Incorporation will authorize the Combined Company to purchase and maintain insurance protecting its officers and directors as permitted by DGCL. However, the Combined Company and the directors or officers cannot be sure that such insurance coverage will continue to be available in the future or, if available, that it will not be unreasonably expensive to purchase and maintain.

                              CERTAIN TRANSACTIONS

     As part of its ongoing business and operations, Washington and its subsidiaries regularly engage in transactions with Washington Corporations ("WC") and other entities owned by Dennis R. Washington (the "Washington Entities"). Washington believes that these transactions are generally on terms comparable to those available to or offered by unaffiliated third parties and that Washington and its subsidiaries could obtain such services from third parties or provide them internally without significantly affecting its operations if WC were unable to provide such service. It is assumed that the Combined Company will continue to engage in similar transactions with the Washington Entities.

     WC has historically provided Washington and its subsidiaries various administrative and support services, including (i) cash management, equipment and property management, legal, tax, accounting, and benefits administration services, (ii) aircraft usage, (iii) computer, communications and other management information systems and data processing, and (iv) office, shop and storage space in its office complex in Missoula, Montana. For fiscal 1995, the amounts allocated to Washington and its subsidiaries for administrative services, aircraft services, data processing and facilities leases were $164,000, $330,000, $223,000, and $241,000, respectively. It is anticipated that WC will continue to provide such administrative and support services to the Combined Company after the Effective Date and that, as a result of the increased size and geographic dispersion of the Combined Company's operations, the volume of such services used by the Combined Company, and accordingly the cost to the Combined Company thereof, will increase relative to past years. WCG Holdings regularly purchases equipment, parts and services from Modern Machinery Co., Inc. ("MMCI"), a wholly owned subsidiary of WC. In fiscal 1995, WCG Holdings purchased $4,966,000 of goods and services from MMCI. MMCI purchases used or surplus equipment from WCG Holdings for resale to third parties. In fiscal 1995, MMCI purchased $183,000 of used parts from WCG Holdings. WC has provided financial and other advisory services to Washington with respect to the Merger, including among other things, assisting with Washington's due diligence review, negotiating with MK and its creditors, drafting and reviewing documents and providing financial advice. Washington has agreed, upon consummation of the Merger, to pay WC $485,000 in cash. Washington also has agreed to reimburse WC for its expenses incurred in connection with its engagement and to indemnify WC in connection therewith against certain liabilities and expenses. In the event the Merger is not consummated but Washington receives a fee from MK pursuant to the Merger Agreement as described under "The Merger Agreement--Termination-- Termination Payments" (a "Break-Up Fee"), Washington has agreed to pay WC the greater of (i) $242,000 or (ii) 6/225ths of such Break-Up Fee.

     WCG Holdings regularly employs Westran, Inc. ("Westran"), a wholly owned subsidiary of WC, which provides heavy highway transportation services throughout the United States, to mobilize or relocate its equipment. Westran submits competitive bids to provide these services. In addition, Westran provides subcontract hauling for WCG Holdings on a project in Grand Junction, Colorado. Services purchased from Westran by WCG Holdings in fiscal 1995 totaled $660,000.

     Equipco, Inc. ("Equipco"), a wholly owned subsidiary of WC, provides repair services for equipment owned by WCG Holdings. Services are provided at cost, and no warranty is made on work performed. WCG Holdings pays a proportionate share of Equipco's fixed costs in return for Equipco's maintaining its repair facility conveniently located and readily available for WCG Holdings's use. Services and products provided by Equipco to WCG Holdings in fiscal 1995 totaled $1,799,000.

     The Dennis R. Washington Foundation is a charitable organization as defined under Section 501(c)(3) of the Code. Through this entity, WCG Holdings has made donations to a variety of tax-exempt charities and organizations. Since 1987, WCG Holdings and other affiliates of WC have each contributed 1% of pre-tax earnings to establish an endowment fund from whose earnings donations can be made. The total amount contributed by WCG Holdings in fiscal 1995 was $144,000.

     Pro Builders Corp., a subsidiary of Washington, has contracts in progress with Gateway Limited Partnership a real estate entity in which Dennis R. Washington has an indirect ownership interest. In fiscal 1995, revenues from this project totaled $848,000.

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

     On July 8, 1993, WCG Holdings and WC entered into a Tax Indemnification Agreement (the "Tax Indemnification Agreement") with respect to certain tax liabilities. Following the combination of Kasler and WCG Holdings as subsidiaries of Washington on July 12, 1993 (the "Combination"), WCG Holdings no longer participates in WC' consolidated income tax returns. The Tax Indemnification Agreement clarifies responsibilities for the payment of taxes and the resolution of disputes regarding taxes following the Combination. WCG Holdings is subject to possible liability for any unpaid federal income tax liabilities of WC' consolidated group during any part of such taxable year in which WCG Holdings was a member of WC's consolidated group. Pursuant to the Tax Indemnification Agreement, Washington Corporation has agreed to indemnify WCG Holdings for all income tax liabilities attributable to any member of WC' consolidated group other than WCG Holdings for any taxable year.

     On July 8, 1993, WCG Holdings and WC entered into an Environmental Indemnification Agreement (the "Environmental Indemnification Agreement") with respect to possible environmental liabilities which may arise following the Combination. The Environmental Indemnification Agreement provides that WC and WCG Holdings each will indemnify the other with respect to environmental liability that may arise from the operation of the businesses of WC and its affiliates, on the one hand, and WCG Holdings, on the other.

     On February 17, 1995 Washington issued a non-interest bearing Demand Promissory Note in the amount of $250,000 to Darrol N. Groven, President of Kasler, a subsidiary of WCGI, and his wife which is secured by their residence. This note matures on February 17, 1997. The loan was made in connection with Mr. Groven's appointment as President of Kasler and his relocation to Kasler's headquarters in Southern California at the request of Washington. During fiscal 1995, the largest aggregate amount of indebtedness outstanding from Mr. Groven was $250,000, and Mr. Groven remained indebted to the company in the amount of $113,260 as of June 30, 1996.

     On August 14, 1995 Washington issued a non-interest bearing Promissory Installment Note in the amount of $80,000 to Gregory J. Rutherford, Chief Financial Officer of WCGI, and his wife which is secured by their residence.
The remaining balances due are payable in full on August 14, 2000, after deduction for required yearly payments of $2,667 or 50% of Mr. Rutherford's bonuses during its term. The loan was made in connection with Mr. Rutherford's appointment as Vice President and Chief Financial Officer of Washington and his relocation to Washington's headquarters in Southern California at the request of Washington. During fiscal 1995, the largest aggregate amount of indebtedness outstanding from Mr. Rutherford was $80,000, and Mr. Rutherford remained indebted to Washington in the amount $72,825 as of June 30, 1996.

     Terry W. Payne, a director of Washington, is the Chairman and owner of Terry Payne & Co., which provides insurance and bonding brokerage services for Washington and its subsidiaries. Premiums paid to insurance and bonding companies by Washington for group life and disability, workers' compensation, business insurance and surety bonds with respect to insurance arranged through Terry Payne & Co., Inc. amounted to $3,900,667 in fiscal 1995. Since January 1, 1995, Mr. Payne's firm has been insurance broker of record for Washington and its subsidiaries.

     David H. Batchelder, a director of Washington, is President of Batchelder & Partners, Inc. ("BPI") which entered into a fee agreement with Washington to act as its advisor with respect to the possible acquisition of a partnership interest in the San Diego Expressway Limited Partnership. The maximum amount payable under such fee agreement is $100,000 plus reasonable out-of-pocket third party expenses. During fiscal 1995, Washington paid a total of $25,000 to BPI under the terms of this agreement. Washington has engaged BPI to act as a financial advisor to Washington with respect to the Merger. Washington has agreed, upon consummation of the Merger, to pay BPI $800,000 in cash and issue BPI warrants to purchase 110,500 shares of WCGI Common Stock. The warrants would be exercisable for a period of five years at an exercise price of $12.00 per share. Washington also has agreed to provide certain piggyback registration rights with respect to the shares issuable upon exercise of the warrants, to reimburse BPI for its expenses incurred in connection with its engagement and to indemnify BPI in connection therewith against certain liabilities and expenses. In the event the Merger is not consummated but Washington receives a Break-Up Fee from MK pursuant to the Merger Agreement, Washington has agreed to pay BPI $675,000 in cash.

     Robert A. Tinstman, a director and executive officer of MK, previously entered into promissory notes with MK in connection with the exercise of a portion of his options to purchase MK Common Stock. Pursuant to such

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

notes, payment of the exercise price for each purchase is deferred over 20 quarters with interest on the principal balance of 6% per annum. The notes are collateralized by the shares of MK Common Stock which were purchased by Mr. Tinstman upon each exercise. In 1993, the largest aggregate amount of indebtedness owed by Mr. Tinstman to MK was $62,929 with a current balance owing at April 5, 1996 of $8,841. See "The Merger--Operations of the Combined Company" for information on a Merger-related modification of a benefit plan in which Mr. Tinstman participates.

     Washington has engaged Schroder to act as a financial advisor to Washington with respect to the Merger. Washington has agreed, upon consummation of the Merger, to pay Schroder $560,000 in cash and issue Schroder warrants to purchase 77,348 shares of WCGI Common Stock. The warrants would be exercisable for a period of five years at an exercise price of $12.00 per share. Washington also has agreed to provide certain piggyback registration rights with respect to the shares issuable upon exercise of the warrants, to reimburse Schroder for its expenses incurred in connection with its engagement and to indemnify Schroder in connection therewith against certain liabilities and expenses. In the event the Merger is not consummated but Washington receives a Break-Up Fee from MK pursuant to the Merger Agreement, Washington has agreed to pay Schroder the greater of (i) $280,000 or (ii) 7/225ths of such Break-Up Fee.

                       DESCRIPTION OF WCGI CAPITAL STOCK

     The following summary is a description of certain provisions of the WCGI's Certificate of Incorporation and Bylaws that will become effective upon the approval and adoption of the Merger Proposals by the stockholders of WCGI. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Certificate of Incorporation and Bylaws, including the definitions therein of certain terms. Copies of the Certificate of Incorporation and Bylaws are attached hereto as Exhibits 4 and 5, respectively.

     Upon consummation of the Merger and the Plan, the authorized capital stock of WCGI will consist of 100,000,000 shares of WCGI Common Stock and 10,000,000 shares of WCGI Preferred Stock. See "Proposal to Amend WCGI's Certificate of Incorporation."

Common Stock

     As of the Record Date, 29,481,184 shares of WCGI Common Stock were issued and outstanding. All issued and outstanding shares of WCGI Common Stock are validly issued, fully paid and nonassessable.

     Holders of WCGI Common Stock are entitled to such dividends as may be declared from time to time by the WCGI Board of Directors out of funds legally available therefor. WCGI has not declared stockholder dividends since 1994. Under certain conditions, WCGI's credit agreement restricts WCGI's ability to pay dividends. It is not anticipated that dividends will be paid at any time in the foreseeable future with respect to WCGI Common Stock.

     Holders of WCGI Common Stock have no preemptive, redemption, conversion or sinking fund rights. Holders of WCGI Common Stock are entitled to one vote per share on all matters submitted to a vote of holders of WCGI Common Stock and do not have any cumulative voting rights. In the event of a liquidation, dissolution or winding up of WCGI, the holders of WCGI Common Stock are entitled to share equally and ratably in the assets of WCGI, if any, remaining after the payment of all debts and liabilities of WCGI and the liquidation preference of any outstanding WCGI Preferred Stock. As of the Record Date, there were approximately 1,007 holders of record of WCGI Common Stock.

Preferred Stock

     The WCGI Board of Directors is authorized to issue the WCGI Preferred Stock in one or more series with such designations, powers, preferences and rights, and qualifications, limitations or restrictions thereof. Upon consummation of the Merger and the Plan, WCGI will issue 18,000 shares of Series A Preferred Stock. Subject to the terms of Series A Preferred Stock and applicable law, the remaining shares of undesignated WCGI Preferred Stock may be issued by WCGI in one or more series, at any time or from time to time, with such designations, powers, preferences and rights, and qualifications, limitations or restrictions thereof, as the WCGI Board of Directors shall determine, all without further action of the stockholders, including holders of Series A Preferred Stock; provided, however, that holders of Series A Preferred Stock must consent to certain actions as described below.

     Dividend Rights. Holders of Series A Preferred Stock are not entitled to receive any dividends that may be declared by WCGI.

     Sinking Funds; Redemption. Subject to certain limitations, the Combined Company must maintain a sinking fund into which it must deposit all refunds of federal income tax and interest thereon associated with amended federal income tax returns of MK and its consolidated subsidiaries for the calendar years 1982 through 1990 which were filed prior to January 1, 1996, which change MK's election from deducting foreign taxes to claiming a credit for those taxes (the "Foreign Tax Credit Refunds"); provided, however, that the cumulative total amount deposited into the sinking fund shall not exceed $18,000,000.

     On the fifteenth day of the month following the end of each calendar quarter, WCGI will distribute to each holder of record of Series A Preferred Stock as of the last day of such calendar quarter an amount per share equal to a pro rata portion of (i) the total amount of Foreign Tax Credit Refunds deposited into the sinking fund during the quarter, and (ii) all interest earned on such total amount during the quarter. The distribution for the calendar quarter

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

in which the cumulative total deposits to the sinking fund reaches $18,000,000 will be the final distribution with respect to the Series A Preferred Stock. Upon this final distribution, all shares of Series A Preferred Stock will be cancelled and no longer outstanding and will not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of WCGI will cease.

     If the Series A Preferred Stock has not been cancelled by the fifth anniversary of the issuance of the Series A Preferred Stock, WCGI is obligated, on the fifteenth day of the month following the fifth anniversary of the issuance of the Series A Preferred Stock, to redeem all of the outstanding shares of Series A Preferred Stock at a per share redemption price equal to the greater of (i) $1.00, or (ii) a pro rata portion of the balance of the sinking fund (including all interest earned thereon) as of the fifth anniversary of the issuance of the Series A Preferred Stock.

     Liquidation Preferences. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of WCGI, each holder of outstanding shares of Series A Preferred Stock will be entitled to be paid out of the assets of WCGI available for distribution to its stockholders, before any payment is made or any assets distributed to the holders of WCGI Common Stock or any other classes or series of stock ranking junior to Series A Preferred Stock, an amount in cash per share of Series A Preferred Stock held equal to the greater of (i) $1.00, or (ii) a pro rata portion of the remaining balance of the sinking fund described above (including all interest earned thereon). If the assets of WCGI are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Preferred Stock and other class or series of stock ranking on a parity with Series A Preferred Stock (the "Parity Securities"), then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

     Voting Rights. Except as set forth hereinafter or as otherwise from time to time may be required by law, the holders of Series A Preferred Stock vote together with the holders of WCGI Common Stock as a single class on all matters as to which the holders of WCGI Common Stock are entitled to vote generally. Each share of Series A Preferred Stock is entitled to 1/100 of a vote.

     The approval of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a class, is required to (i) reclassify all classes and series of stock that are junior to Series A Preferred Stock, or (ii) amend, repeal or change any provision of WCGI's Certificate of Incorporation in any manner that would alter or change the rights, powers, preferences or privileges of shares of Series A Preferred Stock so as to affect them adversely, including, without limitation, changing the voting percentage required for approval by the holders of Series A Preferred Stock of the foregoing matters.

     Possible Increase in Number of Shares of Series A Preferred Stock. The Plan provides that under certain circumstances MK may elect to make all distributions that would otherwise be made to the Liquidating Trust directly to the persons for whose benefit they would otherwise have been held in the Liquidating Trust. In that event, the number of shares of Series A Preferred Stock authorized under the Certificate of Incorporation would be increased to 1,800,000, the redemption price per share of Series A Preferred Stock would be equal to the greater of $0.01 or a pro rata share of any undistributed funds in a sinking fund maintained by the Combined Company for the purpose of making distributions to the holders of, or redeeming, the Series A Preferred Stock and each share of Series A Preferred Stock would have 1/10,000 of a vote.

Potential Anti-Takeover Effects

     The voting provisions of WCGI Common Stock and Series A Preferred Stock and the broad discretion conferred upon the Board of Directors with respect to the issuance of Preferred Stock could substantially impede the ability of one or more stockholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of WCGI, and the Board of Directors' ability to issue Preferred Stock could also be utilized to change the economic and control structure of the Company. As a result, such provisions, together with certain other provisions of WCGI's Bylaws, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a particular stockholder might consider in such stockholder's best interest, including attempts that might result in a premium over the market price for WCGI Common Stock held by such stockholder. See "Proposal to Amend WCGI's Certificate of Incorporation."

Delaware General Corporation Law Section 203

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation will not engage in any business combination with any "interested stockholder" for a three year period following the date that such stockholder becomes an interested stockholder unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and shares subject to employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer); or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual meeting, and not by written consent, of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. WCGI's Certificate of Incorporation does not exclude WCGI from the restrictions imposed under Section 203 of the DGCL.

     Section 203 of the DGCL would not prohibit a business combination between Dennis R. Washington, who is expected to own approximately 38% of the outstanding WCGI Common Stock immediately following the Merger, and the Combined Company because the transaction which resulted in his becoming an interested stockholder of Washington was approved by Washington's Board of Directors. Similarly, such Section 203 may not prohibit a business combination between the Combined Company and any person who becomes the beneficial owner of 15% or more of the outstanding WCGI Common Stock pursuant to the Plan.


                              INDEPENDENT AUDITORS

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Special Meeting and will be given the opportunity to make statements if they so desire. It is expected that they will be available to respond to appropriate questions from the stockholders at the Special Meeting.


                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1997 ANNUAL MEETING

     The proxy rules adopted by the Commission provide that certain stockholder proposals must be included in the proxy statement for WCGI's annual meetings of stockholders. A proposal to be presented at the 1997 annual meeting must be received at WCGI's principal executive offices no later than October 27, 1996 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act, as well as in WCGI's Bylaws.

     WCGI's Bylaws provide that for business to be brought before an annual meeting by a stockholder, the stockholder must give notice thereof in writing to the Secretary of WCGI not less than 50 days nor more than 75 days prior to such annual meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of such annual meeting is given or made to stockholders, notice by a stockholder must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder's notice to the Secretary shall set forth, among other things, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of WCGI Common Stock which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

     If the Merger is consummated, all references to WCGI in this section shall mean the Combined Company.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of WCGI knows of no other matters which may be presented for consideration at the Special Meeting. However, if any other matter is presented properly for consideration and action at the Special Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.


                                    By Order of the Board of Directors
                                    WASHINGTON CONSTRUCTION GROUP, INC.


                                    /s/ Walter J. Orze

                                    WALTER J. ORZE
                                    Secretary



Highland, California

August 22, 1996

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

                                                                      APPENDIX A


                        THE COMBINED COMPANY PROJECTIONS

          The following unaudited projected condensed consolidated financial statements of the Combined Company (the "Combined Company Projections") were prepared by Washington and MK, based upon, among other things, information provided by Washington with respect to the projected future financial condition and results of operations of Washington on a stand-alone basis and information provided by MK with respect to the projected future financial condition and results of operations of MK on a stand-alone basis. The Combined Company Projections were not prepared with a view toward compliance with published guidelines of the AICPA, any regulatory or professional agency or body, or generally accepted accounting principles. In addition, neither KPMG Peat Marwick LLP, the independent accountants for Washington, nor Deloitte & Touche LLP, the independent accountants for MK, have compiled or examined the Combined Company Projections and, accordingly, do not express any opinion or any other form of assurance with respect thereto. The Combined Company Projections were prepared by Washington and MK for use in a Disclosure Statement prepared in accordance with certain requirements under the Bankruptcy Code in connection with the Plan and distributed to certain creditors of MK and holders of MK Common Stock on June 10 and 14, 1996. Accordingly, the Combined Company Projections have been included in this Proxy Statement in the interests of full disclosure. Neither Washington nor MK has independently verified the information provided by the other. References to "Risk Factors" in this Combined Company Projections refers to the "Risk Factors" set forth in the Washington's Proxy Statement in connection with the Special Meeting to consider and vote upon the Merger Proposals. All capitalized terms used herein not otherwise defined shall have the meaning ascribed to them in the Proxy Statement.

          The Combined Company Projections are based on estimates and assumptions regarding future events that affect the projected future financial condition, results of operations and cash flows of the Combined Company. Sensitive estimates and assumptions include, among others, the ability of the Combined Company to obtain new business, profit margins on existing and future contracts, potential sales value of certain non-core assets and the realization of cost savings and increased revenue from synergism from the Merger. Other factors that could affect the Combined Company's future operations include realizing certain contingent liabilities at amounts greater or less than related reserves and the potential for the realizable value of certain assets to be more or less than book value.

          The Combined Company Projections assume the Plan and the Merger will be implemented in accordance with their terms, and present the anticipated effects of the consummation of the Plan and the Merger and various other factors on the Combined Company's financial condition and results of operations following the Effective Time. The assumptions and estimates underlying the Combined Company Projections are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, risks and uncertainties relating to: (i) the ability of Washington and MK to achieve substantial improvements in their respective results of operations; (ii) the potentially adverse effects that the filing of the Chapter 11 Case could have on the MK's business relationships, including relationships with governmental and private sector customers, suppliers and employees; (iii) the ability of Washington and MK to effect the transactions contemplated by the Plan and the Merger Agreement in a timely manner, and the potentially adverse effects that such transactions could have under certain contractual arrangements to which Washington or MK are parties;
(iv) the expected enhancements of the Combined Company's ability to attract and profitably exploit new business opportunities; (v) the Combined Company's ability to realize Merger-related synergism and cost reductions; (vi) the ability of the Combined Company to generate sufficient funds or to gain access to additional capital, if needed, to meet its working capital needs; and (vii) industry cyclicality and the effect of economic downturns on private and governmental expenditures on infrastructure improvements. See "Risk Factors." Accordingly, the Combined Company Projections are not necessarily indicative of the future financial condition or results of operations of the Combined Company, which may vary significantly from those set forth in the Combined Company Projections.

          Consequently, the unaudited projected condensed consolidated company information contained herein should not be regarded as a representation by Washington, MK, their respective advisors or any other person that the projected condition or results can or will be achieved.

          Neither Washington nor MK prepare multi-year projections as to future revenues or earnings in the normal course of their respective businesses. Accordingly, after the Effective Time, the Combined Company does not intend to update or otherwise revise the Combined Company Projections to reflect circumstances existing since their preparation in early 1996 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Combined Company does not intend to update or revise the Combined Company Projections to reflect changes in general economic or industry conditions. However, the Combined Company's regular quarterly and annual financial statements, and the accompanying discussion and analysis, contained in the Combined Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, will contain disclosure concerning the Combined Company's actual financial condition and results of operations during the period covered by the Combined Company Projections.

          The Combined Company Projections, which present the Combined Company's projected financial condition as of November 30, 1996, 1997 and 1998 and the Combined Company's projected results of operations for each of the three fiscal years ending on such dates (the "Projection Period"), are based upon specific economic assumptions as described under "-- Assumptions Used in the Combined Company Projections." In addition, (i) the projected information set forth in the Combined Company Projections for the Combined Company's 1996 fiscal year is based on projected information for Washington for the 12 months ending November 30, 1996, together with projected information for MK for the three months ending December 31, 1996 (which is intended to approximate projected information for MK for the three months beginning on the assumed Effective Time of August 31, 1996 and ending November 30, 1996), (ii) the projected information set forth in the Combined Company Projections for the Combined Company's 1997 fiscal year is based on projected information for Washington for the 12 months ending November 30, 1997 and for MK for the 12 months ending December 31, 1997 (which is intended to approximate projected information for MK for the 12 months ending November 30, 1997), and (iii) the projected information set forth in the Combined Company Projections for the Combined Company's 1998 fiscal year is based on projected information for Washington for the 12 months ending November 30, 1998 and for MK for the 12 months ending December 31, 1998 (which is intended to approximate projected information for MK for the 12 months ending November 30, 1998).

          Unlike the unaudited pro forma combined condensed consolidated financial statements contained in this Proxy Statement, which give effect to the effectiveness of the Plan and the consummation of the Merger and the other transactions contemplated thereby as if the Effective Time had occurred, and such other transactions had been consummated, as of the historical dates specified in "The Combined Company Pro Forma Information," the Combined Company Projections assume that the Effective Time will occur, and such transactions will be consummated, on August 31, 1996. Consequently, among other differences, the Combined Company Projections give effect only to Washington's separate historical and projected results of operations for the nine-month period from December 1, 1995 through August 31, 1996, and give effect to the combined results of operations of the businesses presently operated by Washington and MK only for the three-month period ending on November 30, 1996 (which, in the case of the businesses presently operated by MK, is based upon projected information for MK for the three months ending December 31, 1996). Certain general and administrative expenses of Washington have been classified as cost of revenue to conform with classifications historically used by MK.

          Neither the independent auditors for MK nor the independent auditors for Washington have examined or compiled the Combined Company Projections presented herein and, accordingly, assume no responsibility for them. Moreover, the Combined Company Projections have not been prepared with a view to compliance with the guidelines established by the American Institute of Certified Public Accountants regarding projections.

     THE COMBINED COMPANY PROJECTIONS CONTAINS PROJECTED FINANCIAL INFORMATION AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS, INCLUDING, AMONG OTHERS, THOSE DESCRIBED HEREIN. SEE "RISK FACTORS." CONSEQUENTLY, ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY SUCH PROJECTED FINANCIAL INFORMATION AND SUCH OTHER FORWARD-LOOKING STATEMENTS. THE PROJECTED

FINANCIAL INFORMATION CONTAINED HEREIN IS THEREFORE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF WCGI, MK AND THE COMBINED ENTITY OF WCGI AND MK, WHICH MAY VARY SIGNIFICANTLY FROM THOSE SET FORTH IN SUCH PROJECTED FINANCIAL INFORMATION. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY WCGI, MK OR ANY OTHER PERSON THAT THE PROJECTED CONDITION OR RESULTS CAN OR WILL BE ACHIEVED.

       UNAUDITED PROJECTED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
              (in thousands, except for share and per share data)

                                                  Year ending November 30,
                                          --------------------------------------
                                             1996         1997          1998
                                          ----------  ------------  ------------

Revenue                                   $ 604,016   $ 1,592,135   $ 1,834,645
Cost of revenue                            (574,866)   (1,517,191)   (1,752,553)
                                          ---------   -----------   -----------
Operating income                             29,150        74,944        82,092
General and administrative expenses         (11,763)      (21,415)      (21,415)
Interest expense                             (1,675)       (2,678)         (677)
Investment and other income                   2,896         2,976         3,596
Amortization of excess of cost over
 net assets acquired                         (1,265)       (3,799)       (3,799)
Equity in net income of unconsolidated
 affiliates                                   2,740         8,600         8,600
                                          ---------   -----------   -----------
Income before income taxes                   20,083        58,628        68,397
Income tax expense                           (8,667)      (27,262)      (31,652)
                                          ---------   -----------   -----------
Net income                                $  11,416   $    31,366   $    36,745
                                          =========   ===========   ===========
Income per common share (1)               $     .32   $       .59   $       .69
                                          =========   ===========   ===========

1. Combined Company projected per share data for 1996 is based on the weighted average of 35,492,000 shares outstanding during such period assuming the Effective Time occurs on August 31, 1996. Combined Company projected per share data for each of 1997 and 1998 is based on 53,601,000 shares assumed to be outstanding during such period. Outstanding and future options and warrants have been assumed to remain anti-dilutive during the periods presented.

See "--Assumptions Used in the Combined Company Projections."

         UNAUDITED PROJECTED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                        November 30,
                                              --------------------------------
                                                1996        1997        1998
                                              --------  ------------  --------

ASSETS

Cash and cash equivalents                     $ 67,874      $ 47,185  $ 61,760
Accounts and note receivable and
  unbilled receivables                         254,634       236,340   293,749
Deferred income taxes and other tax assets      35,663        31,995    10,240
Other current assets                            51,548        50,840    61,865
                                              --------      --------  --------
Total current assets                           409,719       366,360   427,614
                                              --------      --------  --------
Investments and other assets                    95,691       102,619   107,930
Deferred income taxes and other tax assets      40,168        32,608    25,403
Cost in excess of net assets acquired          149,690       145,891   142,092
Property and equipment, net                    111,856       113,409   119,641
                                              --------      --------  --------
Total assets                                  $807,124      $760,887  $822,680
                                              ========      ========  ========

LIABILITIES AND
STOCKHOLDERS' EQUITY

Short-term debt                               $ 39,948      $    486  $    527
Accounts payable and accrued expenses          175,183       171,891   217,158
Billings in excess of costs and earnings
  on uncompleted contracts                      39,641        24,599    19,292
Income taxes payable                            11,654         2,286     2,677
Other current liabilities                       82,191        74,825    79,953
                                              --------      --------  --------
Total current liabilities                      348,617       274,087   319,607
                                              --------      --------  --------
Long-term debt                                   4,594         4,070     3,502
Other non-current liabilities                   87,612        85,030    83,126
                                              --------      --------  --------
Total liabilities                              440,823       363,187   406,235
                                              --------      --------  --------
Redeemable preferred stock                      18,000        18,000        --
                                              --------      --------  --------
Stockholders' equity                           348,301       379,700   416,445
                                              --------      --------  --------
Total liabilities and stockholders' equity    $807,124      $760,887  $822,680
                                              ========      ========  ========


See "--Assumptions Used in the Combined Company Projections."

             UNAUDITED PROJECTED CONDENSED CONSOLIDATED CASH FLOWS
                                (in thousands)

                                                        Year ending November 30,
                                                     -------------------------------
                                                       1996       1997       1998
                                                     ---------  ---------  ---------
Operating Activities
Net income                                           $ 11,416   $ 31,366   $ 36,745
Depreciation and amortization                          15,198     28,264     30,084
Undistributed earnings of affiliates                   (2,060)    (8,300)    (8,212)
Changes in working capital                            (10,510)   (21,244)   (21,085)
Other items                                               (21)     6,894     23,601
                                                     --------   --------   --------
 Cash flow provided by operating activities            14,023     36,980     61,133
                                                     --------   --------   --------

Investing Activities
Property and equipment additions, net                 (14,045)   (24,639)   (30,931)
Proceeds from sales of investments                         --      7,456      3,100
Purchase of MK, net of cash acquired                   38,309         --         --
Other investing activities                                 --       (500)      (200)
                                                     --------   --------   --------
 Cash flow provided (used) by
    investing activities                               24,264    (17,683)   (28,031)
                                                     --------   --------   --------

Financing Activities
Borrowings under credit agreements                     39,500         --         --
Repayment of DIP financing                            (39,500)        --         --
Repayment of borrowings under credit agreements            --    (39,500)        --
Repayment of long-term borrowing                         (448)      (486)      (527)
Redemption of preferred stock and other items              --         --    (18,000)
                                                     --------   --------   --------
 Cash flow used by financing activities                  (448)   (39,986)   (18,527)
                                                     --------   --------   --------

Increase (decrease) in cash and
 cash equivalents                                      37,839    (20,689)    14,575
Cash and cash equivalents at
 beginning of period                                   30,035     67,874     47,185
                                                     --------   --------   --------
Cash and cash equivalents at
 end of period                                       $ 67,874   $ 47,185   $ 61,760
                                                     ========   ========   ========


See "--Assumptions Used in the Combined Company Projections."

Assumptions Used in the Combined Company Projections

    Additional information relating to the principal assumptions used in preparing the Combined Company Projections is set forth below. See "Risk Factors" for a discussion of various factors that could materially affect the Combined Company's financial condition, results of operations, businesses, prospects and securities.

         (i) Effective Time; Plan Terms: The Combined Company Projections were prepared assuming an Effective Time of August 31, 1996. See "The Merger Agreement--Termination --Termination by Washington."

         (ii) General Economic Conditions: Current economic conditions and their impact on capital spending for engineering and construction services within each of the Combined Company's operating segments were assumed to continue throughout the Projection Period.

         (iii) Synergism: The Combined Company Projections were prepared on the assumption that the Combined Company would be able to recognize incremental revenue of $15 million in 1996, $51 million in 1997 and $109 million in 1998 due to the continuation and expansion of the Combined Company's ability (as compared to that of MK) to secure new work as a result of its improved financial condition (including new work that MK might have been able to participate in only indirectly, and less profitably, through joint ventures and similar arrangements). Earnings on the incremental revenue from synergism is assumed to approximate historical margins. The Combined Company Projections also assume savings in general and administrative expenses of $0.0 in 1996, $4.5 million in 1997 and $4.5 million in 1998 through the elimination of duplicative costs, net of one-time costs associated with the implementation of a plan to combine corporate functions.

         (iv) Revenues: Revenues for the Combined Company in 1996 reflect an assumed increase in revenues for Washington of over 40% from 1995, an assumed decrease in revenues for MK of 28% from 1995 and incremental revenues of $15 million from synergism. Revenues for the Combined Company in 1997 reflect an assumed increase in revenues for Washington of 15% from 1996 to 1997, an assumed decrease in revenues for MK of 5% from 1996 to 1997 and incremental revenues of $51 million from synergism. Revenues for the Combined Company in 1998 are assumed to increase by 15% from 1997, inclusive of $109 million in incremental revenues from synergism. Revenues were projected by each operating group and are based on the level of backlog for each of the operating groups at the beginning of each year, anticipated new work awards during that year and estimated levels of annual revenue recognition. The assumed increases in the new work awards and backlog are based upon the assumptions as to general economic conditions referred to in paragraph (ii) above, certain growth rate assumptions and the continuation and expansion of project bonding capacity. The Combined Company Projections assume projected revenue for MK and Washington on a stand-alone basis of $266,275 (which is the projected information for the three months ending December 31, 1996) and $322,741, respectively, for the year ending November 30, 1996, $1,169,683 and $371,152, respectively, for the year ending November 30, 1997 and $1,298,520 and $426,825, respectively, for the year ending November 30, 1998.

         (v) Operating Income: Projected operating income is based upon projected revenues, current profit margins, expected market conditions and historical performance of the Combined Company's principal operating groups. Profit margins are assumed to remain relatively constant throughout the Projection Period and include the impact of the synergism discussed in paragraph (iii) above.

         (vi) General and Administrative Expenses (G&A): G&A is based on MK's 1995 levels, with adjustments for assumed savings from the elimination of duplicative corporate functions following the Merger as discussed in paragraph (iii) above.

         (vii) Interest Expense: Interest expense is calculated on the total amount of debt assumed to be outstanding during the Projection Period and includes the amortization of costs associated with Washington's existing credit facility (assumed to continue through the Projection Period). New borrowings used to retire amounts outstanding under the DIP Facility are assumed to have a weighted average interest rate of 10% throughout the Projection Period.

         (viii) Equity in Net Income of Unconsolidated Affiliates: Represents the recognition of income from the Combined Company's unconsolidated affiliates accounted for by the equity method. For the Projection Period, equity in income of unconsolidated affiliates is assumed to be principally derived from the Combined Company's 33% ownership interest in MIBRAG mbH. The Combined Company Projections of equity in the net income of MIBRAG mbH are based on current earnings levels. The Combined Company Projections assume no cash distributions from MIBRAG mbH during the Projection Period.


         (ix) Income Taxes: Projected income taxes are based on a blended federal and state tax rate of 40% and an additional 3% to 7% consolidated impact for such items as foreign taxes and the non-tax deductible amortization of goodwill.

         (x) Net Income: Assumes projected net income for MK and Washington on a stand-alone basis of $1,189 (which is the projected information for the three months ending December 31, 1996) and $9,747, respectively, for the year ending November 30, 1996, $13,613 and $12,653, respectively, for the year ending November 30, 1997 and $15,407 and $13,538, respectively, for the year ending November 30, 1998.

         (xi) Purchase Accounting: The Combined Company Projections have been prepared in accordance with the applicable principles of purchase accounting. Under purchase accounting principles, the Combined Company will record an intangible asset equal to the excess, if any, of the purchase price paid by Washington to acquire MK over the net fair market value allocated to the identifiable assets and liabilities of MK (such excess, if any, being referred to herein as "Goodwill"). The Combined Company Projections assume that such amount will be amortized on a straight-line basis (i.e., ratably) over a period of 40 years. The Combined Company Projections assume that the purchase price paid by Washington to acquire MK will be $228.1 million, and that the net fair market value allocable to the identifiable assets and liabilities of MK will be $92.9 million, in each case as of the Effective Time, resulting in Goodwill of $135.2 million as of the Effective Time. Such assumptions are based upon, among other assumptions and estimates, an assumed per share value of WCGI Common Stock of $8.37, an assumed per warrant value of the Warrants of $2.50, and an assumption that the historical book value of MK's assets and liabilities generally approximates the fair value thereof, except for specific adjustments discussed in the Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information. See "The Combined Company Pro Forma Information."

         The foregoing assumptions and resultant computations were made solely for purposes of preparing the Combined Company Projections. The Combined Company will be required to determine the actual amount of Goodwill, if any, and the appropriate amortization period as of the Effective Time.
     Such determinations will be based on the fair values of MK's net assets and other relevant information as of the Effective Time. Although such determinations are not presently expected to result in the actual amount of Goodwill and related amortization being materially greater or less than the amounts thereof assumed for purposes of the Combined Company Projections, there can be no assurance with respect thereto. Any increase in the amount of amortization of Goodwill would reduce periodic income before taxes and net income.

         (xii) Net Operating Loss (NOL) Carryforwards: MK anticipates having substantial NOL carryforwards on the Effective Time. The Combined Company Projections assume that NOL carryforwards will be used by the Combined Company during the Projection Period as follows: $1.4 million in 1996, $19.7 million in 1997 and $16.8 million in 1998. See "Risk Factors--Risk Related to the Business of MK, Washington and the Combined Company."

         (xiii) Balance Sheet Considerations: Projections of changes in certain balance sheet accounts such as accounts receivable and accounts payable are based on historic ratios of such accounts to other accounts such as revenue and are modified, where appropriate, to recognize specific project or balance sheet item changes.


         (xiv) Debt And Redeemable Preferred Stock: The Combined Company Projections assume that the Combined Company will either utilize existing lines of credit or will secure a post-restructuring line of credit prior to the Effective Time that will be sufficient to retire the borrowings outstanding under the DIP Facility and provide for working capital and letter of credit availability throughout the

     Projection Period. The Projections also assume that the Combined Company will have adequate cash balances and cash flows from operations in 1997 to pay off the majority of its debt balances. The Combined Company Projections also assume that the Combined Company receives all $18 million of Foreign Tax Credit Refunds in 1998 and, accordingly, retires the Series A Preferred Stock in 1998.

                                                                      APPENDIX B

PROXY                 WASHINGTON CONSTRUCTION GROUP, INC.                  PROXY


THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF WCGI FOR
           THE SPECIAL MEETING OF STOCKHOLDERS ON SEPTEMBER 11, 1996

    The undersigned hereby appoints Dorn Parkinson and John H. Wimberly, and each of them, with full power of substitution in each, as Proxies, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Washington Construction Group, Inc. ("WCGI") which the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held on September 11, 1996, and any and all adjournments thereof.

    THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE MERGER PROPOSALS AS ENUMERATED IN PROPOSAL 1 AND PROPOSAL 2.

    THE APPROVAL OF EACH OF THE MERGER PROPOSALS IS CONDITIONED UPON APPROVAL OF BOTH OF THE MERGER PROPOSALS. ACCORDINGLY, A VOTE AGAINST EITHER OF THE MERGER PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST BOTH OF THE MERGER PROPOSALS.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Please mark your vote as this [x]


The Board of Directors recommends that you vote FOR the Merger Proposals as enumerated in Proposal 1 and Proposal 2.

1. Proposal to adopt the Merger Agreement providing for the merger of MK and WCGI, with WCGI continuing as the surviving corporation.

     FOR       AGAINST      ABSTAIN
     [_]       [_]          [_]

2. Proposal to adopt certain Amendments to the Certificate of Incorporation which are being proposed by the Board of Directors.

     FOR       AGAINST      ABSTAIN
     [_]       [_]          [_]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting and adjournments thereof.

ANY PREVIOUS PROXY EXECUTED BY THE UNDERSIGNED IS HEREBY REVOKED.
Receipt of the notice of the Special Meeting and the Proxy Statement is hereby acknowledged.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature(s) _________________________________________    Date _________________
NOTE: Please sign as addressed hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Attorneys should submit powers of attorney. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.